   As filed with the Securities and Exchange Commission on June 4, 2001

                                                      Registration No. 333-61084
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                 ------------

                              Amendment No. 1


                                    to

                                    FORM S-3
                             REGISTRATION STATEMENT
                                     Under
                           The Securities Act of 1933

                                 ------------

                               Concord EFS, Inc.
             (Exact name of registrant as specified in its charter)

              Delaware                                 04-2462252
   (State or other jurisdiction of        (I.R.S. Employer Identification No.)
   incorporation or organization)

                            2525 Horizon Lake Drive
                                   Suite 120
                               Memphis, TN 38133
                                 (901) 371-8000
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                                 Dan M. Palmer
         Chairman of the Board of Directors and Chief Executive Officer
                            2525 Horizon Lake Drive
                                   Suite 120
                               Memphis, TN 38133
                                 (901) 371-8000
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                   copies to:

         Imad I. Qasim, Esq.                     Allan G. Sperling, Esq.
     Sidley Austin Brown & Wood            Cleary, Gottlieb, Steen & Hamilton
           Bank One Plaza                           One Liberty Plaza
       Chicago, Illinois 60603                  New York, New York 10006
                                 ------------

   Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.
   If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]
   If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [_]
   If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
   If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
   If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                                 ------------

   The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to
Section 8(a), may determine.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+The information in this prospectus is not complete and may be changed. We may + +not sell these securities until the registration statement filed with the + +Securities and Exchange Commission is effective. This prospectus is not an + +offer to sell these securities and it is not soliciting an offer to buy these +
+securities in any state where the offer or sale is not permitted.             +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

                 SUBJECT TO COMPLETION, DATED JUNE 4, 2001


PROSPECTUS

                             19,031,849 Shares

[LOGO OF CONCORD]


                               Concord EFS, Inc.
                                  Common Stock
                                  $  per share

                                   --------

  We are selling 2,000,000 shares of our common stock, and the selling stockholders named in this prospectus are selling 17,031,849 shares. We will not receive any proceeds from the sale of the shares by the selling stockholders. We have granted the underwriters an option to purchase up to 2,854,000 additional shares of common stock to cover over-allotments.


  Our common stock is quoted on the Nasdaq National Market under the symbol "CEFT." The last reported sale price of our common stock on the Nasdaq National Market on May 31, 2001 was $50.70 per share.


                                   --------

  Investing in our common stock involves risks. See "Risk Factors" beginning on page 6.

  Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                                   --------


                                                        Per Share Total
                                                        --------- -----
Public Offering Price                                     $       $
Underwriting Discount                                     $       $
Proceeds to Concord (before expenses)                     $       $
Proceeds to the Selling Stockholders (before expenses)    $       $


  The underwriters expect to deliver the shares to purchasers on or about
, 2001.

                                   --------

Salomon Smith Barney          Goldman, Sachs & Co.       William Blair & Company
  Joint Book-              Joint Book-Running Manager      Joint Lead Manager
Running Manager

Banc of America Securities LLC
                  Bear, Stearns & Co. Inc.
                                  Merrill Lynch & Co.
                                                  Morgan Keegan & Company, Inc.

      , 2001

                     [Concord logo/diagrams illustrating
                     payment transaction processing cycle]

   You should rely only on the information contained in or incorporated by reference in this prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of any of these securities in any state where the offer is not permitted. You should not assume that the information contained in or incorporated by reference in this prospectus is accurate as of any date other than the date on the front of this prospectus.

                               TABLE OF CONTENTS


                                                                          Page
                                                                          ----
Prospectus Summary.......................................................   1

Risk Factors.............................................................   6

Special Note Regarding Forward-Looking Statements........................  11

Use of Proceeds..........................................................  12

Price Range of Common Stock..............................................  13

Dividend Policy..........................................................  13

Capitalization...........................................................  14

Selected Consolidated Financial Data.....................................  15

Management's Discussion and Analysis of Financial Condition and Results
 of Operations...........................................................  16

Business.................................................................  25

Management...............................................................  35

Principal and Selling Stockholders.......................................  37

Shares Eligible for Future Sale..........................................  43

United States Federal Tax Consequences to Non-United States Holders......  45

Underwriting.............................................................  47

Legal Matters............................................................  49

Experts..................................................................  49

Where You Can Find More Information......................................  50

Index to Consolidated Financial Statements............................... F-1


   Unless otherwise noted, the industry information provided in this prospectus, including the industry rankings, is based upon information contained in the following industry publications:

  . Thomson Financial's 2001 Card Industry Directory, for share of automated teller machines (ATMs) driven as of March 2000,


  . Thomson Financial's 2001 EFT Network Data Book, for share of branded network ATMs and share of personal identification number (PIN)-secured debit transactions processed through a debit network, in each case as of March 2000, and growth in number of installed ATMs, ATM transactions and PIN-secured debit transactions between 1995 and projected year-end 2000,

  . Thomson Financial's 2001 Debit Card and POS Market Data Book, for share of PIN-secured debit payment transactions acquired by a payment processor, based on 1999 transactions,

  . The Nilson Report, Issue No. 739, for share of dollar volume of credit and signature debit card payment transactions, based on 2000 transactions,


  . Thomson Financial's 1989 EFT Network Data Book and its 2001 EFT Network
    Data Book, for decrease in number of regional debit networks between 1989 and 2001 (as projected for 2001),


  . The Nilson Report, Issue No. 737, for share of total PIN-secured and signature debit transactions, based on 2000 transactions,

  . The Nilson Report, Issue Nos. 720 and 729, for share of all credit, debit and electronic benefits transfer card payment transactions, based on 1999 transactions,


  . The Nilson Report, Issue Nos. 632 and 729, with respect to percent of payment transactions represented by cash, checks, credit and debit cards, based on 1995 and 1999 transactions and projected 2005 and 2010 transactions,

  . The Nilson Report, Issue No. 726, for projected growth in PIN-secured debit transactions between 1999 and 2005, and

  . The Nilson Report, Issue No. 730, for growth in credit card purchase volume between 1995 and projected year-end 2000 and projected growth between 2000 and 2005.


We believe these publications contain the most current industry information published on the matters referenced, as of the date of this prospectus.

                               PROSPECTUS SUMMARY

   You should read the following summary with the more detailed information about us, including the information set forth under the heading "Risk Factors" and our financial statements with their accompanying notes that are included in this prospectus and in the documents incorporated by reference in this prospectus.

                               Concord EFS, Inc.

   Concord EFS, Inc. is a leading, vertically integrated electronic transaction processor. We acquire, route, authorize, capture and settle virtually all types of electronic payment and deposit access transactions for financial institutions and merchants nationwide. Our primary activities consist of Network Services, which provides automated teller machine (ATM) processing, debit card processing, deposit risk management and coast-to-coast debit network access principally for financial institutions, and Payment Services, which provides payment processing for supermarkets, major retailers, petroleum dealers, convenience stores, trucking companies and independent retailers. In 2000, we processed approximately 8.0 billion transactions. We are ranked as a market leader in several important categories, including:

   in our Network Services business:

  . #1 in the number of ATMs driven--we drive 16% of all ATMs in the United
    States,

  . #1 in the number of ATMs carrying a specific regional debit network brand--more than 50% of the ATMs in the United States carry our STARsm, MAC(R) or Cash Station(R) brand, and

  . #1 in the number of personal identification number (PIN)-secured debit payment transactions processed through a debit network--we process 50% of all PIN-secured debit payment transactions through our combined debit network, and in our Payment Services business:

  . #1 in the number of PIN-secured debit payment transactions acquired by a payment processor--we acquire 20% of all PIN-secured debit payment transactions,

  . #4 in the total number of credit, debit and electronic benefits transfer
    (EBT) card payment transactions processed--we process 9% of all credit, debit and EBT card payment transactions, and

  . #4 in the total dollar volume of credit and signature debit card payment transactions processed--we process 6% of all dollar volume for credit and signature debit card payments.


   We have attained our leadership position as a result of being one of the few fully integrated electronic transaction solutions providers and by focusing on selected industries moving rapidly to cashless commerce. Our portfolio of debit, credit, EBT, check and ATM services allows us to offer virtually any electronic payment or deposit access product needed by merchants and financial institutions. We believe that our strong internal growth rates and high rate of recurring revenues reflect our ability to satisfy and retain our existing customers and to acquire new customers.

   In 2000, our revenue was $1,407.1 million and our operating income was $293.5 million. Between 1996 and 2000, our operating income grew at a compound annual rate of 38.4%. Over this same period, our operating margin expanded from 18.3% to 20.9%.

   In 2000, we provided transaction services, including data capture, authorization and settlement services, for over 300,000 merchant locations. We own and operate the STAR debit network, which is comprised of the STAR, MAC and Cash Station debit networks, and we provide processing services for approximately 48,000 ATMs nationwide, of which we own approximately 700.

                             Investment Highlights

   We believe that the following factors are important in order to understand the growth potential of our business:

Industry Factors

   Key U.S. industry trends include:

  . PIN-secured debit transactions at the point of sale are estimated to have grown at a compound annual rate of 36% between 1995 and 2000 (as projected for 2000) to a total of 3.6 billion transactions.


  . The percentage of total payment transactions in which cash or checks were used as the method of payment decreased from 77% in 1995 to 72% in 1999 and is expected to further decrease to 61% by 2005.


  . ATM transaction volume is estimated to have grown at a compound annual rate of 6% between 1995 and 2000 (as projected for 2000) to a total of
    13.2 billion transactions.


  . The number of regional debit networks is estimated to have fallen from approximately 100 in 1989 to approximately 35 in 2001 (as projected for 2001).


  . Consumer expenditures on credit cards are estimated to have increased to $1,274 billion in 2000 (as projected for 2000) from $744 billion in 1995, representing a compound annual growth rate of 11%.


  . Consumers between the ages of 21 and 44 are the greatest users of ATMs and PIN-secured debit for payment, with greatest usage among consumers age 25 to 34, according to a 1999 study performed by The Applied Management & Planning Group on behalf of Star Systems, Inc. (STAR).


Company Factors

  . We are focused on select markets that are switching rapidly to electronic transaction processing. We believe, therefore, that our transaction volume will grow more rapidly than the overall market.

  . We are a fully integrated company providing end-to-end payment services.
    We believe this gives us a competitive advantage, because it allows our customers to acquire from us a full set of payment services required to process transactions and allows us to price our services competitively.

  . On February 1, 2001, we acquired STAR, the nation's largest PIN-secured debit network, which owns and operates the STAR debit network and processes ATM and point of sale (POS) transactions on behalf of financial institutions and merchants, and on August 21, 2000, we completed our acquisition of Cash Station, Inc., a leading Midwest PIN-secured debit network based in Chicago, Illinois. Following these acquisitions, our combined debit network, which is comprised of our STAR, MAC and Cash Station networks, now has approximately 6,200 financial institution members with approximately 124 million cards. Consumers carrying these cards have access to their deposit accounts at approximately 180,000 ATMs and an estimated 800,000 branded POS locations coast-to-coast.


  . Our national network of cards and terminals provides the critical mass necessary to bring new products to the financial services industry, including person-to-person payments, check electronification and secure debit payments on the Internet.

  . We strive to maintain a highly-efficient operating structure, including an emphasis on low overhead and cost control efforts. Our ownership of a national bank also allows us to reduce payments to outside vendors.

Operating Strategy

   Our operating strategy is to:

  . focus on markets which are switching rapidly to electronic payment cards,

  . utilize a multi-faceted sales approach to target selected vertical markets,

  . provide a fully integrated range of services,

  . cross-sell our services to existing clients,

  . leverage our PIN-secured debit infrastructure,

  . develop new products and services to meet market needs,

  . maintain a highly-efficient operating structure, and

  . seek selective acquisitions.

                                  The Offering

   The following information regarding shares outstanding after the offering is based on the number of shares outstanding as of May 25, 2001. It does not include a total of 30,119,469 shares reserved for issuance under the Concord EFS, Inc. 1993 Incentive Stock Option Plan, as amended, the Electronic Payment Services, Inc. 1995 Stock Option Plan, as amended, and the Star Systems, Inc. 2000 Equity Incentive Plan. Under those plans, options for the purchase of 25,452,004 shares were outstanding as of May 25, 2001, of which options for the purchase of 11,865,781 shares were exercisable at that date. Throughout this prospectus, unless we have stated otherwise, we have assumed that the underwriters' over-allotment option for an additional 2,854,000 shares of common stock has not been exercised.



Common stock offered by us....    2,000,000 shares
Common stock offered by
 selling stockholders.........   17,031,849 shares
Common stock outstanding after
 the offering.................  244,416,094 shares
Use of proceeds...............  For general corporate purposes, including for working capital. We will not receive any of the
                                proceeds from the sale of common stock by the
                                selling stockholders.
Nasdaq National Market
 symbol.......................  "CEFT"


   Our principal executive offices are located at 2525 Horizon Lake Drive, Suite 120, Memphis, Tennessee 38133, and our telephone number is (901) 371-8000.

                      Summary Consolidated Financial Data

   The summary consolidated financial data presented below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and notes to those financial statements included and incorporated by reference elsewhere in this prospectus. The summary consolidated financial data for the years ended December 31, 1998, 1999 and 2000 have been derived from our audited consolidated financial statements, which are included in this prospectus. The summary consolidated financial data for the years ended December 31, 1996 and 1997 have been derived from audited consolidated financial statements which are not included in this prospectus. The summary consolidated financial data as of March 31, 2001 and for the three months ended March 31, 2000 and 2001 have been derived from our unaudited condensed consolidated financial statements, which are included in this prospectus. The summary consolidated financial data has been restated for all periods presented to reflect the business combinations of Concord with Digital Merchant Systems of Illinois, Inc. and American Bankcard International, Inc. on June 30, 1998, Electronic Payment Services, Inc. on February 26, 1999, National Payment Systems Inc. d/b/a Card Payment Systems (referred to in this prospectus as Card Payment Systems) on January 31, 2000, Cash Station, Inc. on August 21, 2000 and STAR on February 1, 2001, each of which was accounted for as a pooling of interests. The column "As Adjusted" reflects our sale of 2,000,000 shares in this offering at an assumed public offering price of $50.70, after deducting underwriting discounts and commissions and estimated offering expenses payable by us.

                                                                                                  Three Months
                                                                                                      Ended
                                             Year Ended December 31,                                March 31,
                          ------------------------------------------------------------------    --------------------
                             1996         1997         1998         1999            2000          2000        2001
                          -----------  -----------  ----------- ------------    ------------    --------    --------
                           (in thousands except per share and per transaction numbers)             (unaudited)
Income Statement Data:
Revenue.................  $   436,371  $   622,573  $   812,824 $  1,060,010    $  1,407,140    $302,917    $375,638
Cost of operations......      288,401      421,969      552,469      735,467       1,009,954     222,515     270,268
Selling, general and
 administrative
 expenses...............       67,925       87,257       90,936       92,334          91,995      21,837      23,812
Acquisition expenses and
 restructuring charges..          --           --           --        36,189          11,691         776     125,362
                          -----------  -----------  ----------- ------------    ------------    --------    --------
Operating income........       80,045      113,347      169,419      196,020         293,500      57,789     (43,804)
Interest income
 (expense), net.........      (10,087)      (1,688)       2,604       16,251          37,243       7,477      12,359
Equity in earnings
 (loss) of subsidiary...         (394)        (165)         281          --              --          --          --
                          -----------  -----------  ----------- ------------    ------------    --------    --------
Income before taxes and
 minority interest......       69,564      111,494      172,304      212,271         330,743      65,266     (31,445)
Income taxes (benefit)..       26,970       45,081       65,709       82,906         120,220      23,608      (5,626)
Minority interest in net
 income of subsidiary...          --           --           --           124             597         146         173
                          -----------  -----------  ----------- ------------    ------------    --------    --------
Net income (loss).......  $    42,594  $    66,413  $   106,595 $    129,241    $    209,926    $ 41,512    $(25,992)
                          ===========  ===========  =========== ============    ============    ========    ========
Basic earnings (loss)
 per share..............  $      0.21  $      0.30  $      0.48 $       0.56    $       0.88    $   0.17    $  (0.11)
Diluted earnings (loss)
 per share..............  $      0.20  $      0.29  $      0.46 $       0.54(1) $       0.85(1) $   0.17(1) $  (0.11)(1)
Basic shares............      207,133      222,584      224,235      231,843         239,179     238,636     241,664
Diluted shares..........      213,759      228,381      231,396      239,867         247,997     244,748     241,664
Other Data:
Number of transactions
 processed (in
 millions)..............        3,295        4,404        5,537        6,592           8,004          NA          NA
Operating income per
 transaction (2)........  $     0.024  $     0.026  $     0.031 $      0.035    $      0.038          NA          NA


                                                           As of March 31, 2001
                                                          ----------------------
                                                            Actual   As Adjusted
                                                          ---------- -----------
                                                              (in thousands,
                                                                unaudited)
Balance Sheet Data:
Working capital.......................................... $  729,383 $  825,427
Total assets............................................. $1,753,313 $1,849,357
Long-term debt........................................... $  111,562 $  111,562
Total stockholders' equity............................... $1,133,758 $1,229,802

--------
(1) Excluding acquisition and restructuring charges and related taxes, diluted earnings per share for the years ended 1999 and 2000 and for the three month periods ended March 31, 2000 and 2001 were $0.65, $0.88, $0.17 and $0.24, respectively.
(2) Amounts exclude acquisition and restructuring charges. Including such charges, operating income per transaction in 1996, 1997, 1998, 1999 and 2000 was $0.024, $0.026, $0.031, $0.030 and $0.037, respectively.

                                  RISK FACTORS

   Before you invest in our common stock, you should be aware that there are various risks, including those described below, that could have a material adverse effect on our business, including our operating results and financial condition. The risk factors listed in this section, as well as any cautionary language in this prospectus, provide examples of risks, uncertainties and events that may cause our actual results to differ materially from the expectations we describe in our forward-looking statements. You should carefully consider these risk factors, together with all of the other information included in this prospectus, before you decide whether to purchase shares of our common stock.

If we fail to successfully execute our corporate consolidation plan, our operating results and financial condition could be adversely affected.

   In the first quarter of 2001, we initiated a company-wide consolidation plan to integrate our recent acquisitions, including STAR. The plan is intended, among other things, to eliminate operational redundancies and functionally integrate the STAR organization into Concord. We cannot assure you that we will be able to combine our operations without encountering difficulties or experiencing the loss of key employees or customers or that the expected benefits from such combination will be realized. If we are unsuccessful in executing our consolidation plan, our operating results and financial condition could be adversely affected.

If we lose key personnel or are unable to attract additional qualified personnel as we grow, our business could be adversely affected.

   We are dependent upon the ability and experience of a number of our key management personnel who have substantial experience with our operations, the rapidly changing electronic payment processing industry and the selected markets in which we offer our services. It is possible that the loss of the services of one or a combination of our senior executives or key managers would have an adverse effect on our operations. Our success also depends on our ability to continue to attract, manage and retain other qualified middle management and technical and clerical personnel as we grow. We cannot assure you that we will continue to attract or retain such personnel.

Loss of key customers could reduce our revenue and net income.

   As a result of our competitive business environment, we experience some customer attrition. Customer attrition is due to several factors, including losses to competitors, business acquisitions and mergers and business closures. We cannot assure you that any of our contracts for credit and debit card, ATM processing and/or debit network access services will be renewed or, if renewed, will be renewed on terms as favorable to us as at present. If they are not renewed, we may not be able to reduce our costs in proportion to the lost revenue, because many of our costs are fixed. Increased attrition could therefore have an adverse effect on our revenue and net income.

We face significant competition in each of our lines of business.

   The businesses of electronic payment processing and settlement, ATM processing, debit card processing and debit network access services are all highly competitive. The level of competition has increased in recent years, and other service providers have established a sizable market share in some of the service areas in which we compete. In addition, competitors to our network, which consist of other national and regional debit networks, continue to consolidate as large banks merge and combine their debit networks and as shared debit networks continue to combine into larger, super-regional conglomerates. The continued expansion of the national debit networks operated by VISA and MasterCard also places increasing competitive pressure on other networks as banks seek to consolidate their network affiliations. Several of our competitors and potential competitors have greater capital and technological, management and marketing resources than we have, and we cannot assure you that we will continue to be able to compete successfully with such entities. In addition, the competitive pricing pressures that would result from any increase in competition could adversely affect our margins and may have an adverse effect on our operating results and financial condition. See "Business-- Competition."

Current or future card association rules and practices could adversely affect our business.

   EFS National Bank is a member of the VISA and MasterCard organizations and is a registered processor of Discover, American Express and Diners Club transactions. We compete directly with VISA and MasterCard in the provision of transaction processing services. Further, the rules of the credit card associations are set by member banks or, in the case of Discover, American Express and Diners Club, by the card issuers, and some of those banks and issuers are our competitors with respect to these services. With respect to our EBT business, the governmental issuers of the benefits set the rules governing such transactions, and the financial institutions or processors hired by the government administer them. We cannot assure you that the credit card associations will maintain our registrations or that the current card association or EBT rules allowing us to market and provide transaction processing services will remain in effect. The termination of our member registration or our status as a certified processor, or any changes in card association or EBT rules that limit our ability to provide transaction processing and marketing services, could have an adverse effect on our transaction volumes and revenue or operating costs. In addition, if we were precluded from processing any of these card association transactions, there can be no assurance that our processing clients would continue to use us to process transactions in other networks.

   In addition, our STAR network, as a result of the combination of the STAR, MAC and Cash Station networks, is the first regional debit network that may potentially be viewed as achieving national status in terms of size and geographic coverage. Current VISA and MasterCard rules prohibit their members from issuing the debit cards or credit cards of any competing national network, with the exception of each other. These rules also prohibit the coexistence of competing national marks on their credit and branded debit cards. If VISA or MasterCard were to determine that STAR is a competing national network and mark, they could attempt to prohibit their members from issuing STAR-branded cards and/or prohibit the coexistence of the STAR mark with the VISA and/or MasterCard marks on debit and credit cards. If this occurred, we cannot predict whether, when forced to choose between us and other brands, issuing banks would favor us over VISA or MasterCard. Further, we could lose access to the VISA or MasterCard network and cardholders, which could adversely affect our ATM transactions, PIN-secured and signature debit transactions, credit card transactions and prospects for future growth.

   In addition, VISA's combined PIN-based and signature debit product called VISA Check Card II could adversely impact our Network Services business if a significant number of financial institutions issue the product or if VISA reinstitutes its original rule prohibiting the placement of competing debit marks on the product.

We must remain current with rapid technological change.

   Our ability to provide services is heavily dependent upon our use of and access to computing and telecommunications technology. The transaction payment processing business has been characterized by rapid technological change. We cannot assure you that we will be able to continue to incorporate new developments in payment processing technology or that the costs involved in doing so will not be substantial.

Acquisitions involve risks that could cause our actual growth to differ from our expectations.

   We expect to continue to seek selective acquisitions as an element of our growth strategy. It is possible that recent or future acquisitions could have an adverse effect upon our operating results, particularly in the fiscal quarters immediately following the completion of such transactions while the operations of the acquired entities are being integrated into our operations. For example, we may not be able to successfully integrate acquired businesses in a timely manner. We may also incur substantial costs, delays or other operational or financial problems during the integration process. In addition, we could incur additional indebtedness to finance acquisitions.

If additional state taxes are imposed on us, our operating results and financial condition could be adversely affected.

   Transaction processing companies like us may be subject to state taxation of certain portions of their fees charged to customers for their services. Application of this tax is an ongoing issue in the industry, and the states have not yet adopted uniform guidelines implementing these regulations. If we are required to pay these taxes and are unable to pass this tax expense through to our customers, our operating results and financial condition could be adversely affected.

Continued consolidation in the banking and retail industries could adversely affect our growth.

  . Our Network Services business could be adversely affected. As banks consolidate, our ability to successfully offer our Network Services will depend in part on whether the institutions that survive those consolidations are willing to outsource their ATM and debit processing to third-party vendors like us and whether those institutions have pre-existing relationships with any of our competitors. Larger institutions with more geographically dispersed customer bases may wish to consolidate their network participation with fewer networks having the broadest geographic coverage and the best service offerings. As regional networks continue to consolidate, we may lose network business if we are unable to continue to offer a range of products that is competitive in terms of geographic distribution as well as quality and breadth of service. Larger banks that continue to participate in our network may also process proportionately fewer ATM transactions through our network as more transactions can be handled within the bank's own internal systems.

  . Our Payment Services business could lose customers and fee revenue could decrease. Continued consolidation in the retail industry, which makes up a substantial portion of our customer base for Payment Services, could impede our ability to grow as the survivors of such consolidation may have relationships with competitors or may be more interested in pursuing internal processing options due to their increased scale. Larger merchants with larger transaction volumes may also demand lower fees which could result in lower operating margins for us.

We are subject to the business cycles and credit risk of our merchant customers.

   A recessionary economic environment could have a negative impact on our customers, particularly smaller merchants and trucking companies, which could, in turn, negatively impact our financial results. If our customers make fewer sales of their products and services, we will have fewer transactions to process, resulting in lower revenue.

   In addition, in a recessionary environment our merchant customers could experience a higher rate of bankruptcy filings which could adversely affect us financially. We bear credit risk for billing disputes between credit card holders and bankrupt merchants. In the event a billing dispute between a credit card holder and a merchant is not resolved in favor of the merchant, the transaction is normally charged back to the merchant, and the purchase price is refunded to the cardholder. However, if that merchant files for bankruptcy or is otherwise unable or unwilling to pay, we must bear the credit risk for the full transaction amount of these chargebacks. Billing disputes would include instances where a customer ordered goods or services on credit, but those goods and services are not delivered by the defunct merchant. We cannot assure you that chargebacks will not increase in the future. Increases in chargebacks that are not paid by merchants could have an adverse effect on our operating results and financial condition.

The outcome of litigation involving VISA and MasterCard could have a negative impact on our business.

   VISA and MasterCard have been sued by the Department of Justice (DOJ) for alleged violation of the Federal antitrust laws arising out of their respective functionally identical policies of (1) allowing members in the respective organization to issue cards participating in the other organization's system and (2) prohibiting their members from issuing cards in competing systems other than VISA, MasterCard or Citigroup, the largest owner/member of VISA and MasterCard. The potential impact of this litigation on us depends upon whether or not the DOJ is successful, and if it is successful, the relief ordered by the court. We do not currently issue cards in either system and have not been deemed to operate a competing system by either VISA or MasterCard. If VISA and MasterCard are permitted to prohibit members from issuing cards in competing systems, however, there could be a significant negative impact on us if VISA or MasterCard were then to deem the STAR debit network to be a competing system for these purposes.

   VISA and MasterCard also have been sued in a class action case brought by merchants who allege that VISA and MasterCard have (1) unlawfully tied merchant acceptance of VISA and MasterCard signature debit cards to merchant acceptance of VISA and MasterCard credit cards and (2) attempted and conspired to monopolize the market for debit cards, a market in which we compete against VISA and MasterCard. The potential impact of this litigation on us depends upon whether or not the plaintiffs are successful and, if they are successful, the relief ordered by the court or, if they are not successful, the business practices adopted by VISA and MasterCard as a result.

Utility and system interruptions or processing errors could adversely affect our operations.

   In order to promptly process transactions, our computer equipment and network servers must be functional on a 24-hour basis, which requires access to telecommunications facilities and the availability of electricity. Further, with respect to certain processing services for the STAR debit network, we are dependent on the systems and services of a third party vendor. Telecommunications services and the electricity supply are susceptible to disruption. Computer system interruptions and other processing errors, whether involving our own systems or our third party vendor's system, may result from such disruptions or from human error or other unrelated causes. Any extensive or long-term disruptions in our processing services could cause us to incur substantial additional expense, which could have an adverse effect on our operations and financial condition.

We may be susceptible to fraud occurring at the merchant level.

   Merchant fraud includes recording false sales transactions or false credits by the merchant or its customers. Under some circumstances we bear the risk of incidents of merchant fraud. It is possible that incidents of merchant fraud could increase in the future. Increased incidents of merchant fraud could have an adverse effect on our operating results and financial condition.

Changes in card association fees, products or practices could increase our costs or otherwise limit our operations.

   From time to time, VISA, MasterCard, Discover, American Express and Diners Club increase the organization and/or processing fees (known as interchange fees) that they charge. For example, in April 1999 VISA and MasterCard increased their fees by up to 10%. It is possible that competitive pressures will result in our absorbing a portion of such increases in the future, which would increase our operating costs and reduce our profit margin. Furthermore, the rules and regulations of the various card associations and networks prescribe certain capital requirements. Any increase in the capital level required would further limit our use of capital.

Revenue growth in ATM processing could slow because of restrictions on surcharging.

   Revenue from "convenience fees" or "surcharges" imposed by owners of ATMs, including Concord, has been a significant factor in the recent growth in our ATM processing business, since such fees have encouraged ATM owners to deploy additional terminals. There have been initiatives at the federal, state and local levels to limit surcharges. To the extent that ATM deployment does not continue to grow at recent rates due to the enactment and successful enforcement of statutory restrictions on surcharges, the availability of fewer favorable retail ATM locations or other factors, demand for our ATM processing services may not continue to grow at recent rates or may decline.

Rules and regulations governing financial institutions and changes to those rules and regulations could limit our business.

   We are a financial holding company and a bank holding company subject to regulation under the Bank Holding Company Act of 1956, as amended, and to regulation by the Board of Governors of the Federal Reserve System (Federal Reserve). Our two bank subsidiaries are subject to additional regulation. EFS National Bank is a national banking association established under the National Bank Act and is subject to regulation by the Office of the Comptroller of the Currency as well as the Federal Reserve. EFS Federal Savings Bank operates under the Home Owners' Loan Act and the rules of the Office of Thrift Supervision, which has primary regulatory and supervisory jurisdiction over it. The Federal Deposit Insurance Corporation insures the domestic deposits of both banks under the Federal Deposit Insurance Act. The restrictions imposed by these and other laws governing the activities of national banks, federal savings banks and their holding companies and related regulations and restrictions imposed by regulatory agencies limit our discretion and the discretion of EFS National Bank, EFS Federal Savings Bank and their affiliates in operating their businesses. These limitations include:

  . restrictions on engaging in activities that are not approved by the Federal Reserve as financial in nature or incidental or complementary to a financial activity,

  . restrictions on mergers and acquisitions involving companies engaged in activities other than those approved by the Federal Reserve as financial in nature or incidental or complementary to a financial activity,

  . narrower constraints on activities, mergers and acquisitions if EFS
    National Bank or EFS Federal Savings Bank do not remain well capitalized and well managed or do not maintain "satisfactory" ratings under the Community Reinvestment Act,

  . minimum capital requirements at both the holding company and bank levels,

  . restrictions on dividends by banking entities,

  . restrictions on intercompany transactions, and

  . restrictions on tie-ins involving the products or services of EFS
    National Bank or EFS Federal Savings Bank.

   Material changes in applicable federal or state regulation of financial institutions could increase our operating costs, change the competitive environment or otherwise adversely affect us. We cannot assure you that these laws and regulations will not be amended or interpreted differently by regulatory authorities, or that new laws and regulations will not be adopted, which could adversely affect our operations, financial condition and prospects.

   In addition, we are subject to the financial privacy provisions of the Gramm-Leach-Bliley Act (the GLB Act). As a result, certain consumer financial information that we receive may be subject to limitations on reuse and redisclosure under the GLB Act. Additionally, pending legislation at the state and federal levels may further restrict our information gathering and disclosure practices. Existing and potential future privacy laws may limit our ability to develop new products and services that make use of certain data gathered through our Network Services and Payment Services businesses.

Shares eligible for future sale could adversely affect the market price of our common stock.

   Sales of a substantial number of shares of our common stock in the public market following this offering could adversely affect the prevailing market price of the common stock and could impair our ability to raise additional equity capital in the future. Upon completion of this offering, we will have 244,416,094 shares of common stock outstanding (based on outstanding shares as of May 25, 2001, assuming the underwriters do not exercise their over-allotment option and excluding 25,452,004 shares issuable upon exercise of options outstanding as of May 25, 2001). Of these shares, 225,052,837 shares (assuming the selling stockholders sell all of their 17,031,849 shares offered in this offering) will be freely tradable without restriction or further registration under the Securities Act of 1933 (the Securities Act) unless purchased by an "affiliate" of ours, as that term is defined in Rule 144 under the Securities Act, which sales will be subject to the volume limitations and other restrictions set forth in Rule 144.

   Of the remaining shares,

  . 6,225,000 shares held by the two former stockholders of Card Payment
    Services are eligible for sale to the public, subject to compliance with the volume limitations and other conditions of Rule 144, and

  . 5,328,615 shares held by our directors and executive officers will be eligible for sale in the public market after the applicable lock-up period, subject to compliance with the volume limitations and other conditions of Rule 144.


   Furthermore, an additional 30,119,469 shares that may be issued in the future upon exercise of options granted and to be granted under our stock option plans have been registered under the Securities Act and, therefore, will be freely tradable when issued (subject to the volume limitations and other conditions of Rule 144, in the case of shares to be sold by our affiliates). Of these options, 10,379,150 shares are covered by the lock-up period for directors and officers referred to above. Finally, certain former STAR stockholders and former Card Payment Services stockholders will have certain rights to demand registration of the shares owned by them and will have the right, subject to certain restrictions and limitations, to participate in future registered sales of our stock. See "Shares Eligible for Future Sale." In addition, each of the selling stockholders has agreed not to sell or distribute any shares of our common stock except under this offering within seven days prior to, or 90 days beginning on, the effective date of the registration statement of which this prospectus is a part. See "Underwriting."


The price of our common stock could be volatile.

   In recent years, there has been and may continue to be significant volatility in the market price for our common stock. See "Price Range of Common Stock." Factors such as changes in quarterly operating results, the gain or loss of significant contracts, the entry of new competitors into our markets, changes in management, announcements of technological innovations or new products by us or our competitors and general events and circumstances beyond our control could have a significant impact on the future market price of our common stock and the relative volatility of such market price. In the past, following periods of volatility in the market price of a company's securities, securities class action litigation has often been instituted against that company. If similar litigation were instituted against us, it could result in substantial costs and a diversion of our management's attention and resources, which could have an adverse effect on our business.

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

   This prospectus contains or incorporates by reference forward-looking statements made pursuant to the safe harbor provisions of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934 (the Exchange Act). These statements reflect management's expectations, estimates and assumptions, based on information available at the time this prospectus, or any document that is incorporated into this prospectus by reference, was prepared. These forward-looking statements include, but are not limited to, statements regarding future events, plans, goals, objectives and expectations. When used in this prospectus, the words "anticipate," "believe," "estimate," "expect," "plan," "intend," "likely," "will," "should" and similar expressions are intended to identify forward-looking statements.

   Forward-looking statements involve risks, uncertainties and other factors which may cause our actual performance or achievements to be materially different from any future results, performance or achievements expressed or implied by those statements. These risks, uncertainties and other factors include, but are not limited to, those set forth in the following sections of this prospectus:

  . ""Prospectus Summary--Investment Highlights"

  .  "Risk Factors"

  . ""Management's Discussion and Analysis of Financial Condition and Results of Operations"

  . ""Business--Industry Overview," "--Strategy," "--Marketing and Customers" and "--Competition"

   Other risks may be discussed elsewhere in the documents we incorporate into this prospectus by reference. These events and uncertainties are difficult or impossible to predict accurately, and many are beyond our control.

   The inclusion of forward-looking statements should not be regarded as a representation that the future expectations, estimates and assumptions we contemplate will be achieved. Furthermore, past performance in operations and share price is not necessarily predictive of future performance. We assume no obligation to release publicly the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of those statements or to reflect the occurrence of anticipated or unanticipated events. You are cautioned not to rely on forward-looking statements.

                                USE OF PROCEEDS

   We anticipate that we will receive net proceeds of approximately $96.0 million from the sale of the 2,000,000 shares of common stock we are offering, based on an assumed public offering price of $50.70 per share and after deducting underwriting discounts and commissions and estimated offering expenses payable by us. If the underwriters exercise their over-allotment option in full, we anticipate we will receive total net proceeds of approximately $235.0 million. We intend to use our net proceeds from this offering for general corporate purposes, including working capital. We will not receive any of the proceeds from the sale of common stock by the selling stockholders.

                          PRICE RANGE OF COMMON STOCK

   Our common stock trades on the Nasdaq National Market under the symbol "CEFT." The following table sets forth, for the periods presented, the range of high and low sales prices per share of our common stock, as reported on the Nasdaq National Market.


                                                                  Common Stock
                                                                      Price
                                                                  -------------
                                                                   High   Low
                                                                  ------ ------
Year ended December 31, 1999
  First Quarter.................................................. $27.96 $16.92
  Second Quarter.................................................  28.25  18.79
  Third Quarter..................................................  27.50  19.83
  Fourth Quarter.................................................  33.50  19.38
Year ended December 31, 2000
  First Quarter..................................................  28.00  15.31
  Second Quarter.................................................  29.13  18.63
  Third Quarter..................................................  36.50  25.69
  Fourth Quarter.................................................  48.13  33.00
Year ending December 31, 2001
  First Quarter..................................................  49.94  34.00
  Second Quarter (through May 31, 2001)..........................  51.40  37.44


   On May 31, 2001, the closing price of our common stock as reported on the Nasdaq National Market was $50.70 per share. As of May 25, 2001, we had approximately 575 holders of record of common stock.


                                DIVIDEND POLICY

   We have never paid cash dividends on our capital stock. It is our present policy to retain earnings to finance our operations and growth, and we do not expect to pay any dividends in the foreseeable future.

                                 CAPITALIZATION

   The following table sets forth our capitalization as of March 31, 2001 and as adjusted to reflect our sale of common stock in this offering at an assumed public offering price of $50.70, after deducting underwriting discounts and commissions and estimated offering expenses payable by us. You should read this information in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and the notes to those financial statements appearing elsewhere in this prospectus.



                                                          As of March 31, 2001
                                                          ---------------------
                                                                         As
                                                            Actual    Adjusted
                                                          ---------- ----------
                                                             (in thousands)
Long-term debt........................................... $  111,562 $  111,562
Stockholders' equity:
  Common stock, $0.33 1/3 par value per share, 750,000
   shares authorized; 242,274 shares issued and
   outstanding, actual; 244,274 shares issued and
   outstanding, as adjusted..............................     80,758     81,425
  Additional paid-in capital.............................    449,417    544,794
  Retained earnings and accumulated other comprehensive
   income................................................    603,583    603,583
                                                          ---------- ----------
    Total stockholders' equity...........................  1,133,758  1,229,802
                                                          ---------- ----------
      Total capitalization............................... $1,245,320 $1,341,364
                                                          ========== ==========

                      SELECTED CONSOLIDATED FINANCIAL DATA

   The selected consolidated financial data presented below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and notes to those financial statements included and incorporated by reference elsewhere in this prospectus. The selected consolidated financial data for the years ended December 31, 1998, 1999 and 2000 have been derived from our audited consolidated financial statements, which are included in this prospectus. The selected consolidated financial data for the years ended December 31, 1996 and 1997 have been derived from audited consolidated financial statements which are not included in this prospectus. The selected consolidated financial data as of March 31, 2001 and for the three months ended March 31, 2000 and 2001 have been derived from our unaudited condensed consolidated financial statements, which are included in this prospectus. The selected consolidated financial data has been restated for all periods presented to reflect the business combinations of Concord with Digital Merchant Systems of Illinois and American Bankcard International on June 30, 1998, Electronic Payment Services on February 26, 1999, Card Payment Systems on January 31, 2000, Cash Station on August 21, 2000 and STAR on February 1, 2001, each of which was accounted for as a pooling of interests. The column "As Adjusted" reflects our sale of 2,000,000 shares in this offering at an assumed public offering price of $50.70, after deducting underwriting discounts and commissions and estimated offering expenses payable by us.

                                                                                                    Three Months
                                                                                                        Ended
                                              Year Ended December 31,                                 March 31,
                          --------------------------------------------------------------------    --------------------
                             1996         1997         1998         1999             2000           2000        2001
                          -----------  -----------  ----------- -------------    -------------    --------    --------
                            (in thousands except per share and per transaction numbers)              (unaudited)
Income Statement Data:
Revenue.................  $   436,371  $   622,573     $812,824 $   1,060,010    $   1,407,140    $302,917    $375,638
Cost of operations......      288,401      421,969      552,469       735,467        1,009,954     222,515     270,268
Selling, general and
 administrative
 expenses...............       67,925       87,257       90,936        92,334           91,995      21,837      23,812
Acquisition expenses and
 restructuring charges..          --           --           --         36,189           11,691         776     125,362
                          -----------  -----------  ----------- -------------    -------------    --------    --------
Operating income........       80,045      113,347      169,419       196,020          293,500      57,789     (43,804)
Interest income
 (expense), net.........      (10,087)      (1,688)       2,604        16,251           37,243       7,477      12,359
Equity in earnings
 (loss) of subsidiary...         (394)        (165)         281           --               --          --          --
                          -----------  -----------  ----------- -------------    -------------    --------    --------
Income before taxes and
 minority interest......       69,564      111,494      172,304       212,271          330,743      65,266     (31,445)
Income taxes (benefit)..       26,970       45,081       65,709        82,906          120,220      23,608      (5,626)
Minority interest in net
 income of subsidiary...          --           --           --            124              597         146         173
                          -----------  -----------  ----------- -------------    -------------    --------    --------
Net income (loss).......  $    42,594  $    66,413     $106,595 $     129,241    $     209,926    $ 41,512    $(25,992)
                          ===========  ===========  =========== =============    =============    ========    ========
Basic earnings (loss)
 per share..............  $      0.21  $      0.30  $      0.48 $        0.56    $        0.88    $   0.17    $  (0.11)
Diluted earnings (loss)
 per share..............  $      0.20  $      0.29  $      0.46 $        0.54(1) $        0.85(1) $   0.17(1) $  (0.11)(1)
Basic shares............      207,133      222,584      224,235       231,843          239,179     238,636     241,664
Diluted shares..........      213,759      228,381      231,396       239,867          247,997     244,748     241,664

Other Data:
Number of transactions
 processed
 (in millions)..........        3,295        4,404        5,537         6,592            8,004          NA          NA
Operating income per
 transaction(2).........  $     0.024  $     0.026  $     0.031 $       0.035    $       0.038          NA          NA


                                                         As of March 31, 2001
                                                      ---------------------------
                                                        Actual      As Adjusted
                                                      ------------ --------------
                                                      (in thousands, unaudited)
Balance Sheet Data:
Working capital...................................... $    729,383 $    825,427
Total assets......................................... $  1,753,313 $  1,849,357
Long-term debt....................................... $    111,562 $    111,562
Total stockholders' equity........................... $  1,133,758 $  1,229,802

--------
(1) Excluding acquisition and restructuring charges and related taxes, diluted earnings per share for the years ended 1999 and 2000 and for the three month periods ended March 31, 2000 and 2001 were $0.65, $0.88, $0.17 and $0.24, respectively.
(2) Amounts exclude acquisition and restructuring charges. Including such charges, operating income per transaction in 1996, 1997, 1998, 1999 and 2000 was $0.024, $0.026, $0.031, $0.030 and $0.037, respectively.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

   You should read the following discussion together with our consolidated financial statements and the notes to those financial statements, which are included in this prospectus. This prospectus contains forward-looking statements that reflect our plans, estimates and beliefs. Our actual results could differ materially from those discussed in the forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, those discussed below and elsewhere in this prospectus, particularly in "Risk Factors." In addition to the other information in this prospectus, you should carefully consider the following discussion and the information set forth under "Risk Factors" and "Special Note Regarding Forward-Looking Statements" in evaluating us and our business before purchasing our common stock in this offering.

Overview

   Concord EFS, Inc. is a leading, vertically integrated electronic transaction processor. We acquire, route, authorize, capture and settle virtually all types of electronic payment and deposit access transactions for financial institutions and merchants nationwide. Our primary activities consist of Payment Services, which provides payment processing for supermarkets, major retailers, petroleum dealers, convenience stores, trucking companies and independent retailers, and Network Services, which provides ATM processing, debit card processing, deposit risk management and coast-to-coast debit network access principally for financial institutions.

   We recently expanded our debit network in our Network Services area through two acquisitions. On February 1, 2001, we completed our acquisition of STAR, the nation's largest PIN-secured debit network, based in Maitland, Florida. The merger was accounted for as a pooling of interests transaction in which we exchanged approximately 24.0 million shares of our common stock for all of STAR's outstanding common stock. On August 21, 2000, we completed our acquisition of Cash Station, a leading Midwest PIN-secured debit network based in Chicago, Illinois. This acquisition was accounted for as a pooling of interests transaction in which we exchanged approximately 2.5 million shares of our stock for all of the outstanding common stock of Cash Station.

   Early in 2000 we completed two acquisitions in the Payment Services area. On February 7, 2000, we completed our acquisition of Virtual Cyber Systems, Inc., an Internet software development company. This acquisition, for which we paid approximately $2 million, was accounted for as a purchase transaction and was immaterial to our financial statements. On January 31, 2000, we completed our acquisition of National Payment Services Inc. d/b/a Card Payment Systems, a New York-based reseller of payment processing services. Card Payment Systems provides card-based payment processing services to independent sales organizations, which in turn sell those services to merchants. The acquisition was accounted for as a pooling of interests transaction in which we exchanged
6.2 million shares of our stock for all the outstanding shares of Card Payment Systems' common stock. We incurred acquisition costs of $0.8 million related to this transaction during the first quarter of 2000.


   In the first quarter of 2001, we initiated a company-wide consolidation plan in order to address areas of operating redundancies created by our recent acquisitions. The plan includes consolidation of data centers and other facilities to eliminate redundancies, the reassignment or termination of certain employees timed to coincide with the integration of redundant processing platforms and the functional integration of the STAR organization into Concord. During the next 12 months we intend to take steps to capture synergies within our network operations and align our resources across the enterprise for greater efficiency and improved service delivery. During the first quarter of 2001, we incurred a charge of $86.4 million, net of taxes, related to our consolidation plan, including costs incurred in combining operating platforms and facilities, communications conversion costs, asset write-offs, severance and compensation costs, as well as investment banking fees and advisory, legal and accounting fees incurred in the acquisition of STAR.


   As a result of our acquisition of STAR, we acquired a majority interest in Primary Payment Systems, Inc., a company providing deposit risk management services to merchants and financial institutions. We own an 85% interest in Primary Payment Systems, with the remainder owned by certain financial institutions and a credit union service provider. Primary Payment Systems' deposit risk management services provide advance notification of potential losses associated with fraudulent checks or high risk accounts utilizing a national database currently composed of 147 million deposit accounts. This majority-owned subsidiary recently expanded its operations in the deposit risk management area through its acquisition of Wally Industries, Inc., d/b/a WJM Technologies. WJM's front-end tools which screen new deposit accounts before they are opened increase the breadth of Primary Payment Systems' deposit risk management services. Primary Payment Systems anticipates that the addition of WJM will enable it to develop more powerful fraud filters that can be extended to other markets, as well as provide additional cross-selling opportunities and augment customer retention.

   The following discussion reflects the business combinations of Concord with Digital Merchant Systems of Illinois and American Bankcard International on June 30, 1998, Electronic Payment Services on February 26, 1999, Card Payment Systems on January 31, 2000, Cash Station on August 21, 2000 and STAR on February 1, 2001, each of which was accounted for as a pooling of interests. As a result, the growth in revenue discussed below reflects internal rates of growth, since each acquired company is treated as a part of Concord for all periods indicated.

Components of Revenue and Expenses

   Payment Services and Network Services are our two reportable business segments. These business units are managed separately because they offer distinct products for different end users. All of our revenue is generated in the United States, and no single customer of Concord accounts for a material portion of our revenue. Over 75% of our total revenue is tied to contracts with terms of between three and five years.

   The majority of our revenue (60.7% in the first quarter of 2001, 62.8% in 2000 and 60.9% in 1999) is generated from fee income related to Payment Services. Revenue from Payment Services primarily includes discount fees charged to merchants, which are a percentage of the dollar amount of each credit card transaction we process, as well as a flat fee per transaction. The discount fee is negotiated with each merchant and typically constitutes a bundled rate for the transaction authorization, processing, settlement and funds transfer services we provide. The balance of Payment Services revenue is derived from transaction fees for processing debit card and EBT card transactions, check verification and authorization services and sales of POS terminals. We recognize this revenue at the time of the transaction.

   The other principal component of our revenue derives from Network Services (39.3% in the first quarter of 2001, 37.2% in 2000 and 39.1% in 1999). Network Services revenue consists of processing fees for driving and monitoring ATMs, processing fees for managing debit card records and access and switching fees for network access. We recognize this revenue at the time of the transaction.

   The following table is a listing of revenue by segment for the periods indicated:

                                                                   Three Months
                                                                    Ended March
                                          Year Ended December 31,       31,
                                          ------------------------ -------------
                                           1998    1999     2000    2000   2001
                                          ------ -------- -------- ------ ------
                                               (in millions)       (in millions)
   Payment Services...................... $478.9 $  645.5 $  883.9 $190.4 $227.8
   Network Services......................  333.9    414.5    523.2  112.5  147.8
                                          ------ -------- -------- ------ ------
     Total............................... $812.8 $1,060.0 $1,407.1 $302.9 $375.6
                                          ====== ======== ======== ====== ======

   Cost of operations includes all costs directly attributable to our providing services to our customers. The most significant component of cost of operations is interchange and assessment fees, which are amounts charged by the credit and debit card networks. Interchange and assessment fees are billed primarily as a percentage of dollar volume processed and, to a lesser extent, as a transaction fee. Cost of operations also includes telecommunications costs, personnel costs, occupancy costs, depreciation, the cost of equipment leased and sold, the cost of operating our debit network and other miscellaneous merchant supplies and services expenses. We strive to maintain a highly efficient operational structure, which includes efficient marketing, volume purchasing arrangements with equipment and communications vendors and direct membership by our subsidiary, EFS National Bank, in bank card associations and major debit card networks.

   The following table lists cost of operations by segment for the periods indicated:

                                                              Three Months
                                     Year Ended December       Ended March
                                             31,                   31,
                                    ------------------------  --------------
                                     1998    1999     2000     2000    2001
                                    ------  ------  --------  ------  ------
                                        (in millions)         (in millions)
   Payment Services................ $357.6  $487.6  $  705.1  $150.8  $185.9
   Network Services................  194.9   247.9     304.9    71.7    84.4
                                    ------  ------  --------  ------  ------
     Total......................... $552.5  $735.5  $1,010.0  $222.5  $270.3
                                    ======  ======  ========  ======  ======

   Our selling, general and administrative expenses include certain salaries and wages and other general administrative expenses (including amortization costs). These costs are not allocated to the reportable segments.

Results of Operations

   The following table shows, for the periods indicated, the percent of revenue represented by certain items on our consolidated statements of income:

                                                              Three Months
                                     Year Ended December       Ended March
                                             31,                   31,
                                    ------------------------  --------------
                                     1998    1999     2000     2000    2001
                                    ------  ------  --------  ------  ------
   Revenue.........................  100.0%  100.0%    100.0%  100.0%  100.0 %
   Cost of operations..............   68.0    69.4      71.8    73.5    71.9
   Selling, general and
    administrative expenses........   11.2     8.7       6.4     7.2     6.3
   Acquisition and restructuring
    charges........................    --      3.4       0.9     0.3    33.5
                                    ------  ------  --------  ------  ------
   Operating income (loss).........   20.8    18.5      20.9    19.0   (11.7)
   Interest income, net............    0.3     1.5       2.6     2.5     3.3
   Equity in earnings of
    subsidiary.....................    0.1     --        --      --      --
                                    ------  ------  --------  ------  ------
   Income (loss) before taxes and
    minority interest..............   21.2    20.0      23.5    21.5    (8.4)
   Income taxes (benefit)..........    8.1     7.8       8.6     7.8    (1.5)
                                    ------  ------  --------  ------  ------
   Net income (loss)...............   13.1%   12.2%     14.9%   13.7%   (6.9)%
                                    ======  ======  ========  ======  ======

 First Quarter 2001 Compared to First Quarter 2000

   Revenue increased 24.0% to $375.6 million in 2001 from $302.9 million in 2000. In 2001, Payment Services accounted for 60.7% of revenue, and Network Services accounted for 39.3%. Revenue from Payment Services increased 19.7%, due primarily to increased transaction volumes. The increased volumes resulted from the addition of new merchants and the widening acceptance of debit and EBT card transactions at new and existing merchants. Network Services revenue increased 31.3% over 2000 as a result of an increase in the number of ATMs driven, the addition of new network and processing customers and increases in transaction volumes. The increased transaction volumes resulted primarily from increased use of our network debit cards for payment at the point of sale.

   Cost of operations decreased in 2001 to 71.9% of revenue compared to 73.5% in 2000. This decrease was due primarily to a decrease, as a percent of revenue, in certain operating costs, such as telecommunications, payroll expenses and depreciation and amortization expenses.

   Selling, general and administrative expenses decreased, as a percent of revenue, to 6.3% in 2001 from 7.2% in 2000. Overall, selling, general and administrative expenses increased to $23.8 million from $21.8 million in the first quarter of 2000.

   Acquisition expenses and restructuring charges increased to $125.4 million in 2001 from $0.8 million in 2000. In the first quarter of 2001, we initiated a company-wide consolidation plan in order to address areas of operating redundancies created by our recent acquisitions. The plan includes consolidation of data centers and other facilities to eliminate redundancies, the reassignment or termination of certain employees timed to coincide with the integration of redundant processing platforms and the functional integration of the STAR organization into Concord. During the next 12 months we intend to take steps to capture synergies within our network operations and align our resources across the enterprise for greater efficiency and improved service delivery. During the first quarter of 2001, we incurred a charge of $86.4 million, net of taxes, related to our consolidation plan, including costs incurred in combining operating platforms and facilities, communications conversion costs, asset write-offs, severance and compensation costs, as well as investment banking fees and advisory, legal and accounting fees incurred in the acquisition of STAR.

   We accrued charges of $63.9 million for combining various STAR processing platforms and facilities that will be closed and consolidated. We also accrued $16.0 million for duplicate products and systems such as abandoned products and internal systems that do not support our new network strategy. Various data center services contracts were terminated as part of the overall restructuring, for which we accrued $19.1 million. The consolidation of products, services, processing platforms and facilities created personnel duplications. As a result, we accrued compensation and severance packages of $9.8 million to diminish redundancies and consolidate operational groups. In addition to these charges we also incurred legal, accounting and advisory fees totaling $15.6 million in connection with the STAR merger.

   Excluding acquisition and restructuring charges, operating income as a percent of revenue increased to 21.7% in 2001 from 19.3% in 2000. This increase resulted from improved economies of scale and declining selling, general and administrative expenses as a percentage of revenue.

   Net interest income improved as a percent of revenue to 3.3% in 2001 compared to 2.5% in 2000. The improvement was the result of returns we received on our investing available cash from operations, which increased interest income by 56.5% over 2000.

   Our overall tax rate decreased to (17.9%) for the three months ended March 31, 2001 compared to 36.2% for the same period in 2000. Excluding acquisition and restructuring charges, the tax rate was 35.5% in 2001 compared to 35.9% for the same period in 2000.

   Net income, as a percent of revenue, decreased to (6.9%) for the three months ended March 31, 2001 from 13.7% for the same period in 2000. The primary factor in this net margin decrease was the acquisition and restructuring charges. Excluding these charges and related tax items, net income, as a percent of revenue, increased to 16.1% for the three months ended March 31, 2001 compared to 13.9% for the same period in 2000.

 Calendar 2000 Compared to Calendar 1999

   Revenue increased 32.7% to $1,407.1 million in 2000 from $1,060.0 million in 1999. In 2000, Payment Services accounted for 62.8% of revenue, and Network Services accounted for 37.2%. Revenue from Payment Services increased 36.9%, due primarily to increased transaction volumes and cross-selling settlement processing to several of our higher volume merchants who were previously using only acquirer processing services. The increased volumes resulted from the addition of new merchants and the widening acceptance of debit and EBT card transactions by new and existing merchants. Network Services revenue increased 26.2% over 1999 as a result of an increase in the number of ATMs driven, the addition of new network and processing customers, increases in transaction volumes and the full year impact of in-house processing of our signature debit service. The increased transaction volumes resulted primarily from increased use of our network debit cards for payment at the point of sale.

   Cost of operations increased in 2000 to 71.8% of revenue compared to 69.4% in 1999. This increase was due primarily to lower-margin revenue that was added between the fourth quarter of 1999 and the third quarter of 2000. This lower-margin revenue resulted principally from cross-selling settlement processing to several of our higher volume merchants, who command lower transaction pricing. Lower-margin revenue was also the result of additional interchange fees due to this cross-selling and processing our signature debit service in-house. This new, lower-margin revenue was partially offset by a decrease, as a percent of revenue, in certain other operating costs, such as payroll expenses and depreciation and amortization expenses.

   Selling, general and administrative expenses decreased, as a percent of revenue, to 6.4% in 2000 from 8.7% in 1999. Within selling, general and administrative expenses, increases in salaries and wages were offset by lower legal and other expenses.

   Acquisition expenses and restructuring charges decreased to $11.7 million in 2000 from $36.2 million in 1999. The charges incurred in 2000 included $3.0 million in advisory, legal and accounting fees incurred in the acquisitions of Card Payment Systems and Cash Station. An additional $4.2 million in compensation and severance costs and $4.5 million in network deconversion costs were incurred in the Cash Station acquisition.

   Excluding acquisition and restructuring charges, operating income as a percent of revenue declined slightly to 21.8% in 2000 from 21.9% in 1999, due to lower-margin revenue. This lower-margin revenue, which resulted from lower revenue per transaction and additional interchange fees, partially masked an increase in operating income per transaction, which resulted from improved economies of scale and declining selling, general and administrative expenses.

   Excluding acquisition and restructuring charges, operating income per transaction increased to $0.038 per transaction in 2000 from $0.035 per transaction in 1999, an increase of 8.6% year over year. This growth in operating income per transaction was the result of declines in our cost per transaction outpacing declines in our revenue per transaction.

   Net interest income improved as a percent of revenue to 2.6% in 2000 compared to 1.5% in 1999. This improvement was the continued result of our using proceeds from our June 1999 stock offering to reduce our debt by $146.1 million at that time, which lowered interest expense by 17.2% as compared to 1999. The improvement was also the result of returns we received on our investing available cash from operations plus the remaining $61.7 million of the stock offering proceeds in various securities, which increased interest income by 63.6% over 1999.

   Our overall tax rate decreased to 36.3% in 2000 from 39.1% in 1999. Excluding the acquisition charges and related tax component write-off, the tax rate was 36.2% in 2000 compared to 36.7% in 1999.

   Net income, as a percent of revenue, increased to 14.9% in 2000 from 12.2% in 1999. The primary factor in this net margin improvement was the decrease in acquisition and restructuring charges. Excluding these charges and related tax items, net income, as a percent of revenue, increased to 15.5% in 2000 compared to 14.8% in 1999.

 Calendar 1999 Compared to Calendar 1998

   Revenue increased 30.4% to $1,060.0 million in 1999 from $812.8 million in 1998. In 1999, Payment Services accounted for 60.9% of revenue, and Network Services accounted for 39.1%. Revenue from Payment Services increased 34.8%, due primarily to increased transaction volumes and cross-selling settlement processing to several of our higher volume merchant clients. The increased volumes resulted from the addition of new merchants and the widening acceptance of debit and EBT card transactions at new and existing merchants. Network Services revenue increased 24.1% over 1998 as a result of an increase in the number of ATMs driven, the addition of new network and processing customers, increases in transaction volumes and in-house processing of our signature debit service. The increased transaction volumes resulted primarily from increased use of our network debit cards for payment at the point of sale.

   Cost of operations increased in 1999 to 69.4% of revenue compared to 68.0% in 1998. This increase was due primarily to the addition of lower-margin revenue beginning in the fourth quarter of 1999 from cross-selling settlement processing to several of our higher volume merchants who command lower transaction pricing. Lower-margin revenue was also the result of additional interchange fees due to cross-selling and processing our signature debit service in-house. This new, lower-margin revenue was largely offset by a decrease, as a percent of revenue, in certain other operating costs, such as payroll expenses and depreciation and amortization expenses.

   Selling, general and administrative expenses decreased, as a percent of revenue, to 8.7% in 1999 from 11.2% in 1998. Although these expenses were up on an absolute basis as a result of increases in salaries and wages, they were partially offset by lower legal and other expenses.

   In 1999 we incurred acquisition and restructuring charges of $36.2 million relating to our acquisition of Electronic Payment Services. Acquisition-related expenses were $10.5 million, consisting primarily of investment banking fees, as well as legal, accounting, registration and other fees and expenses. The remaining $25.7 million was for restructuring charges as described below, in millions:

     Communications conversion costs..................................... $12.4
     Asset write-offs....................................................   8.2
     Signature debit conversion to in-house..............................   2.8
     Severance and other expenses........................................   2.3
                                                                          -----
       Total............................................................. $25.7
                                                                          =====

   In order to create a single communications infrastructure for our transaction processing businesses, we adopted a plan to convert Electronic Payment Services' communications network to Concord's and accrued $12.4 million related to this conversion plan.

   We incurred asset write-offs of $8.2 million. We de-emphasized certain geographic areas of the MAC network, causing impairment to the related intangible assets of approximately $2.8 million. In addition, after review of certain Electronic Payment Services customer lists and the undiscounted cash flows estimated to be generated by the related intangible assets, we recognized an impairment loss of approximately $3.6 million. The remainder of the write-off was for assets that are no longer used or supported under revised marketing and business plans.

   Prior to its acquisition by Concord, Electronic Payment Services used a third party for its signature debit processing services. During 1999 we adopted a plan to take this process in-house, incurring additional restructuring charges of $2.8 million.

   Relating to our reallocation of resources in connection with the MAC network described above, we charged approximately $0.2 million for Electronic Payment Services employees who were terminated as the related facilities were closed. We incurred an additional charge of $2.1 million for certain other Electronic Payment Services employees who were terminated due to the reorganization of management of the combined company.

   Excluding acquisition and restructuring charges, operating income as a percent of revenue increased to 21.9% in 1999 from 20.8% in 1998 due to declines in selling, general and administrative expenses as a percent of revenue.

   Operating income (excluding acquisition and restructuring charges) increased on a per transaction basis to $0.035 per transaction in 1999 from $0.031 per transaction in 1998, an improvement of 12.9% year over year. This growth in operating income per transaction was the result of declines in our cost per transaction outpacing declines in our revenue per transaction.

   Net interest income increased as a percent of total revenue to 1.5% in 1999 compared to 0.3% in 1998. This improvement resulted primarily from two factors. Interest income increased by 47.4% over 1998 due to returns received on our investment in various securities of available cash flow from operations plus approximately $61.7 million in proceeds from our June 1999 stock offering. We also reduced our long-term and short-term debt by $146.1 million with proceeds from the same offering, producing a 24.0% decrease in interest expense in 1999 compared to 1998.

   Our overall tax rate increased to 39.1% in 1999 from 38.1% in 1998. This increase resulted from certain nondeductible acquisition costs and a tax component write-off of $1.3 million incurred for impaired state tax net operating losses of Electronic Payment Services in 1999. Excluding the pre-tax charges and the tax component write-off, our tax rate decreased to 36.7% in 1999 from 38.1% in 1998.

   Net income, as a percent of revenue, decreased in 1999 to 12.2% from 13.1% in 1998. The primary factors in this decrease in net margin were the acquisition and restructuring charges related to the acquisition of Electronic Payment Services and the tax rate increase in 1999. Excluding these charges and related tax items, net income as a percent of revenue increased to 14.8% in 1999 compared to 13.1% in 1998.

Liquidity and Capital Resources

   We have consistently generated significant cash resources from operating activities. In 2000, 1999 and 1998 operating activities generated cash of $333.5 million, $236.9 million and $193.8 million, respectively. Cash generated from operating activities may vary due to fluctuations in accounts receivable and accounts payable balances which are affected by increases in settlement volume from one year to the next, as well as the timing of settlements.

   We generally hold a significant amount of cash and securities because of the equity requirements of the credit card associations, which are calculated on settlement dollar volume, and because of the liquidity requirements associated with conducting settlement operations and owning ATM machines. During fiscal 2000, 1999 and 1998 we invested approximately $171.5 million, $191.4 million and $88.0 million, respectively, in securities, net of sales and maturities. We also invested $87.1 million, $67.6 million and $70.7 million, respectively, in capital expenditures, which were primarily for communications equipment, POS terminals, new computer equipment and capitalized software. We expect capital expenditures in the current year to be comparable to that of prior years.

   In addition to net cash provided by operating activities, we have historically financed ourselves through issuances of equity, the exercise of stock options and borrowings. We issued 10.1 million shares of common stock in June 1999 and received proceeds of $207.8 million. Of those proceeds, we invested $61.7 million in securities and reduced long-term and short-term debt by $146.1 million.

   Stock issued upon exercises of options under Concord's incentive stock option plan provided $26.9 million of additional capital in 2000. As of May 25, 2001, there were approximately 25.5 million stock options outstanding, approximately 46.6% of which were exercisable. Although we cannot estimate the timing or amount of future cash flows from the exercise of stock options, we expect this to continue to be a source of funds.


   We have lines of credit with financial institutions totaling $55.0 million. As of December 31, 2000 and 1999, no amounts were outstanding on these lines of credit. As of December 31, 2000, we had $99.0 million of notes payable outstanding to, and $23.7 million in unused lines of credit with, the Federal Home Loan Bank. In addition to these advances, notes payable of $14.3 million were outstanding.

   We hold securities with a market value of approximately $649.4 million that are available for operating needs or as collateral to obtain additional short-term financing, if needed. As of year-end, securities carried at approximately $110.4 million were pledged as collateral for the Federal Home Loan Bank advances.

   Net loans made by our bank subsidiaries as of December 31, 2000 and 1999 were $78.7 million and $30.9 million, respectively.

   Since 1998, we have made several strategic acquisitions. Our February 2001 acquisition of the STAR network is an example of our practice of using our stock to make these acquisitions. Any future acquisitions may involve the issuance of our stock or payment of cash. If additional acquisitions are made, we may incur acquisition costs and restructuring charges in connection with combining operations as in the case of STAR, Cash Station and Electronic Payment Services.

   We believe that our available credit and cash generated by operations are adequate to meet our capital and operating needs.

Effects of Inflation

   Our assets are primarily monetary, consisting of cash, assets convertible into cash, securities owned and receivables. Because of their liquidity, these assets are not significantly affected by inflation. We believe that replacement costs of equipment, furniture and leasehold improvements will not materially affect operations. However, the rate of inflation affects our expenses, such as those for employee compensation and telecommunications, which may not be readily recoverable in the price of services offered by us.

Quantitative and Qualitative Disclosures about Market Risk

   Our securities are subject to risk resulting from interest rate fluctuations to the extent that there is a difference between the amount of our interest-bearing assets and the amount of interest-bearing liabilities that are prepaid, mature or reprice in specific periods. This risk is mitigated by the fact that approximately 82.6% of the market value of securities owned were funded through equity rather than debt. The principal objective of our asset/liability activities is to provide maximum levels of net interest income while maintaining acceptable levels of interest rate and liquidity risk and facilitating our funding needs. We use an interest rate sensitivity model as the primary quantitative tool in measuring the amount of interest rate risk that is present at the end of each month.

   The following tables provide comparative information about our financial instruments that are sensitive to changes in interest rates. These tables present principal cash flows and related weighted-average interest rates by expected maturity dates. Additionally, we have assumed our securities are similar enough to aggregate them for presentation purposes. If tax-equivalent yields of municipal securities had been used, the weighted-average interest rates would have been higher.

                                December 31, 2000
                          ------------------------------
                                                                           Fair Value at
                                                                           December 31,
                           2001  2002  2003  2004  2005  Thereafter Total      2000
                          ------ ----- ----- ----- ----- ---------- ------ -------------
                                      (in millions, except for percentages)
Assets:
Securities available for
 sale...................  $ 36.7 $20.0 $41.5 $24.5 $13.0   $577.1   $712.8    $625.6
 Average interest rate..    6.3%  6.4%  6.4%  6.5%  5.0%     6.6%       --        --
Loans...................  $  6.6 $ 3.2 $ 1.4 $ 0.6 $ 1.3   $ 66.5   $ 79.6    $ 73.9
 Average interest rate..    9.6%  9.9%  6.4% 10.5%  8.8%     8.1%       --        --
Liabilities:
Deposits................  $106.8 $10.2 $ 6.2 $ 0.8 $ 1.8       --   $125.8    $126.1
 Average interest rate..    4.9%  6.6%  6.8%  6.4%  6.8%       --       --        --
Long-term debt..........  $  3.4 $ 3.4 $17.5    --    --   $ 89.0   $113.3    $111.1
 Average interest rate..    6.2%  6.2%  5.8%    --    --     5.6%       --        --

                                December 31, 1999
                          -----------------------------
                                                                          Fair Value at
                                                                          December 31,
                          2000  2001  2002  2003  2004  Thereafter Total      1999
                          ----- ----- ----- ----- ----- ---------- ------ -------------
                                      (in millions, except for percentages)
Assets:
Securities available for
 sale...................  $71.8 $38.9 $32.5 $22.2 $25.0   $290.7   $481.1    $447.4
 Average interest rate..   6.6%  6.7%  6.7%  6.2%  6.4%     5.9%       --        --
Loans...................  $ 6.3 $ 0.5 $ 0.1 $ 1.8 $ 0.7   $ 22.0   $ 31.4    $ 30.1
 Average interest rate..   7.6%  8.0%  9.4%  6.7% 10.3%     7.7%       --        --
Liabilities:
Deposits................  $90.9 $ 6.5 $ 2.6 $ 0.2 $ 0.3       --   $100.5    $100.6
 Average interest rate..   4.2%  5.7%  5.6%  5.3%  5.8%       --       --        --
Long-term debt..........  $ 3.4 $ 3.4 $21.3 $17.5    --   $ 47.0   $ 92.6    $ 89.8
 Average interest rate..   6.4%  6.4%  6.1%  5.9%    --     5.4%       --        --

                                    BUSINESS

Overview

   Concord EFS, Inc. is a leading, vertically integrated electronic transaction processor. We acquire, route, authorize, capture and settle virtually all types of electronic payment and deposit access transactions for financial institutions and merchants nationwide. Our primary activities consist of Network Services, which provides ATM processing, debit card processing, deposit risk management and coast-to-coast debit network access principally for financial institutions, and Payment Services, which provides payment processing for supermarkets, major retailers, petroleum dealers, convenience stores, trucking companies and independent retailers. In 2000, we processed approximately 8.0 billion transactions. We are ranked as a market leader in several important categories, including:

   in our Network Services business:

  . #1 in the number of ATMs driven--we drive 16% of all ATMs in the United
    States,

  . #1 in the number of ATMs carrying a specific regional debit network brand--more than 50% of the ATMs in the United States carry our STAR, MAC or Cash Station brand, and

  . #1 in the number of PIN-secured debit payment transactions processed through a debit network--we process 50% of all PIN-secured debit payment transactions through our combined debit network, and in our Payment Services business:

  . #1 in the number of PIN-secured debit payment transactions acquired by a payment processor--we acquire 20% of all PIN-secured debit payment transactions,

  . #4 in the total number of credit, debit and EBT card payment transactions processed--we process 9% of all credit, debit and EBT card payment transactions, and

  . #4 in the total dollar volume of credit and signature debit card payment transactions processed--we process 6% of all dollar volume for credit and signature debit card payments.


   We have attained our leadership position as a result of being one of the few fully integrated electronic transaction solutions providers and by focusing on selected industries moving rapidly to cashless commerce. Our portfolio of debit, credit, EBT, check and ATM services allows us to offer virtually any electronic payment or deposit access product needed by merchants and financial institutions. We believe that our strong internal growth rates and high rate of recurring revenues reflect our ability to satisfy and retain our existing customers and to acquire new customers.

   In 2000, our revenue was $1,407.1 million and our operating income was $293.5 million. Between 1996 and 2000, our operating income grew at a compound annual rate of 38.4%. Over this same period, our operating margin expanded from 18.3% to 20.9%.

Industry Overview

   The electronic transaction processing industry provides financial institutions and other ATM deployers with processing and network access services and provides merchants with credit, debit and EBT payment processing services. Independent sources report the following trends in the U.S. processing industry:

   Growth of PIN-secured debit at the point of sale. PIN-secured debit transactions at the point of sale are estimated to have grown at a compound annual rate of 36% between 1995 and 2000 (as projected for 2000) to a total of
3.6 billion transactions. We believe this growth is due to the increased acceptance of PIN-secured debit at merchant locations and these merchants' preference for PIN-secured debit due to its lower cost per transaction relative to other non-cash payment methods. According to a cost study performed in 2000 by the Food Marketing Institute, the average cost of a PIN-secured debit transaction is $0.34, compared to $0.36 for checks and $0.72 for credit and signature debit transactions. The Nilson Report, Issue No. 726, projects that PIN-secured debit card transactions will grow at a compound annual rate of 18%, reaching 6.2 billion transactions in 2005.

                     Percent of United States Payment Transactions

             [PERCENT OF UNITED STATES PAYMENT TRANSACTIONS CHART]

   Opportunity to replace cash and check payments. The percentage of total payment transactions in which cash or checks were used as the method of payment decreased from 77% in 1995 to 72% in 1999 and is expected to further decrease to 61% by 2005. We believe that PIN-secured and signature debit transactions are viable alternatives to these payment methods. Since the absolute number of transactions utilizing cash and check payment methods is still sizable (for example, it is estimated that in 1999, 29.4 billion transactions were paid by check and 46.6 billion transactions were paid in cash), a significant opportunity exists for PIN-secured and signature debit payments to replace these payment methods.

   ATM usage. ATM transaction volume is estimated to have grown at a compound annual rate of 6% between 1995 and 2000 (as projected for 2000) to a total of
13.2 billion transactions. The number of installed ATMs in the United States is estimated to have grown to 273,000 in 2000 (as projected for 2000) from 122,706 in 1995, a 17% compound annual growth rate. The number of off-premise ATMs is estimated to have grown 33% during the same period. We believe this growth has been largely driven by the enhanced profit potential at off-premise locations, resulting from ATM surcharging and the lower cost of limited function machines installed off-premise. Off-premise locations refer to sites other than bank branches.


   Consolidation of regional debit networks. The number of regional debit networks in the United States is estimated to have fallen from approximately 100 in 1989 to approximately 35 in 2001 (as projected for 2001). These debit networks began as bank-owned institutions serving financial institutions and their customers in relatively small geographic regions. As acceptance increased and as financial institutions merged, competing networks also merged to create multi-state networks with broad brand coverage. This consolidation allows networks to extend their geographical reach and serve financial institutions, consumers and merchants nationwide.


   Increased use of credit cards. Consumer expenditures on credit cards are estimated to have increased to $1,274 billion in 2000 (as projected for 2000) from $744 billion in 1995, representing a compound annual growth rate of 11%. The Nilson Report, Issue No. 730, projects that credit card purchase volume will continue to grow at a compound annual rate of 8% over the next five years, reaching $1,905 billion in 2005.


   Demographic trends. In 1999, STAR commissioned a survey of approximately 8,500 consumers which was conducted by The Applied Management & Planning Group, an independent marketing research firm. According to the study, consumers between the ages of 21 and 44 are the greatest users of ATMs and PIN-secured debit for payment, with greatest usage among consumers age 25 to 34. As these consumers age, we expect that they will continue to use the payment technology to which they have grown accustomed, while younger consumers will begin using ATMs and PIN-secured debit payments as their age and income increase.

Strategy

   Our strategy is to grow our Network Services and Payment Services businesses by providing a fully integrated range of processing services at competitive prices targeted to select markets with high growth characteristics. We have developed and continue to pursue the following initiatives to capitalize on our competitive position and increase our share of the market for transaction processing services:

  . Focus on markets which are switching rapidly to electronic payment cards. We target markets in which the use of cash and checks has historically been high, such as supermarkets and gas stations. We believe that these markets will grow faster than the overall electronic payment processing industry in the acceptance and usage of credit and debit cards.

  . Utilize a multi-faceted sales approach to target selected vertical markets. We seek to penetrate our selected markets through a segmented sales approach in which 50 corporate sales people sell directly to medium and large companies, 400 independent sales people sell to small and medium sized companies, and 800 third party independent sales organizations and agent banks sell to smaller merchants. Our direct sales force is organized along key customer industry lines with specialization in the petroleum, supermarket, major retail and hospitality industries. We believe that this vertical sales approach provides us with broad access to potential new customers.


  . Provide a fully integrated range of services. We believe that our vertically integrated structure allows us to be a highly efficient provider of electronic payment processing services. By providing a wide range of relevant services, we are able to customize services, to offer competitive prices and to capitalize on the complete revenue opportunity with each of our clients. Further, for PIN-secured debit transactions for which we are both the acquiring processor and the debit card processor, we are able to capture all of the applicable fees associated with each transaction, thereby maximizing our per transaction revenue opportunity.

  . Cross-sell our services to existing clients. With the acquisitions of STAR and Cash Station, we now provide network access to 6,200 financial institution customers. This creates an opportunity to increase revenue and profits by cross-selling our ATM processing and debit card processing products to these existing financial institution customers, especially STAR and Cash Station members, which are under-penetrated with our processing services as compared to MAC network members.


  . Leverage our PIN-secured debit infrastructure. As a coast-to-coast debit network, we believe that we have significant opportunities to add additional services on our network. For example, we believe that most Internet-based transactions are currently fulfilled using established credit card payment methodologies. As the use of PIN-secured debit cards for retail purchases continues to rise, we believe that debit card usage on the Internet will also increase. We are also developing services to take advantage of our existing ATM network and card base, such as person-to-person payments and advertising distribution via ATMs.

  . Develop new products and services to meet market needs. We strive to offer our customers new payment alternatives and other products that will help them reduce their costs or improve revenues. Examples include electronic check conversion, which is designed to reduce the number of checks written for payment, and gift cards and loyalty programs, which are value-added services to increase sales.


  . Maintain a highly-efficient operating structure. We strive to maintain a highly-efficient operating structure, including an emphasis on low overhead and cost control efforts. Additionally, through our banking subsidiary, EFS National Bank, we are able to participate directly in bank card associations and regional and national ATM and debit card networks, to cost-effectively settle electronic transactions and to substantially reduce our automated clearing house (ACH) and wire transfer fees. We have been successful in leveraging the efficiency of our operating structure and efficiency improvements in telecommunications and other technologies. Between 1998 and 2000, we have improved our operating income per transaction at a compound annual rate of 10.7%, excluding acquisition and restructuring charges.

  . Seek selective acquisitions. We will continue to look for opportunities to grow our business through selective acquisitions that will allow us to increase our customer base, increase profitable transaction volume and reduce costs. For example, the acquisitions of STAR and Cash Station enabled us to increase our volume of PIN-secured debit transactions at the point of sale. We have also increased our volume of credit transactions processed through the acquisition of Card Payment Services.

Services

   Network Services. Network Services includes terminal driving and monitoring for ATMs, transaction routing and authorization via the combined STAR, MAC and Cash Station debit network as well as other debit networks, deposit risk management and real-time card management and authorization for PIN-secured debit and signature debit cards. In addition, we operate the network switch that connects a coast-to-coast network of ATMs and POS locations that accept debit cards issued by our member financial institutions. Our network access services include transaction switching and settlement. In 2000, we processed
1.8 billion PIN-secured debit transactions and 3.2 billion ATM transactions.

   Our debit network has been built primarily through the acquisition of a number of regional debit networks, giving us the only non-bankcard association, coast-to-coast debit network. In 1999, through our acquisition of Electronic Payment Services, we acquired the MAC network, which is concentrated in the Northeastern United States. In 2000, we acquired the Cash Station network, which is concentrated in the Midwest. Most recently, in February 2001, we acquired STAR, whose network spans the Western, Southwestern and Southeastern United States. As a result of these acquisitions, our 6,200 financial institution customers deploy over 180,000 ATMs nationwide that carry at least one of our brands (STAR, MAC or Cash Station).


   In addition, through the estimated 800,000 branded POS locations connected to our combined network, we switch 50% of the total United States PIN-secured debit transactions at the point of sale. We believe that we enjoy a significant competitive advantage by owning a coast-to-coast debit network with the strength of the STAR brand that allows us to effectively cross-sell our services to both Network Services and Payment Services customers.


   As a result of our acquisitions of STAR, MAC and Cash Station, we can now capture all of the fees associated with a PIN-secured debit payment transaction, as illustrated below.

     [graphic illustrating fee opportunity in a PIN-secured debit payment transaction]

   As shown, for PIN-secured debit transactions using our combined STAR, MAC and Cash Station debit network and for which we are both the acquiring processor and the debit card processor, we receive (1) a fee from the merchant for acquiring the transaction, (2) a network acquirer fee from the merchant plus a fee from the card issuing financial institutions for running the transaction through our network switch, and (3) a fee from the card issuer for obtaining the authorization. For PIN-secured debit transactions which use our network, but where we do not have an acquiring relationship with the merchant, we still earn a network acquirer fee plus a fee for switching the transaction through our network. Most other payment processors do not have the ability that we do to earn all of these fees on each transaction.

   We hold an 85% ownership interest in Primary Payment Systems, which we believe is an industry leader in deposit account fraud detection systems. Through Primary Payment Systems, we have extended our services to provide deposit risk management services to our customers. Our deposit risk management products will provide the financial services and retail industries with comprehensive tools to reduce deposit account and securities account fraud and its related expense. Primary Payment Systems' products are marketed to financial institutions directly by Primary Payment Systems as well as through our STAR network. Primary Payment Systems also provides us with access to a number of financial institution customers who are customers of Primary Payment Systems but not our debit network. Primary Payment Systems recently increased the breadth of its deposit risk management services with the acquisition of Wally Industries, Inc., d/b/a WJM Technologies. WJM provides front-end tools to help financial institutions validate and protect against fraudulent deposit accounts before they are opened and activated. Through its Early Warning(R) software product, WJM screens new banking customer relationships. Primary Payment Systems anticipates that the addition of WJM will enable it to develop more powerful fraud filters that can be extended to other markets, as well as provide additional cross-selling opportunities and augment customer retention.


   Payment Services. Payment Services provides the systems and processing that allow retail clients to accept virtually any type of electronic payment, including all card types--credit, debit, EBT, prepaid and proprietary cards--as well as a variety of check-based options. We focus on providing payment processing services to selected segments, with specialized systems designed for supermarkets, gas stations, convenience stores and restaurants. In 2000, we processed 3.0 billion of these payment transactions. Payment Services also includes providing payment cards that enable drivers of trucking companies to purchase fuel and obtain cash advances at truck stops. Our services are completely turn-key, providing merchants with POS terminal equipment, transaction routing and authorization, settlement, funds movement and sponsorship into all credit card associations (such as VISA and MasterCard) and debit networks (such as STAR, Pulse and NYCE).


   We have benefited from the shift in payments from cash and checks to debit cards and EBT. We have also realized growth in transactions as a result of our merchants expanding into additional locations and the growth in our independent sales organization partners. We believe our end-to-end product has provided us with a competitive advantage. For PIN-secured debit transactions for which we are both the acquiring processor and the debit card processor, we are able to capture all of the applicable fees associated with each transaction, thereby maximizing our per transaction revenue opportunity. We believe we are the leading provider of payment services to the grocery and petroleum industries.

   As a fully integrated transaction processor, we are able to provide our Payment Services customers with all of these services:


[graphic illustrating services Concord provides its Payment Services customers]

  . Equipment--We sell or lease POS terminal equipment through volume purchasing arrangements with equipment vendors.

  . Front-End/Software--We provide the systems and software for POS applications that support a variety of non-cash payment types, including credit, debit, EBT, check authorization, electronic check conversion and gift cards.


  . Communications Network--We manage and monitor the telecommunications networks that connect the terminals with our host and with the credit, debit and EBT gateways connected to us. We support all major telecommunications options, including frame relay, dial-up, satellite, wireless and DSL.

  . Transaction Authorization--We connect to all major credit card associations, debit networks and magnetic-stripe EBT programs, allowing us to route transactions to the appropriate network for authorization and then relay this information back to the terminal to complete the transaction.

  . Merchant Accounting--We perform the merchant accounting function which aggregates transaction information by merchant for submission to the appropriate networks and for merchant-level settlement and reporting.

  . Settlement/Reporting--The credit card associations settle with our subsidiary EFS National Bank, which acts as the merchant's sponsoring bank.

  . Funds Movement--Through EFS National Bank, we move the funds from the networks to the merchant's bank via ACH transfers.

   We believe that our ownership of EFS National Bank provides us with a number of competitive advantages in Payment Services:


  . We are a member of the credit and debit card associations and therefore do not have to pay another financial institution to sponsor us.

  . We settle our transactions directly through the Federal Reserve and thus do not have to pay a third-party vendor.

  . We perform services such as ACH and wire transfer internally and therefore do not have to pay another financial institution for such services.

Marketing and Customers

   We market our services and products on a nationwide basis to supermarkets, gas stations, convenience stores, restaurants, independent retailers, financial institutions and trucking companies. We market both directly through our internal sales force and indirectly through independent sales organizations and their representatives. Our sales force includes 50 corporate sales people who sell directly to medium and large companies, 400 independent sales people who sell to small and medium sized companies and 800 third party independent sales organizations and agent banks who sell to smaller merchants. Our strategy is to use our in-house marketing expertise to target the large to mid-sized companies within these selected industries and to use the extensive market penetration of independent sales organizations to extend our sales reach into the small, independent firms nationwide. Our relationship with independent sales organizations was augmented by our acquisition, early in 2000, of Card Payment Systems, which provides card-based payment processing services to independent sales organizations.


   As an integrated services provider, we have natural cross-selling opportunities within our client base. We acquired Electronic Payment Services in 1999, Cash Station in 2000 and STAR in 2001. Our acquisition of Electronic Payment Services granted us the opportunity to cross-sell settlement processing services to the approximately 80,000 merchant customer locations that primarily received only authorization services from Electronic Payment Services. Our acquisitions of Cash Station and STAR increased our client base to an estimated 800,000 branded POS locations and 6,200 financial institution customers, and afford us the opportunity to cross-sell ATM and card processing services to those Cash Station and STAR POS locations and financial institutions that primarily use third-party processors or process internally.


   We market our debit network services under three different brand names:
STAR, MAC and Cash Station. We intend to consolidate all of our brands under the STAR brand name by 2004. We believe this will add to the name recognition of STAR as a coast-to-coast EFT brand.

   We have historically had success in marketing through key trade association relationships, such as our endorsement by the National Grocers Association as the recommended provider of electronic services to grocers, and our partnership with the Food Marketing Institute to develop and promote new payment products to the supermarket industry. Management is committed to the cultivation of such trade association relationships and the development of arrangements with other service providers.

   We are also an authorized issuer of payment cards and processor of card transactions with the major truck stop chains, which provides a substantial advantage in selling our card payment systems to trucking companies. Our relationships with the truck stop owners also affords us an opportunity to place ATMs at truck stops, which in turn provides a further advantage in selling our integrated processing and banking services to trucking companies and truck drivers.

   Our established presence in supermarket chains, grocery stores, convenience stores and other small and mid-sized retailers gives us an advantage in establishing relationships with EBT providers, whose benefits are primarily accessed at such retail locations.

   Our customers are among the leaders in their industries. Our Network Services customers include some of the largest financial institutions in the United States. Our largest Network Services customers are Bank of America, Bank One, Key Bank, PNC Bank and Wells Fargo. Our largest Payment Services customers are Food Lion, PETsMART, Sunoco, SUPERVALU and Texaco.


Competition

   The businesses of electronic payment processing and settlement, ATM processing, debit card processing and debit network access services are all highly competitive. Our principal competitors include national and major regional banks, local processing banks, non-bank processors and other independent service organizations, some of which have substantially greater capital and technological, management and marketing resources than we have. We also compete with other electronic payment processing organizations and debit networks. The recent trend of consolidation in the banking industry in the United States has resulted in fewer opportunities for merchant portfolio acquisitions, as many small banks have been acquired by large banks, some of which compete with us in the provision of processing services.

   In our Network Services segment, management estimates that:

  . the three largest ATM processors, of which we are the largest, drive approximately 27% of total ATMs in the United States,

  . the three largest regional debit networks, of which we are the largest, process 70% of all PIN-secured debit payment transactions, and

  . VISA and MasterCard collectively account for over 65% of total annual debit payment transactions (both PIN-secured and signature debit transactions) among the debit networks.

   In our Payment Services segment, we compete with other companies who have a significant share of each business. Management estimates that:

  . the three largest acquirers of PIN-secured debit payment transactions, of which we are the largest, account for approximately 33% of all PIN-secured debit payment transactions,

  . the three largest payment processors, which we are not among, account for roughly 48% of total credit, debit and EBT card payment transactions, and

  . the three largest bank card acquirers, which we are not among, process approximately 65% of the total dollar volume of credit and signature debit card payments.

   There can be no assurance that we will continue to be able to compete successfully with such competitors.

   While we compete with VISA and MasterCard in our Network Services business, at the same time our Payment Services business relies on VISA and MasterCard for the authority to process transactions in the VISA and MasterCard systems. Moreover, VISA and MasterCard have existing products and rules which could make it difficult for us to compete against them, which could further increase VISA and MasterCard's power in the debit network access portion of the Network Services business.


   In addition, the competitive pricing pressures that would result from any increase in competition could adversely affect our margins and may have a material adverse effect on our operating results and financial condition.

   We compete in terms of price, quality, speed and flexibility in customizing systems to meet the particular needs of customers. We believe that we are one of the few fully integrated suppliers of a broad range of hardware, processing, banking and data compilation services for use in transactions at retail locations. We also believe that we are one of the few processors that operates a coast-to-coast debit network, permitting us to offer comprehensive debit transaction processing services.

Supervision and Regulation

   We and our subsidiaries are subject to a number of federal and state laws. We are a financial holding company and a bank holding company registered with the Federal Reserve under the Bank Holding Company Act of 1956, as amended, which is administered by the Federal Reserve. As a financial holding company, we are subject to the Bank Holding Company Act, which generally prohibits us from:

  . directly or indirectly engaging in any activities other than banking, managing or controlling banks and certain other activities that the Federal Reserve has approved as financial in nature, incidental to such a financial activity or complementary to a financial activity; and

  . acquiring, directly or indirectly, ownership or control of more than 5% of any class of voting shares of any company that is engaged in activities other than activities that the Federal Reserve has approved as financial in nature, incidental to such a financial activity or complementary to a financial activity, with certain exceptions.

   For us to qualify as a financial holding company, our depository institution subsidiaries needed to have at least a "satisfactory" Community Reinvestment Act rating on their most recent examination, and we were required to certify that our depository institution subsidiaries are well capitalized and well managed. If any of our depository institution subsidiaries ceases to be well capitalized or well managed, we will be required to enter into an agreement with the Federal Reserve to bring that depository institution into compliance with applicable capital and management requirements. During the period of noncompliance, the Federal Reserve may impose limitations on the activities of Concord and our affiliates, and we would not be permitted directly or indirectly to engage in, or acquire shares of a company engaged in, additional activities permissible for financial holding companies but not bank holding companies, without the Federal Reserve's prior approval. In addition, the Federal Reserve may require divestiture of our depository institution subsidiaries if the capital or management deficiency persists. Also, if any of our depository institution subsidiaries fails to maintain a "satisfactory" rating under the Community Reinvestment Act, we would not be permitted directly or indirectly to engage in, or acquire shares of a company engaged in, additional activities permissible for financial holding companies but not bank holding companies until the subsidiary depository institution improves its rating to at least a "satisfactory" rating.

   We are required to file with the Federal Reserve an annual report and such additional information which the Federal Reserve may require. We also are required to obtain the prior approval of the Federal Reserve before acquiring more than 5% of any class of voting stock of any bank that is not already controlled by us. The Federal Reserve may examine our and each of our subsidiaries' records, including a review of our capital adequacy in relation to guidelines issued by the Federal Reserve. The Federal Reserve requires minimum capital levels as measured by three ratios: total capital to risk-weighted assets, tier one capital to risk-weighted assets and tier one capital to average total assets. If the level of capital is deemed to be inadequate, the Federal Reserve may restrict our future expansion and operations and take certain other enforcement actions. The Federal Reserve possesses cease and desist powers over us if, among other things, our actions or actions of our subsidiaries represent unsafe or unsound practices or violations of law.

   Federal law also regulates transactions among us and our affiliates, including the amount of loans or investments that our banking affiliates, EFS National Bank and EFS Federal Savings Bank, may make to non-bank affiliates and the amount of advances that each may make to third parties collateralized by an affiliate's securities. In addition, various federal and state laws and regulations regulate the operations of EFS National Bank and EFS Federal Savings Bank, including laws and regulations requiring reserves against deposits, limiting the nature and pricing of loans and restricting investments and other activities. Our bank affiliates are also limited in the amount of dividends that they may declare. Prior regulatory approval must be obtained before declaring any dividends if the amount of capital, surplus and retained earnings is below certain statutory limits.

   EFS National Bank and EFS Federal Savings Bank also are generally prohibited from engaging in certain tie-in arrangements with their affiliates that condition the availability or price of their products and services on the customer also obtaining products or services from the affiliate or providing credit, property or services to an affiliate.

   As a national bank, EFS National Bank operates under the rules and regulations of the Office of the Comptroller of the Currency, which is its primary regulator. As a federal savings bank, EFS Federal Savings Bank operates under the regulatory and supervisory jurisdiction of the Office of Thrift Supervision. EFS Federal Savings Bank is also a member of the Federal Reserve System and is therefore subject to certain provisions of the Federal Reserve Act. The Federal Deposit Insurance Corporation insures the domestic deposits of both banks. Each bank also is subject to periodic examination by, and must make regularly scheduled reports of financial condition to, its respective regulatory agencies.

   Our EFT services sold to financial institutions are regulated by certain state and federal banking laws. Material changes in federal or state regulation could increase our cost of providing EFT services, change the competitive environment or otherwise adversely affect us. We are not aware of any such change which is pending.

   We also are affected by the financial privacy provisions of the Gramm-Leach-Bliley Act (the GLB Act) and its implementing regulations, which apply to banks and other financial institutions. The GLB Act and regulations generally require financial institutions to disclose their practices for gathering and disclosure of nonpublic personal financial information regarding consumers. Consumers also have the right to opt out of certain types of information sharing. We do not deal directly with consumers through our Payment Services or Network Services businesses. However, certain consumer financial information that we receive may be subject to limitations on reuse and redisclosure under the GLB Act. Additionally, pending legislation at the state and federal levels may further restrict our information gathering and disclosure practices. Although the GLB Act and other privacy laws have not had a material impact on our business to date, existing and potential future privacy laws may limit our ability to develop new products and services that make use of certain data gathered through our Network Services and Payment Services businesses.

   In addition to regulation by federal and state laws and governmental agencies, we are subject to the rules and regulations of the various credit card associations and debit networks, including requirements for equity capital commensurate with transaction processing dollar volume.

Employees

   As of March 31, 2001, we employed 2,389 full and part-time personnel, including 708 data processing and technical employees, 1,330 in operations and 351 in sales and administration. Many of our employees are highly skilled, and we believe our future success will depend in large part on our ability to attract and retain such employees. We have incentive agreements with our Chief Executive Officer and our President and an employment agreement with the President of STAR; however, we do not have any material employment contracts with any other employees. None of our employees are represented by a labor union, and we have experienced no work stoppages. We consider our employee relations to be excellent.


Properties

   Our principal executive offices, which are leased, are located at 2525 Horizon Lake Drive, Suite 120, Memphis, Tennessee 38133. We also own a building in Wilmington, Delaware and lease buildings in Maitland, Florida and Atlanta, Georgia, which are used as data centers. We lease approximately 25 other properties which are used for sales and support and various other aspects of our operations.

                                   MANAGEMENT

   The following table sets forth certain information concerning our directors and executive officers as of May 30, 2001:



           Name           Age                    Position(s)
           ----           ---                    -----------
 Dan M. Palmer...........  58 Chairman of the Board and Chief Executive Officer
 Edward A. Labry III.....  38 Director and President
 Edward T. Haslam........  48 Senior Vice President, Chief Financial Officer
                              and Treasurer
 Marcia E. Heister.......  45 Senior Vice President, General Counsel and
                              Assistant Secretary
 William E. Lucado.......  60 Senior Vice President, Chief Investment Officer,
                              Chief Compliance Officer and Assistant Secretary
 Steve A. Lynch..........  41 Senior Vice President and Chief Information
                              Officer
 Christopher S. Reckert..  38 Senior Vice President and Chief Marketing Officer
 E. Miles Kilburn........  38 Senior Vice President of Business Strategy and
                              Corporate Development
 Douglas C. Altenbern*+..  64 Director
 J. Richard Buchignani*..  52 Director
 Ronald V. Congemi.......  54 Director, Senior Vice President and President of
                              Network Services
 Richard M. Harter*......  64 Director and Secretary
 Richard P. Kiphart*.....  59 Director
 Jerry D. Mooney*+.......  47 Director
 Paul L. Whittington*+...  65 Director

--------
* Member of the Board's Audit Committee.
+ Member of the Board's Compensation Committee.

   Dan M. Palmer has been a director of Concord since May 1987 and was appointed Chairman of the Board in 1991. He was named Chief Executive Officer of Concord in 1990 and Chief Executive Officer of EFS National Bank upon its formation in 1992. He joined Union Planters National Bank in 1982 and founded the bank's Electronic Fleet Systems operation, which was later acquired by Concord. He continued as President and Chief Executive Officer of Electronic Fleet Systems following the acquisition in 1985.

   Edward A. Labry III has been a director of Concord since September 1993 and was named President of Concord and EFS National Bank in 1994. Mr. Labry joined Concord in 1984 as a salesman in Concord's trucking services division, assuming responsibility for all sales and marketing in that unit in 1987. In 1990, Mr. Labry was named Chief Marketing Officer for all Concord companies and was appointed Senior Vice President in 1991. He is a member of the international Advisory Councils for VISA and MasterCard and serves as director on the board of M.S. Carriers, Inc.




   Edward T. Haslam joined Concord in February 1999, became Chief Financial Officer in April 2000 and became Senior Vice President and Treasurer in May 2001. At various times during his five-year tenure at Electronic Payment Services, Mr. Haslam served as Chief Operating Officer, Chief Financial Officer and Chief Accounting Officer. He has also held financial management positions at SEI Corporation and Manufacturers Hanover Financial Services, Inc.


   Marcia E. Heister joined Concord in February 1999, was named General Counsel in June 2000 and was named Senior Vice President and Assistant Secretary in May 2001. Previously, she was General Counsel and Corporate Secretary of Electronic Payment Services, a company she joined in 1994. She has also served as Senior Vice President and Corporate Counsel for Independence Bancorp, Inc. and as an associate in the firms of Grim, Biehn, Thatcher & Helf and Duane, Morris & Heckscher.


   William E. Lucado was named Senior Vice President and Chief Investment and Compliance Officer in 1998, adding the title of Assistant Secretary in May 2001. He joined Concord in 1991 as Vice President, and in

1995 he assumed the positions of Senior Vice President, Investment Officer, Compliance Officer, Corporate Secretary and Director of EFS National Bank. He was elected President of EFS Federal Savings Bank in 1997.


   Steve A. Lynch joined Concord in February 1999, was named Chief Information Officer in April 2000 and became Senior Vice President in May 2001. Prior to obtaining his current position, Mr. Lynch was Senior Vice President, Technology, at Electronic Payment Services, a position he held since 1997. Mr. Lynch has also held systems development management positions at VeriFone, Inc., BUYPASS Corporation and Unisys Corporation.


   Christopher S. Reckert was named Senior Vice President and Chief Marketing Officer in May 2001. He joined Concord in 1995 as Senior Vice President, Sales. Prior to joining Concord, Mr. Reckert held various sales and marketing management positions during an eight-year tenure with MasterCard International.


   E. Miles Kilburn joined Concord in February 2001 and was elected Senior Vice President of Business Strategy and Corporate Development in May 2001. Prior to joining Concord, he was Group Executive Vice President and Chief Financial Officer of STAR, having joined STAR in 1995 as Senior Vice President and Counsel. Mr. Kilburn began his legal career as an associate with the mergers and acquisitions firm of Skadden, Arps, Slate, Meagher & Flom, LLP.



   Douglas C. Altenbern has been a director of Concord since February 1998. Mr. Altenbern served as Vice Chairman of First Financial Management Corporation until 1989, at which time he resigned to found Argosy Network Corporation, of which he served as Chairman and CEO. In 1992 he sold his interest in Argosy, and in 1993 he founded Pay Systems of America, Inc., of which he served as Chairman and CEO through December 1996. He currently is a private investor and serves as a director on the boards of The Bradford Funds, Inc., OPTS, Inc., Interlogics, Inc., CSM, Inc. and Equitas.

   J. Richard Buchignani has been a director of Concord since August 1992. He is a partner in the Memphis, Tennessee office of the law firm of Wyatt, Tarrant & Combs, who also serves as local counsel to Concord. Mr. Buchignani has been affiliated with the law firm since 1995 when most of the members of his firm of 18 years joined Wyatt, Tarrant & Combs.




   Ronald V. Congemi was appointed director of Concord in February 2001 and named Senior Vice President and President of Network Services in May 2001. He is also President of STAR, the PIN-secured debit network he founded in 1984 and which was acquired by Concord in February 2001. Prior to founding STAR, Mr. Congemi served in a variety of management positions at VISA International and at Texas Commerce Bank. He has served on the board of directors of the Electronic Funds Transfer Association and the Shared Network Executive Association.


   Richard M. Harter has been Concord's Secretary and a director of Concord since Concord's formation. Since 1969, he has been a partner at Bingham Dana LLP, legal counsel to Concord.

   Richard P. Kiphart has been a director of Concord since March 1997. In 1972 he became a principal of William Blair & Company, L.L.C. He served as head of Equity Trading from 1972 to 1980. He joined the Corporate Finance Department in 1980 and was made head of that department in January 1995.

   Jerry D. Mooney has been a director of Concord since August 1992. In August 1997, he began to serve as President and Chief Operating Officer of ServiceMaster Employer Services, Inc. He retired from that position in 1998. Prior to August 1997, he was President of Healthcare New Business Initiatives and formerly served as Chairman, President and CEO of ServiceMaster Diversified Health Services, Inc. (formerly VHA Long Term Care) beginning in 1981.

   Paul L. Whittington has been a director of Concord since May 1993. Mr. Whittington was the Managing Partner of the Memphis, Tennessee and Jackson, Mississippi offices of Ernst & Young from 1988 until his retirement in 1991. Since 1979, he had been the partner in charge of consulting at various Ernst & Young offices.

                       PRINCIPAL AND SELLING STOCKHOLDERS

Beneficial Ownership

   The following table sets forth certain information regarding the beneficial ownership of our common stock as of April 30, 2001 (except as set forth in the footnotes to the table) and as adjusted to reflect the sale of the shares in this offering, of:

  .  each of our directors and executive officers;

  .  all the directors and executive officers as a group;

  .  each owner of more than 5% of our common stock; and

  .  each selling stockholder.

   The information in the table assumes that the underwriters will not exercise their over-allotment option to purchase additional shares in this offering.

   Unless otherwise indicated, the address for each of our directors and executive officers is 2525 Horizon Lake Drive, Suite 120, Memphis, Tennessee 38133.


                                     Shares                       Shares
                                  Beneficially      Shares     Beneficially
                                   Owned Prior       Being     Owned After
                                   to Offering      Offered      Offering
                              --------------------- ------- ------------------
Name and Address of
Beneficial Owner                Number   Percent(1) Number    Number   Percent
-------------------           ---------- ---------- ------- ---------- -------
Dan M. Palmer(2).............  5,105,775    2.1%       --    5,105,775   2.0%
Edward A. Labry III(3).......  4,422,192    1.8%       --    4,422,192   1.8%
Edward T. Haslam(4)..........     95,250      *        --       95,250     *
Marcia E. Heister(5).........     16,250      *        --       16,250     *
William E. Lucado(6).........     81,300      *        --       81,300     *
Steve A. Lynch(7)............     19,500      *        --       19,500     *
Christopher S. Reckert(8)....    152,714      *        --      152,714     *
E. Miles Kilburn(9)..........    116,130      *        --      116,130     *
Douglas C. Altenbern(10).....     27,625      *        --       27,625     *
J. Richard Buchignani(11)....     51,149      *        --       51,149     *
Ronald V. Congemi(12)........    239,706      *        --      239,706     *
Richard M. Harter(13)........    136,550      *        --      136,550     *
Richard P. Kiphart(14).......  5,107,657    2.1%       --    5,107,657   2.1%
Jerry D. Mooney(11)(15)......     90,499      *        --       90,499     *
Paul L. Whittington(11)......     45,468      *        --       45,468     *

All directors and executive
 officers as a group
 (15 persons)(16)............ 15,707,765    6.2%       --   15,707,765   6.2%

William Blair & Company,      19,084,647    7.9%       --   19,084,647   7.8%
 L.L.C.(17)..................
 222 West Adams Street
 Chicago, IL 60606

Selling Stockholders(18):
 Aliant National
  Corporation(19)............     41,198      *     41,198         --    --
  P.O. Box 1237
  Alexander City, AL 35011-
   1237

                                        Shares                      Shares
                                     Beneficially      Shares    Beneficially
                                     Owned Prior        Being     Owned After
                                     to Offering       Offered     Offering
                                 -------------------- --------- ---------------
Name and Address of Beneficial
Owner                             Number   Percent(1)  Number   Number  Percent
------------------------------   --------- ---------- --------- ------- -------
 America's First Federal Credit
  Union.........................    41,198      *        32,698   8,500    *
  1200 4th Avenue North
  Birmingham, AL 35203

 AmSouth Bancorporation(20).....    41,198      *        41,198     --    --
  P.O. Box 11007
  Birmingham, AL 35288

 Bank of America                 4,514,288    1.9%    4,514,288     --    --
  Corporation(21)...............
  100 North Tryon Street
  Charlotte, NC 28255
  Mail Station NC 1-007-19-02

 Bank of the West...............   634,520      *       634,520     --    --
  1450 Treat Boulevard
  Walnut Creek, CA 94596

 Bank One, Arizona, National       634,520      *       634,520     --    --
  Association(22)...............
  241 North Central Avenue
  Phoenix, AZ 85004

 Bank One Foundation(23)........   870,735      *       870,735     --    --
  1 Bank One Plaza
  Chicago, IL 60670

 BB&T Corporation............... 1,845,166      *     1,845,166     --    --
  150 South Stratford Road, 4th
  Floor
  Winston-Salem, NC 27104

 Central Carolina Bank & Trust      12,681      *        12,681     --    --
  Company(24)...................
  One Commerce Square
  Memphis, TN 38150

 Centura Banks, Inc. ...........    65,878      *        65,878     --    --
  1233 Hardee's Boulevard,
  Building #2
  Mail Code 000-904-0104
  Rocky Mount, NC 27804

 Chevy Chase Bank, F.S.B.(25)...   243,849      *       120,000 123,849    *
  8401 Connecticut Avenue
  Chevy Chase, MD 20815

 Citibank, FSB(26)..............   634,520      *       634,520     --    --
  1 Court Square, 42nd Floor
  Long Island City, NY 11120

 Compass Bancshares, Inc........    41,198      *        41,198     --    --
  15 South 20th Street
  Birmingham, AL 35233

 C. U. Cooperative Systems......   634,520      *       500,000 134,520    *
  3500 Porsche Way, Suite 300
  Ontario, CA 91764

                                         Shares                      Shares
                                      Beneficially      Shares    Beneficially
                                      Owned Prior        Being    Owned After
                                      to Offering       Offered     Offering
                                  -------------------- --------- --------------
Name and Address of Beneficial
Owner                              Number   Percent(1)  Number   Number Percent
------------------------------    --------- ---------- --------- ------ -------
 The Exchange Bank of South           2,638      *         2,638  --      --
  Carolina, Inc..................
  130 West Main Street
  Kingstree, SC 29556

 The Fidelity Bank...............    10,553      *        10,553  --      --
  P.O. Box 8
  Fuquay-Varina, NC 27526

 First Citizens Bancorporation of
  South Carolina, Inc............    63,230      *        63,230  --      --
  1230 Main Street
  Columbia, SC 29201

 First Citizens BancShares,         110,119      *       110,119  --      --
  Inc............................
  P.O. Box 27131
  Raleigh, NC 27611-7131

 First Hawaiian Bank(27).........   634,520      *       519,520  --      --
  2339 Kamehameha Highway
  Honolulu, HI 96819

 First National Corporation......    11,770      *        11,770  --      --
  P.O. Box 1287
  Orangeburg, SC 29116-1287

 First Security Corporation(28).. 1,269,040      *     1,269,040  --      --
  79 South Main Street
  Salt Lake City, UT 84111

 Georgia Telco Credit Union......   256,466      *       256,466  --      --
  P.O. Box 105205
  Atlanta, GA 30348

 The Golden 1 Credit Union.......   634,520      *       634,520  --      --
  6507 4th Avenue
  Sacramento, CA 95817

 Heritage Bancshares, Inc........    21,832      *        21,832  --      --
  P.O. Box 100
  Lucama, NC 27851

 Lexington State Bank............    11,770      *        11,670  100       *
  P.O. Box 867
  Lexington, NC 27292

 NASA Federal Credit Union.......    37,389      *        37,389  --      --
  500 Prince George's Boulevard
  Upper Marlboro, MD 20774

 Regions Financial Corporation...    41,198      *        41,198  --      --
  417 North 20th Street
  Birmingham, AL 35203

                                         Shares                      Shares
                                      Beneficially      Shares    Beneficially
                                      Owned Prior        Being    Owned After
                                      to Offering       Offered     Offering
                                  -------------------- --------- --------------
Name and Address of Beneficial
Owner                              Number   Percent(1)  Number   Number Percent
------------------------------    --------- ---------- --------- ------ -------
 Riggs National Corporation(29)..   243,849      *       243,849  --      --
  800 17th Street, N.W., 3rd
  Floor
  Washington, DC 20006

 Sanwa Bank California...........   634,520      *       634,520  --      --
  601 Figueroa Street, W11-1
  Los Angeles, CA 90017

 The South Financial Group,          24,103      *        24,103  --      --
  Inc. ..........................
  104 South Main Street
  Greenville, SC 29601

 Southern BancShares (N.C.),         39,498      *        39,498  --      --
  Inc............................
  P.O. Box 729
  Mount Olive, NC 28365-0729

 SouthTrust Corporation..........    41,198      *        41,198  --      --
  P.O. Box 2554
  Birmingham, AL 35290

 SSA Baltimore Federal Credit        24,382      *        24,382  --      --
  Union..........................
  P.O. Box 7560
  Baltimore, MD 21207-0560

 Union Bank of California,          634,520      *       634,520  --      --
  N.A.(30).......................
  400 California Street
  San Francisco, CA 94104

 Wachovia Corporation(31)........ 1,242,516      *     1,242,516  --      --
  100 North Main Street
  Winston-Salem, NC 27101

 The Wachovia Foundation(32).....   534,198      *       534,198  --      --
  100 North Main Street
  Winston-Salem, NC 27101

 Washington Mutual Bank, FA(33)..   634,520      *       634,520  --      --
  1201 Third Avenue, WMT 1213
  Seattle, WA 98101

-------
*  Denotes less than 1%.

(1) Percentage ownership is based on 242,319,486 shares issued and outstanding as of April 30, 2001, plus the number of shares subject to options exercisable within 60 days after April 30, 2001 by the person or the aggregation of persons for which such percentage ownership is being determined.

(2) Shares owned include 5,085,775 shares covered by stock options exercisable within 60 days after April 30, 2001.
(3) Shares owned include 4,387,575 shares covered by stock options exercisable within 60 days after April 30, 2001.
(4) Shares owned include 91,250 shares covered by stock options exercisable within 60 days after April 30, 2001.

(5) Shares owned consist of shares covered by stock options exercisable within 60 days after April 30, 2001.


(6) Shares owned include 80,625 shares covered by stock options exercisable within 60 days after April 30, 2001.

(7) Shares owned consist of shares covered by stock options exercisable within 60 days after April 30, 2001.


(8) Shares owned include 146,714 shares covered by stock options exercisable within 60 days after April 30, 2001.


(9) Shares owned consist of shares covered by stock options exercisable within 60 days after April 30, 2001.


(10) Shares owned include 17,625 shares covered by stock options exercisable within 60 days after April 30, 2001.


(11) Shares owned include 38,875 shares covered by stock options exercisable within 60 days after April 30, 2001.


(12) Shares owned consist of shares covered by stock options exercisable within 60 days after April 30, 2001.


(13) Shares owned include 37,000 shares covered by stock options exercisable within 60 days after April 30, 2001. Shares owned also include 6,000 shares held in The Harter Family Charitable Foundation as to which Mr. Harter disclaims benefical ownership.


(14) Shares owned include 24,375 shares covered by stock options exercisable within 60 days after April 30, 2001.


(15) Shares owned include 21,262 shares held by Mr. Mooney's spouse and an additional 30,362 shares held by a corporation for which Mr. Mooney serves as President and a director, as to all of which Mr. Mooney disclaims beneficial ownership.


(16) Shares owned include an aggregate of 10,379,150 shares covered by stock options exercisable within 60 days after April 30, 2001.


(17) We have been advised by William Blair & Company, L.L.C. (Blair) that the number of shares includes 8,319,408 shares beneficially owned by principals of Blair with respect to which Blair disclaims beneficial ownership and 10,765,239 shares held in client accounts at Blair with respect to which Blair disclaims beneficial ownership.


(18)  Based upon information provided by the selling stockholders.


(19) We have been advised by Aliant National Corporation that the selling stockholder for the shares will be Aliant Foundation.




(20) We have been advised by AmSouth Bancorporation that this beneficial ownership information excludes 82,060 shares held by AmSouth Bancorporation or its affiliates in a fiduciary or other custodial or nominee capacity.


(21) We have been advised by Bank of America Corporation that this beneficial ownership information excludes 2,818,712 shares held by Bank of America Corporation or its affiliates in a fiduciary or other custodial or nominee capacity.


(22) We have been advised by Bank One, Arizona, National Association (Bank One Arizona) that this beneficial ownership information excludes 1,629,670 shares which Bank One Arizona or its affiliates hold in a fiduciary or other custodial or nominee capacity. We have also been advised that together Bank One, Arizona, National Association and its affiliate own 1,505,255 shares.


(23) We have been advised by Bank One Foundation that (i) American National Bank and Trust Company of Chicago, an affiliate of Bank One Foundation, is the record owner of 38,149 of the shares and Bank One, N.A., another affiliate of Bank One Foundation, is the record owner of 832,586 of the shares, (ii) Bank One Foundation is the beneficial owner of all of the shares, (iii) this beneficial ownership information is as of May 31, 2001, and (iv) this beneficial ownership information excludes 1,629,670 shares which Bank One Foundation or its affiliates hold in a fiduciary or other custodial or nominee capacity. We have also been advised that together Bank One Foundation and its affiliate own 1,505,255 shares.


(24) We have been advised by Central Carolina Bank & Trust Company that this beneficial ownership information excludes 145,175 shares held by Central Carolina Bank & Trust Company or its affiliates in a fiduciary or other custodial or nominee capacity.


(25) We have been advised by Chevy Chase Bank, F.S.B. that this beneficial ownership information excludes 25,850 shares held by Chevy Chase Bank, F.S.B. or its affiliates in a fiduciary or other custodial or nominee capacity.

(26) We have been advised by Citibank, FSB that this beneficial ownership information is as of May 18, 2001 and excludes 1,782,037 shares held by Citibank, FSB or its affiliates in a fiduciary or other custodial or nominee capacity.




(27) We have been advised by First Hawaiian Bank that (i) First Hawaiian Bank is in the process of transferring 115,000 of its shares to an affiliated foundation, and (ii) this beneficial ownership information excludes 40,400 shares held by First Hawaiian Bank or its affiliates in a fiduciary or other custodial or nominee capacity.


(28)  We have been advised by First Security Corporation (First Security) that
      (i) Wells Fargo Bank, N.A. (Wells Fargo), an affiliate of First Security, is the record owner of 634,520 of the shares and First Security is the record owner of 634,520 of the shares, (ii) First Security is the beneficial owner of all of the shares, (iii) this beneficial ownership information is as of May 31, 2001, and (iv) this beneficial ownership information excludes 697,880 shares held by Wells Fargo or its affiliates (all of which may be deemed to be affiliates of First Security because of their common ownership by Wells Fargo & Company) in a fiduciary or other custodial or nominee capacity.


(29) We have been advised by Riggs National Corporation that this beneficial ownership information excludes 35,118 shares held by Riggs National Corporation or its affiliates in a fiduciary or other custodial or nominee capacity.


(30) We have been advised by Union Bank of California, N.A. (Union Bank) that this beneficial ownership information excludes 1,098,956 shares held by Union Bank or its affiliates in a fiduciary or other custodial or nominee capacity.


(31) We have been advised by Wachovia Corporation that this beneficial ownership information excludes 111,343 shares held by Wachovia Corporation or its affiliates in a fiduciary or other custodial or nominee capacity.


(32) We have been advised by The Wachovia Foundation that this beneficial ownership information excludes 111,343 shares held by The Wachovia Foundation or its affiliates in a fiduciary or other custodial or nominee capacity.


(33) We have been advised by Washington Mutual Bank, FA that the selling stockholder for the shares will be Washington Mutual Foundation.


Material Relationships between Concord and Selling Stockholders


   Each of the selling stockholders or their affiliates owned shares of STAR common stock prior to Concord's acquisition of STAR in February 2001. Similarly, affiliates of Bank One, Arizona, National Association and Bank One Foundation owned shares of Cash Station common stock prior to Concord's acquisition of Cash Station in August 2000.


   Prior to our acquisition of STAR, the following selling stockholders or their affiliates had representatives serving on STAR's board of directors: Bank of America Corporation, Bank of the West, Bank One, Arizona, National Association, Bank One Foundation, BB&T Corporation, Chevy Chase Bank, F.S.B., Citibank, FSB, Compass Bancshares, Inc., C.U. Cooperative Systems, First Citizens BancShares, Inc., First Hawaiian Bank, First Security Corporation, Georgia Telco Credit Union, The Golden 1 Credit Union, NASA Federal Credit Union, Regions Financial Corporation, Riggs National Corporation, Sanwa Bank California, Union Bank of California, N.A., Wachovia Corporation, The Wachovia Foundation and Washington Mutual Foundation. In addition, prior to our acquisition of Cash Station, the following selling stockholders or their affiliates had representatives serving on Cash Station's board of directors:
Bank One, Arizona, National Association, Bank One Foundation and Citibank FSB (whose representation ended in September 1999).

                        SHARES ELIGIBLE FOR FUTURE SALE

   Upon completion of the offering, we will have 244,416,094 shares of common stock outstanding (based on outstanding shares as of May 25, 2001, assuming that the underwriters do not exercise their over-allotment option and excluding 25,452,004 shares issuable upon the exercise of options outstanding as of May 25, 2001). Of these shares, 225,052,837 shares (assuming the selling stockholders sell all of their 17,031,849 shares offered in the offering) will be freely tradable without restriction or further registration under the Securities Act unless purchased by an "affiliate" of ours, as that term is defined in Rule 144 under the Securities Act, which sales will be subject to the volume limitations and other restrictions set forth in Rule 144.


   Of the remaining shares,

  . 6,225,000 shares held by the two former stockholders of Card Payment
    Services are eligible for sale to the public, subject to compliance with the volume limitations and other conditions of Rule 144, and

  . 5,328,615 shares held by our directors and executive officers will be eligible for sale in the public market after the applicable lock-up period, subject to compliance with the volume limitations and other conditions of Rule 144.


   Furthermore, an additional 30,119,469 shares that may be issued in the future upon the exercise of options granted and to be granted under our stock option plans have been registered under the Securities Act and, therefore, will be freely tradable when issued (subject to the volume limitations and other conditions of Rule 144, in the case of shares to be sold by our affiliates). Of these options, 10,379,150 shares are covered by the lock-up period for directors and officers referred to above.


Registration Rights

   In connection with the acquisition of STAR, we entered into a registration rights agreement with certain entities that became our stockholders as a result of the merger (each, a Current Stockholder (STAR)). The registration rights agreement provides that, subject to certain limitations, at any time on or after August 1, 2001 but before February 1, 2003, each Current Stockholder
(STAR) has the right to demand, on no more than two occasions, that we register all or a portion of the shares of our common stock acquired by that stockholder as a result of the merger, subject to a minimum demand of 40% of the total shares issued in connection with the merger, provided that such percentage has a fair market value of at least $100 million. We are required to use our best efforts to effect any such registration on demand. Such registrations will be at our expense, except that each selling stockholder will bear its pro rata share of the underwriting discounts and commissions.

   In addition, under the registration rights agreement, the Current Stockholders (STAR) have certain incidental rights to require us to include in any registration statement we file with respect to our securities (whether for our own account or for the account of any securityholder) such amount of shares of common stock requested by the Current Stockholders (STAR) to be included therein, subject to certain exceptions. Such registrations will be at our expense, except that each selling stockholder will bear its pro rata share of the underwriting discounts and commissions.

   Pursuant to the registration rights agreement, after this offering, certain of the Current Stockholders (STAR) will continue to have the registration rights described above with respect to 7,809,642 shares owned by them assuming that the selling stockholders sell 17,031,849 shares in this offering.


   In connection with the acquisition of Card Payment Systems, we entered into a registration rights agreement with its two stockholders that became our stockholders as a result of the merger (each, a Current Stockholder (CPS)). The right of the Current Stockholders (CPS) to demand that we register shares of our common stock acquired by such stockholders as a result of the merger has expired. However, in the event that a Current Stockholder (CPS)'s employment under his employment agreement with us is terminated without cause or he terminates his employment with us for good reason, that stockholder will have a one-time right to demand that we register the common stock held by him on the effective date of his termination.

   In addition, under the registration rights agreement with the Current Stockholders (CPS), the Current Stockholders (CPS) have certain incidental rights to require us to include in any registration statement we file with respect to our securities (whether for our own account or for the account of any security holder) such amounts of shares of common stock requested by the Current Stockholders (CPS) to be included therein, subject to certain exceptions. Such registrations will be at our expense, except that each selling stockholder will bear its pro rata share of the underwriting discounts and commissions. After this offering, the Current Stockholders (CPS) will continue to have these registration rights with respect to 6,225,000 shares owned by them.

      UNITED STATES FEDERAL TAX CONSEQUENCES TO NON-UNITED STATES HOLDERS

   This is a general discussion of United States federal tax consequences of the acquisition, ownership and disposition of our common stock by a beneficial holder that, for United States federal income tax purposes, is a nonresident alien individual, a foreign corporation, a foreign partnership or a foreign estate or trust (a Non-United States Holder). We have based this summary upon the United States federal tax law in effect as of the date of this prospectus. These laws may change, possibly retroactively.

   We do not discuss all aspects of United States federal taxation that may be important to you in light of your particular circumstances, such as special tax rules that apply if you are a financial institution, insurance company, broker-dealer, tax-exempt organization or investor holding our common stock as part of a "straddle" or other integrated investment. We urge you to consult your tax advisor about the United States federal tax consequences of acquiring, holding and disposing of our common stock in your particular circumstances, as well as any tax consequences that may arise under the laws of any foreign, state, local or other taxing jurisdiction.

Dividends

   Dividends paid to a Non-United States Holder will generally be subject to withholding of United States federal income tax at the rate of 30% or such lower rate as may be provided by an applicable income tax treaty between the United States and the country of which the Non-United States Holder is a tax resident. If, however, the dividend is effectively connected with the conduct of a trade or business in the United States by the Non-United States Holder, the dividend will be exempt from withholding (subject to satisfaction of applicable certification procedures) and will instead be subject to the United States federal income tax imposed on net income on the same basis that applies to United States persons generally (assuming, if required by an applicable tax treaty, the dividends are attributable to a permanent establishment maintained by such Non-United States Holder within the United States) and, for corporate holders and under some circumstances, the branch profits tax. For this purpose, dividends paid to an entity that is treated as fiscally transparent (e.g., a partnership) for United States federal income tax purposes generally will be treated as made to the ultimate beneficial owners of the entity.


   To obtain a reduced rate of withholding under a treaty on dividends we pay, a Non-United States Holder generally will be required to provide an Internal Revenue Service Form W-8BEN certifying that Non-United States Holder's entitlement to treaty benefits. In addition, in the case of common stock held by a foreign partnership, the certification requirement generally will apply to the partners of the partnership, and the partnership must provide certain information, including a United States taxpayer identification number. Special rules apply to determining whether persons holding common stock through a fiscally transparent entity such as a partnership are eligible for treaty benefits. The application of these rules depends on a holder's particular circumstances and therefore such persons are urged to consult their tax advisors regarding their eligibility for such benefits.

Gain on Disposition

   A Non-United States Holder will generally not be subject to United States federal income tax, including by way of withholding, on gain recognized on a sale or other disposition of our common stock unless:

  . the gain is effectively connected with the conduct of a trade or business in the United States by the Non-United States Holder or

  . in the case of a Non-United States Holder who is a nonresident alien individual and who holds our common stock as a capital asset, that holder is present in the United States for 183 or more days in the taxable year of the disposition and certain other requirements are met.

   Gain that is effectively connected with the conduct of a trade or business in the United States by the Non-United States Holder will be subject to the United States federal income tax imposed on net income on the same basis that applies to United States persons generally, and, for corporate holders and under some circumstances, the branch profits tax, but will not be subject to withholding. Non-United States Holders should consult any applicable income tax treaties that may provide for different rules.

United States Federal Estate Taxes

   Our common stock that is owned or treated as owned by an individual who is not a citizen or resident of the United States, as specially defined for United States federal estate tax purposes, on the date of that person's death will be included in his or her estate for United States federal estate tax purposes, unless an applicable estate tax treaty provides otherwise.

Information Reporting and Backup Withholding

   Generally, we must report annually to the United States Internal Revenue Service and to each Non-United States Holder the amount of dividends that we paid to a holder and the amount of tax that we withheld on such dividends. This information may also be made available to the tax authorities of a country in which the Non-United States Holder resides.

   United States information reporting requirements and backup withholding tax will generally not apply to dividends that we pay on our common stock to a Non-United States Holder if it provides a Form W-8BEN (or satisfies certain documentary evidence requirements for establishing that it is a Non-United States Holder) or otherwise establishes an exemption. Payments by a United States office of a broker of the proceeds of a sale of our common stock are subject to both backup withholding at a rate of 31% and information reporting, unless the holder certifies its Non-United States Holder status under penalties of perjury or otherwise establishes an exemption.

   Information reporting requirements, but not backup withholding, will also apply to payments of the proceeds from sales of our common stock by foreign offices of United States brokers, or foreign brokers with certain types of relationships to the United States, unless the broker has documentary evidence in its records that the holder is a Non-United States Holder and certain other conditions are met, or the holder otherwise establishes an exemption.

   Backup withholding is not an additional tax. Any amounts that are withheld under the backup withholding rules will be refunded or credited against the Non-United States Holder's United States federal income tax liability, if the required information is furnished to the United States Internal Revenue Service.

                                  UNDERWRITING

   Salomon Smith Barney Inc., Goldman, Sachs & Co., William Blair & Company, L.L.C., Banc of America Securities LLC, Bear, Stearns & Co. Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated and Morgan Keegan & Company, Inc. are acting as representatives of the underwriters named below. Subject to the terms and conditions stated in the underwriting agreement dated the date of this prospectus, each underwriter named below has agreed to purchase, and we and the selling stockholders have agreed to sell to that underwriter, the number of shares set forth opposite the underwriter's name.

                                                                          Number
                                                                            of
   Underwriter                                                            Shares
   -----------                                                            ------
   Salomon Smith Barney Inc. ............................................
   Goldman, Sachs & Co...................................................
   William Blair & Company, L.L.C........................................
   Banc of America Securities LLC........................................
   Bear, Stearns & Co. Inc...............................................
   Merrill Lynch, Pierce, Fenner & Smith
        Incorporated.....................................................
   Morgan Keegan & Company, Inc..........................................
                                                                           ----
       Total.............................................................
                                                                           ====

   The underwriting agreement provides that the obligations of the underwriters to purchase the shares included in this offering are subject to approval of legal matters by counsel and to other conditions. The underwriters are obligated to purchase all the shares (other than those covered by the over-allotment option described below) if they purchase any of the shares.

   The underwriters propose to offer some of the shares directly to the public at the public offering price set forth on the cover page of this prospectus and some of the shares to dealers at the public offering price less a concession
not to exceed $   per share. The underwriters may allow, and such dealers may
reallow, a concession not to exceed $   per share on sales to other dealers. If
all of the shares are not sold at the initial offering price, the representatives may change the public offering price and the other selling terms.

   We have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus, to purchase up to 2,854,000 additional shares of common stock at the public offering price less the underwriting discount. The underwriters may exercise the option solely for the purpose of covering over-allotments, if any, in connection with this offering. To the extent the option is exercised, each underwriter must purchase a number of additional shares approximately proportionate to that underwriter's initial purchase commitment.


   We and our executive officers and directors have agreed that, for a period of 90 days beginning on the effective date of the registration statement of which this prospectus is a part, we and they will not, without the prior written consent of Salomon Smith Barney Inc. and Goldman, Sachs & Co., dispose of or hedge any shares of our common stock or any securities convertible into or exchangeable for our common stock. In addition, each of the selling stockholders has agreed not to sell or distribute any shares of common stock of Concord except under this offering within seven days prior to, or 90 days beginning on, the effective date of the registration statement of which this prospectus is a part. Salomon Smith Barney Inc. and Goldman, Sachs & Co. in their sole discretion may jointly release any of the securities subject to these lock-up agreements at any time without notice.


   The common stock is quoted on the Nasdaq National Market under the symbol "CEFT."

   The following table shows the underwriting discounts and commissions that we and the selling stockholders are to pay to the underwriters in connection with this offering. These amounts are shown assuming both no exercise and full exercise of the underwriters' option to purchase additional shares of common stock.

                       Paid by Concord      Paid by Selling Stockholders
                  ------------------------- ----------------------------------
                  No Exercise Full Exercise  No Exercise        Full Exercise
                  ----------- ------------- --------------     ---------------
     Per share..     $            $            $                   $
     Total......

   In connection with the offering, Salomon Smith Barney Inc., on behalf of the underwriters, may purchase and sell shares of common stock in the open market. These transactions may include short sales, syndicate covering transactions and stabilizing transactions. Short sales involve syndicate sales of common stock in excess of the number of shares to be purchased by the underwriters in the offering, which creates a syndicate short position. "Covered" short sales are sales of shares made in an amount up to the number of shares represented by the underwriters' over-allotment option. In determining the source of shares to close out the covered syndicate short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option. Transactions to close out the covered syndicate short position involve either purchases of the common stock in the open market after the distribution has been completed or the exercise of the over-allotment option. The underwriters may also make "naked" short sales of shares in excess of the over-allotment option. The underwriters must close out any naked short position by purchasing shares of common stock in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of bids for or purchases of shares in the open market while the offering is in progress.

   The underwriters also may impose a penalty bid. Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when Salomon Smith Barney Inc. repurchases shares originally sold by that syndicate member in order to cover syndicate short positions or make stabilizing purchases.

   In addition, one or more selling stockholders may have covered short positions in respect of the shares being sold by them in this offering which will become uncovered as a result of the sale. After the distribution has been completed, they may close out these positions through purchases of the common stock in the open market.


   Any of these activities may have the effect of preventing or retarding a decline in the market price of the common stock. They may also cause the price of the common stock to be higher than the price that would otherwise exist in the open market in the absence of these transactions. The underwriters and selling stockholders may conduct these transactions on the Nasdaq National Market or in the over-the-counter market, or otherwise. If the underwriters or selling stockholders commence any of these transactions, they may discontinue them at any time.


   In addition, in connection with this offering, some of the underwriters and selling group members may engage in passive market making transactions in the common stock on the Nasdaq National Market prior to the pricing and completion of the offering. Passive market making consists of displaying bids on the Nasdaq National Market no higher than the bid prices of independent market makers and making purchases at prices no higher than those independent bids and effected in response to order flow. Net purchases by a passive market maker on each day are limited to a specified percentage of the passive market maker's average daily trading volume in the common stock during a specified period and must be discontinued when that limit is reached. Passive market making may cause the price of the common stock to be higher than the price that otherwise would exist in the open market in the absence of those transactions. If the underwriters commence passive market making transactions, they may discontinue them at any time.

   We estimate that our portion of the total expenses related to this offering will be $1,300,000.

   The underwriters have performed certain investment banking and advisory services for us and the selling stockholders from time to time for which they have received customary fees and expenses. The underwriters may, from time to time, engage in transactions with and perform services for us in the ordinary course of their business.

   This offering is being made in conformity with certain applicable provisions of Rule 2720 of the Conduct Rules of the National Association of Securities Dealers, Inc. (NASD) for the following reasons: (1) As indicated under "Principal and Selling Stockholders," Bank of America Corporation, the parent company of Banc of America Securities LLC, one of the underwriters, is a selling stockholder in the offering and will receive more than ten percent (10%) of the net proceeds of the offering. In addition, Citibank, FSB, an affiliate of Salomon Smith Barney Inc., one of the underwriters, is a selling stockholder in the offering, and Regions Financial Corporation, the parent company of Morgan Keegan & Company, Inc., one of the underwriters, is a selling stockholder in the offering. Under Rule 2710(c)(8) of the Conduct Rules of the NASD, if more than ten percent (10%) of the net proceeds of a public offering of securities is to be paid to members of the NASD that are participating in the offering, or affiliated or associated persons, the offering must be made in conformity with certain applicable provisions of Rule 2720 of the Conduct Rules of the NASD; and (2) As of April 30, 2001, certain principals (including Richard P. Kiphart, a director of Concord) of William Blair & Company, L.L.C., one of the underwriters, beneficially owned an aggregate of 8,319,408 shares of our common stock, which will represent 3.4% of our outstanding common stock upon the closing of this offering, assuming that the underwriters' over-allotment option has not been exercised. In addition, certain mutual funds affiliated with, and certain discretionary accounts advised by, William Blair & Company, L.L.C. beneficially own shares of common stock.


   A prospectus in electronic format may be made available on the websites maintained by one or more underwriters. The representatives may agree to allocate a number of shares to underwriters for sale to their online brokerage account holders. The representatives will allocate shares to underwriters that may make Internet distributions on the same basis as other allocations. In addition, shares may be sold by the underwriters to securities dealers who resell shares to online brokerage account holders.

   We and the selling stockholders have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make because of any of those liabilities.

                                 LEGAL MATTERS

   The validity of the common stock offered hereby will be passed upon for us by Marcia E. Heister, our General Counsel, and for the underwriters by Cleary, Gottlieb, Steen & Hamilton, New York, New York. Marcia E. Heister is General Counsel and Assistant Secretary of Concord and holds options for shares of Concord's common stock.

                                    EXPERTS

   Ernst & Young LLP, independent auditors, have audited our consolidated financial statements at December 31, 2000 and 1999 and for each of the three years in the period ended December 31, 2000, to the extent indicated in their report. We have included our consolidated financial statements in this prospectus and elsewhere in the registration statement in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

                      WHERE YOU CAN FIND MORE INFORMATION

   We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission (SEC). You may read and copy any document we file at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549 or at the SEC's public reference rooms in Chicago, Illinois or New York, New York. Please call the SEC at (800) SEC-0330 for further information on the operation of the public reference rooms. Our SEC filings are also available to the public over the Internet on the web site of the SEC at http://www.sec.gov and at the office of the National Association of Securities Dealers, Inc. at 1735 K Street, N.W., Washington, D.C. 20006.


   The SEC allows us to "incorporate by reference" the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we later file with the SEC will automatically update and supersede this information. We incorporate by reference into this prospectus the following documents which we filed with the SEC (SEC file number 000-13848):

  . Our Annual Report on Form 10-K for our fiscal year ended December 31,
    2000.

  . Our Current Report on Form 8-K filed on February 14, 2001.

  . Amendment No. 1 to our Current Report on Form 8-K filed on April 16,
    2001.

  . Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2001.

  . The description of our common stock that is contained in our Registration
    No. 2-89213 filed on June 26, 1984, together with any and all amendments and reports filed for the purpose of updating such description.


   In addition, all documents subsequently filed by Concord pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of the offering shall be deemed to be incorporated by reference into this prospectus.

   This prospectus is part of a registration statement on Form S-3 that we filed with the SEC.

   Any statement contained in this prospectus or in a document incorporated by reference is modified or superseded for purposes of this prospectus to the extent that a statement contained in any such document modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

   You may request a copy of these filings, at no cost, by writing us at the following regular or email address or by calling us at the following telephone number:

                               Concord EFS, Inc.
                            Attn: Investor Relations
                            2525 Horizon Lake Drive
                                   Suite 120
                            Memphis, Tennessee 38133
                                 (901) 371-8000
                               Investor@efsnb.com

                               CONCORD EFS, INC.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                           Page
                                                                           ----
Financial Statements at December 31, 2000 and December 31, 1999 and for
 each of the three years in the period ended December 31, 2000

  Consolidated Balance Sheets............................................   F-2

  Consolidated Statements of Income......................................   F-3

  Consolidated Statements of Stockholders' Equity........................   F-4

  Consolidated Statements of Cash Flows..................................   F-5

  Notes to Consolidated Financial Statements.............................   F-6

  Report of Ernst & Young LLP (Concord EFS, Inc. years ended 1998, 1999 and 2000).............................................................  F-22

  Report of Deloitte & Touche LLP (Star Systems, Inc. years ended 1999 and 2000).............................................................  F-23

  Report of PricewaterhouseCoopers LLP (HONOR Technologies, Inc. year ended 1998)...........................................................  F-24

  Report of Arthur Andersen LLP (Star System, Inc. year ended 1998)......  F-25

Financial Statements at March 31, 2001, December 31, 2000 and for each of the three month periods ended March 31, 2001 and March 31, 2000

  Condensed Consolidated Balance Sheets (unaudited)......................  F-26

  Condensed Consolidated Statements of Income (unaudited)................  F-27

  Condensed Consolidated Statements of Cash Flows (unaudited)............  F-28

  Notes to Condensed Consolidated Financial Statements (unaudited).......  F-29

                       CONCORD EFS, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                                                             December 31
                                                        ----------------------
                                                           2000        1999
                                                        ----------  ----------
                                                           (in thousands)
                        ASSETS
Current assets
  Cash and cash equivalents............................ $  231,762  $  173,099
  Securities available for sale........................    649,425     458,201
  Accounts receivable, net.............................    307,756     181,452
  Inventories..........................................     15,087      18,076
  Prepaid expenses and other current assets............     22,125      12,844
  Deferred income taxes................................      6,732       9,888
                                                        ----------  ----------
    Total current assets...............................  1,232,887     853,560
Loans, net.............................................     78,654      30,922
Property and equipment, net............................    214,662     186,567
Goodwill, net..........................................    150,049     154,411
Other intangible assets, net...........................     75,644      57,186
Other assets...........................................      9,769      22,849
                                                        ----------  ----------
    Total assets....................................... $1,761,665  $1,305,495
                                                        ==========  ==========
         LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
  Accounts payable and other liabilities............... $  296,980  $  144,701
  Deposits.............................................    125,834     100,475
  Accrued liabilities..................................     51,717      59,939
  Income taxes payable.................................        --       19,816
  Current maturities of long-term debt.................      3,357       3,357
                                                        ----------  ----------
    Total current liabilities..........................    477,888     328,288
Long-term debt.........................................    109,911      89,268
Deferred income taxes..................................     31,871      15,131
Other liabilities......................................      6,412      14,785
                                                        ----------  ----------
    Total liabilities..................................    626,082     447,472
                                                        ----------  ----------
Commitments and contingent liabilities.................        --          --
Minority interest in subsidiary........................      3,052       2,602
                                                        ----------  ----------
Stockholders' equity
  Common stock, $0.33 1/3 par value; authorized 500,000
   shares, issued and outstanding 241,457 at December
   31, 2000 and 238,579 at December 31, 1999...........     80,485      79,526
  Additional paid-in capital...........................    429,578     373,965
  Retained earnings....................................    623,944     414,462
  Accumulated other comprehensive loss.................     (1,476)    (12,532)
                                                        ----------  ----------
    Total stockholders' equity.........................  1,132,531     855,421
                                                        ----------  ----------
    Total liabilities and stockholders' equity......... $1,761,665  $1,305,495
                                                        ==========  ==========

                See Notes to Consolidated Financial Statements.

                       CONCORD EFS, INC. AND SUBSIDIARIES

                       CONSOLIDATED STATEMENTS OF INCOME

                                                 Year ended December 31
                                             --------------------------------
                                                2000        1999       1998
                                             ----------  ----------  --------
                                               (in thousands, except per
                                                      share data)
Revenue..................................... $1,407,140  $1,060,010  $812,824
Cost of operations..........................  1,009,954     735,467   552,469
Selling, general and administrative
 expenses...................................     91,995      92,334    90,936
Acquisition and restructuring charges.......     11,691      36,189       --
                                             ----------  ----------  --------
    Operating Income........................    293,500     196,020   169,419
Other income (expense):
Interest income.............................     48,182      29,456    19,984
Interest expense............................    (10,939)    (13,205)  (17,380)
Equity in earnings of unconsolidated
 subsidiary.................................        --          --        281
                                             ----------  ----------  --------
    Income Before Taxes and Minority
     Interest...............................    330,743     212,271   172,304
Income taxes................................    120,220      82,906    65,709
                                             ----------  ----------  --------
  Income Before Minority Interest...........    210,523     129,365   106,595
Minority interest in net income of
 subsidiary.................................        597         124       --
                                             ----------  ----------  --------
Net Income.................................. $  209,926  $  129,241  $106,595
                                             ==========  ==========  ========
Pro forma provision for income taxes........        260       2,484       458
                                             ----------  ----------  --------
    Pro forma Net Income.................... $  209,666  $  126,757  $106,137
                                             ==========  ==========  ========
Per Share Data:
  Basic earnings per share--historical...... $     0.88  $     0.56  $   0.48
                                             ==========  ==========  ========
  Diluted earnings per share--historical.... $     0.85  $     0.54  $   0.46
                                             ==========  ==========  ========
  Basic earnings per share--pro forma....... $     0.88  $     0.55  $   0.47
                                             ==========  ==========  ========
  Diluted earnings per share--pro forma..... $     0.85  $     0.53  $   0.46
                                             ==========  ==========  ========
  Average Shares Outstanding:
   Basic shares.............................    239,179     231,843   224,235
                                             ==========  ==========  ========
   Diluted shares...........................    247,997     239,867   231,396
                                             ==========  ==========  ========

                See Notes to Consolidated Financial Statements.

                       CONCORD EFS, INC. AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                                                               Accumulated
                          Common Stock   Additional               Other
                         ---------------  Paid-In   Retained  Comprehensive
                         Shares  Amount   Capital   Earnings  Income (Loss)   Total
                         ------- ------- ---------- --------  ------------- ----------
                                                (in thousands)
Balance at January 1,
 1998................... 100,978 $33,659  $154,955  $186,817    $     99    $  375,530
 Exercise of stock
  options...............     413     138     6,458                               6,596
 Three for two stock
  split.................  48,341  16,114   (16,114)
 Tax benefit of
  nonqualifying stock
  option exercises......                     3,630                               3,630
 Activity by pooled
  subsidiaries..........                       824      (997)                     (173)
 Net income.............                             106,595                   106,595
 Cumulative effect of
  accounting change, net
  of tax of $421........                                             776           776
 Change in net
  unrealized gain on
  securities available
  for sale, net of tax
  of $158...............                                             294           294
                                                                            ----------
 Comprehensive income...                                                       107,665
                         ------- -------  --------  --------    --------    ----------
Balance at December 31,
 1998................... 149,732  49,911   149,753   292,415       1,169       493,248
 Exercise of stock
  options...............   2,664     888    21,714                              22,602
 Three for two stock
  split.................  79,435  26,478   (26,478)
 Offering of common
  stock.................   6,748   2,249   205,569                             207,818
 Tax benefit of
  nonqualifying stock
  option exercises......                    23,407                              23,407
 Activity by pooled
  subsidiaries..........                              (7,194)                   (7,194)
 Net income.............                             129,241                   129,241
 Change in net
  unrealized loss on
  securities available
  for sale, net of tax
  of $7,764.............                                         (13,701)      (13,701)
                                                                            ----------
 Comprehensive income...                                                       115,540
                         ------- -------  --------  --------    --------    ----------
Balance at December 31,
 1999................... 238,579  79,526   373,965   414,462     (12,532)      855,421
 Exercise of stock
  options...............   2,793     931    25,962                              26,893
 Tax benefit of
  nonqualifying stock
  option exercises......                    27,955                              27,955
 Stock issued for
  purchase acquisition..      85      28     1,696                               1,724
 Activity by pooled
  subsidiaries..........                                (444)                     (444)
 Net income.............                             209,926                   209,926
 Change in net
  unrealized loss on
  securities available
  for sale, net of tax
  of $5,536.............                                          11,056        11,056
                                                                            ----------
 Comprehensive income...                                                       220,982
                         ------- -------  --------  --------    --------    ----------
Balance at December 31,
 2000................... 241,457 $80,485  $429,578  $623,944    $ (1,476)   $1,132,531
                         ======= =======  ========  ========    ========    ==========

                See Notes to Consolidated Financial Statements.

                       CONCORD EFS, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                   Year ended December 31
                                                -------------------------------
                                                  2000       1999       1998
                                                ---------  ---------  ---------
                                                       (in thousands)
Operating activities
 Net income...................................  $ 209,926  $ 129,241  $ 106,595
 Adjustments to reconcile net income to net
  cash provided by operating activities:
 Minority interest in subsidiary..............        597        124        --
 Equity in earnings of unconsolidated
  subsidiary..................................        --         --        (281)
 Provision for losses on accounts receivable..      5,039      3,474      3,654
 Depreciation and amortization................     96,615     82,682     70,729
 Deferred income taxes........................     13,610       (616)       945
 Net realized gain on sales of securities
  available for sale..........................     (2,333)      (230)    (1,234)
 Restructuring charges........................        --       8,152        --
 Changes in operating assets and liabilities:
 Accounts receivable..........................   (130,682)   (58,846)      (443)
 Inventories..................................      2,989     (6,680)    (5,498)
 Prepaid expenses and other current assets....     (9,577)    (3,656)    (1,620)
 Accounts payable and other liabilities.......    153,309     78,260     23,987
 Other, net...................................     (5,995)     4,951     (2,996)
                                                ---------  ---------  ---------
 Net cash provided by operating activities....    333,498    236,856    193,838
Investing activities
 Acquisition of securities available for
  sale........................................   (308,157)  (273,603)  (240,783)
 Proceeds from sales of securities available
  for sale....................................    106,771     51,051    105,617
 Proceeds from maturity of securities
  available for sale..........................     29,889     31,105     47,183
 Acquisition of securities held to maturity...        --         --      (9,630)
 Proceeds from maturity of securities held to
  maturity....................................        --         --       4,843
 Purchases of loans...........................    (48,324)   (15,781)   (13,683)
 Net change in loans..........................        (69)       710       (127)
 Acquisition of property and equipment........    (87,113)   (67,596)   (70,652)
 Purchased merchant contracts.................    (30,640)   (26,869)   (16,988)
 Other investing activity.....................     (2,899)   (16,733)   (24,620)
                                                ---------  ---------  ---------
 Net cash used in investing activities........   (340,542)  (317,716)  (218,840)
Financing activities
 Net increase in deposits.....................     25,359     65,568     24,769
 Repayment under credit agreement (net).......        --     (21,500)    (8,425)
 Proceeds from notes payable..................     42,000     12,500     68,925
 Payments on notes payable....................    (22,326)  (138,873)   (52,876)
 Payments on leases payable...................     (2,874)    (4,017)    (4,435)
 Proceeds from exercise of stock options......     26,893     22,602      6,596
 Proceeds from offering of common stock.......        --     207,818        --
 Activity by pooled subsidiaries..............     (3,345)    (4,293)      (173)
                                                ---------  ---------  ---------
Net cash provided by financing activities.....     65,707    139,805     34,381
                                                ---------  ---------  ---------
Net increase in cash and cash equivalents.....     58,663     58,945      9,379
 Cash and cash equivalents at beginning of
  year........................................    173,099    114,154    104,775
                                                ---------  ---------  ---------
Cash and cash equivalents at end of year......  $ 231,762  $ 173,099  $ 114,154
                                                =========  =========  =========
Disclosure of cash flow information:
Interest paid.................................  $  10,698  $  13,943  $  17,622
                                                =========  =========  =========
Income taxes paid.............................  $  96,419  $  48,494  $  59,684
                                                =========  =========  =========

                See Notes to Consolidated Financial Statements.

                       CONCORD EFS, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                               December 31, 2000

Note A--Significant Accounting Policies

   Nature of Operations: Concord is a vertically-integrated electronic transaction processor. Concord acquires, routes, authorizes, captures, and settles all types of non-cash payment transactions for retailers and financial institutions nationwide. Concord's primary activities consist of (1) Payment Services, which provides payment processing services for credit card, debit card, and electronic benefits transfer card transactions for retailers; and (2) Network Services, which provides network and ATM processing services for financial institutions.

   Principles of Consolidation: The consolidated financial statements include the accounts of Concord and its subsidiaries after elimination of all material intercompany balances and transactions.

   Business Combinations: The consolidated financial statements have been restated for all transactions accounted for as poolings of interests to combine the financial position, results of operations, and cash flows of the respective companies for all periods presented. Transactions accounted for under the purchase method of accounting reflect the net assets of the acquired company at fair value on the date of acquisition, and the excess of the purchase price over fair value of the assets is recorded as goodwill. The results of operations of the purchased company are included since the date of acquisition. Concord owns a majority interest of 74% in Primary Payment Systems, Inc. (PPS), a risk management service, as a result of Concord's acquisitions of STAR and Cash Station. Concord has consolidated PPS in the consolidated financial statements in 2000 and 1999. Prior to 1999, Concord considered its majority ownership in PPS as temporary; therefore, its investment was accounted for under the equity method of accounting.

   Use of Estimates: The preparation of the consolidated financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

   Cash Equivalents: Concord considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents. Cash equivalents consist primarily of federal funds sold through Concord's financial institutions and money market funds which invest in commercial paper, repurchase agreements, and instruments of domestic and foreign banks and other financial institutions.

   Accounts Receivable: The majority of Concord's accounts receivable is related to the gross settlement dollars due from associations, networks, and trucking company customers. Revenue from most Payment Services customers is collected daily from settlement funds due to Concord's merchants. In addition, Concord records an account receivable when revenue is recognized from sales of POS equipment or transactions by Concord's Payment Services and Network Services customers.

   Securities Available for Sale: Management determines the appropriate classification of debt securities at the time of purchase and evaluates such designation as of each balance sheet date. Securities available for sale are stated at fair value, with the unrealized gains and losses, net of tax, reported as a component of accumulated other comprehensive income (loss) in stockholders' equity.

   The amortized cost of debt securities is adjusted for amortization of premiums and accretion of discounts to maturity, or in the case of mortgage-backed securities, over the estimated life of the security. Such amortization, interest and dividends are included in interest income from investments. The cost of securities sold is based on the specific identification method.

   Inventories: Inventories are stated at the lower of cost (first-in, first-out method) or market. Inventories consist primarily of POS terminals.

                       CONCORD EFS, INC. AND SUBSIDIARIES

   Loans: A substantial portion of the loan portfolio is represented by mortgage loans in Memphis, Tennessee and the surrounding communities purchased through Concord's financial institution subsidiaries (the Banks). The Banks originate loans to home builders in the construction industry as well as a limited number of commercial and consumer loans. The ability of Concord's debtors to honor their contracts is dependent upon the real estate and general economic conditions of this area.

   Loans that management has the intent and ability to hold for the foreseeable future or until maturity or pay-off generally are reported at their outstanding unpaid principal balances adjusted for charge-offs and the allowance for loan losses. Interest income is accrued on the unpaid principal balance.

   The accrual of interest on loans is discontinued at the time the loan is 90 days delinquent. In all cases, loans are placed on non-accrual or charged off at an earlier date if collection of principal or interest is considered doubtful.

   Interest income is subsequently recognized on impaired loans only to the extent cash payments in excess of past due principal amounts are received. Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current.

   The allowance for loan losses is established as losses are estimated to have occurred through a provision for loan losses charged to earnings. Loan losses are charged against the allowance when management determines that a loan balance is uncollectible. Subsequent recoveries, if any, are credited to the allowance.

   Property and Equipment: Property and equipment are stated at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the assets.

   Goodwill and Other Intangible Assets: Goodwill and other intangible assets are stated at cost. Amortization is computed using the straight-line basis over an estimated useful life of 10 to 25 years for goodwill, 6 years for purchased merchant contracts, and 5 to 15 years for intangibles other than purchased merchant contracts, such as customer lists.

   Impairment of Long-Lived Assets: Management evaluates long-lived assets, including property and equipment, goodwill, and certain other intangible assets to be held and used by Concord for impairment whenever events or changes in circumstances indicate that the carrying value of the assets may not be recoverable. Impairment losses are recognized if expected discounted future cash flows of the related assets are less than their carrying values. Measurement of an impairment loss is based on the fair value of the asset.

   Income Taxes: Concord accounts for income taxes using the liability method.

   Revenue Recognition: Revenue from credit card and other transaction processing activities is recorded when the service is provided, gross of interchange and network fees charged to Concord which are recorded as a cost of operations at the same time the services are provided.

   Revenue from service contracts and product sales is recognized when the service is provided or the equipment is shipped. Service contracts and related sales include all revenue under system service contracts, including revenue from sales of terminal hardware when the contract includes such sales.

   Concord may incur losses from cardholder disputes in the case of merchant insolvency or bankruptcy. Based on historical losses, Concord believes its allowance for doubtful accounts is adequate. The allowance for doubtful accounts is established as losses are estimated to have occurred through a provision for bad debts charged to earnings. Losses are charged against the allowance when management confirms that a receivable balance is uncollectible. Subsequent recoveries, if any, are credited to the allowance.

   Stock-Based Compensation: Concord grants options for a fixed number of shares to employees with an exercise price equal to the fair value of the shares at the date of the grant. These stock option grants are accounted for in accordance with APB Opinion No. 25, "Accounting for Stock Issued to Employees;" accordingly, Concord recognizes no compensation expense for the stock option grants.

                       CONCORD EFS, INC. AND SUBSIDIARIES

   Reclassification: Certain 1999 and 1998 amounts have been reclassified to conform to the 2000 presentation.

Note B--Business Combinations

   On February 1, 2001, Concord acquired STAR, a debit network. The acquisition was accounted for as a pooling of interests transaction in which Concord issued approximately 24.0 million shares of its common stock. STAR was formed as a result of an Agreement of Mergers and Reorganization (the Agreement) dated October 2, 1998 effective March 1, 1999 between Honor Technologies, Inc. (HTI), organized under the laws of the State of Delaware, and Star System, Inc. (SSI), a nonprofit mutual benefit corporation under the laws of the State of California. As a result of the Agreement, HTI and SSI became wholly owned subsidiaries of STAR in a combination accounted for as a pooling of interests.

   On August 21, 2000 Concord acquired Cash Station, Inc., a debit network. The acquisition was accounted for as a pooling of interests transaction in which Concord issued 2.5 million shares of its common stock.

   On January 31, 2000 Concord acquired National Payment Systems Inc. d/b/a Card Payment Systems (CPS), a reseller of payment processing services. The acquisition was accounted for as a pooling of interests transaction in which Concord issued 6.2 million shares of its common stock.

   On February 26, 1999 Concord acquired Electronic Payment Services, Inc.
(EPS), a payment processor and operator of a debit network. The acquisition was accounted for as a pooling of interests transaction in which Concord issued
45.1 million shares of its common stock.

   The following table presents selected financial information split among Concord, CPS, Cash Station, STAR, SSI, and HTI:

                                                 Year ended December 31
                                             --------------------------------
                                                2000        1999       1998
                                             ----------  ----------  --------
                                               (in thousands, except per
                                                      share data)
   Revenue:
     Concord................................ $1,215,893  $  830,059  $634,511
     CPS(1).................................      4,047      41,909    15,915
     Cash Station(2)........................      9,494      17,973    16,121
     STAR(3)................................    184,866     152,748       --
     SSI(4).................................        --        8,851    48,790
     HTI(5).................................        --       14,229   101,412
     Intercompany eliminations(6)...........     (7,160)     (5,759)   (3,925)
                                             ----------  ----------  --------
   Combined................................. $1,407,140  $1,060,010  $812,824
                                             ==========  ==========  ========
   Pro forma net income:
     Concord................................    186,009     101,652    88,695
     CPS(1).................................        650       7,096     1,309
     Cash Station(2)........................        816       1,222     1,052
     STAR(3)................................     22,451      16,409       --
     SSI(4).................................        --        1,624     6,842
     HTI(5).................................        --        1,238     8,697
     Pro forma provision for CPS income
      taxes(7)..............................       (260)     (2,484)     (458)
                                             ----------  ----------  --------
     Combined............................... $  209,666  $  126,757  $106,137
                                             ==========  ==========  ========
   Pro forma basic earnings per share
    combined................................ $     0.88  $     0.55  $   0.47
                                             ==========  ==========  ========
   Pro forma diluted earnings per share
    combined................................ $     0.85  $     0.53  $   0.46
                                             ==========  ==========  ========

                       CONCORD EFS, INC. AND SUBSIDIARIES

--------
(1) The 2000 amounts reflect the results of CPS operations from January 1, 2000 through January 31, 2000 (unaudited). The CPS results of operations from February 1, 2000 to December 31, 2000 are included in Concord amounts. Results for the years ended December 31, 1999 and 1998 are unaudited.
(2) The 2000 amounts reflect the results of Cash Station operations from January 1, 2000 through June 30, 2000 (unaudited). Results of operations from July 1, 2000 to December 31, 2000 are included in Concord amounts.
(3) The 2000 amounts reflect the results of STAR operations from January 1, 2000 through December 31, 2000. The 1999 amounts reflect the results of STAR operations from March 1, 1999 to December 31, 1999.
(4) The 1999 amounts reflect the results of SSI operations from January 1, 1999 through February 28, 1999 (unaudited). Results of operations from March 1, 1999 to December 31, 1999 are included in STAR amounts.
(5) The 1999 amounts reflect the results of HTI operations from January 1, 1999 through February 28, 1999 (unaudited). Results of operations from March 1, 1999 to December 31, 1999 are included in STAR amounts.
(6) All material activity between Concord and STAR has been eliminated.
(7) The results of operations include pro forma income taxes that would have been required if CPS had been a taxable corporation. The former owners of CPS were responsible for income taxes for the periods prior to the merger.

   On February 7, 2000 Concord acquired Virtual Cyber Systems, Inc. (VCS), an Internet software development company. The acquisition of VCS, for which Concord paid approximately $2.0 million, was accounted for as a purchase transaction and was immaterial to Concord's financial statements.

   Acquisition expenses and restructuring charges were $11.7 million for the year ended December 31, 2000. These pre-tax expenses and charges consisted of advisory, legal, and accounting fees incurred in the acquisitions of CPS and Cash Station, and severance and network de-conversion costs incurred in the acquisition of Cash Station. Acquisition and restructuring charges of $36.2 million were incurred in the year ended December 31, 1999 in connection with the acquisition of EPS. The pre-tax expenses and charges were for acquisition expenses, communications conversion costs, asset write-offs, signature debit conversion, severance costs, and other. As of December 31, 2000 approximately $3.4 million of these expenses related to Cash Station were accrued but unpaid.

   The following table details the reserve balance, in millions, from the various acquisition expenses and charges:

                                                      2000
                                                    Expenses
                                  Cash or  Balance  & Charges          Balance
           Description            Non-cash 12/31/99  Accrued  Activity 12/31/00
           -----------            -------- -------- --------- -------- --------
EPS:
  Communications conversion
   costs.........................   Cash    $11.3     $ --     $11.3    $ --
  Severance and other............   Cash      1.4       --       1.4      --
CPS:
  Advisory, legal and
   accounting....................   Cash      --        0.8      0.8      --
Cash Station:
  Compensation and severance.....   Cash      --        4.2      3.2      1.0
  Legal and accounting fees......   Cash      --        2.2      2.2      --
  Network de-conversion costs....   Cash      --        4.5      2.1      2.4
                                            -----     -----    -----    -----
                                            $12.7     $11.7    $21.0    $ 3.4
                                            =====     =====    =====    =====

                       CONCORD EFS, INC. AND SUBSIDIARIES

   In addition to the pre-tax charges, a tax component write-off of $1.3 million for impaired state tax net operating losses of EPS was incurred in 1999.

Note C--Accounts Receivable, Net

   Accounts receivable, net, consisted of the following at December 31:

                                                               2000      1999
                                                             --------  --------
                                                              (in thousands)
   Receivable from VISA and MasterCard...................... $179,103  $ 70,857
   Receivable from trucking companies.......................   40,871    32,078
   Other accounts receivable................................   90,801    81,246
                                                             --------  --------
                                                              310,775   184,181
   Allowance for doubtful accounts..........................   (3,019)   (2,729)
                                                             --------  --------
   Accounts receivable, net................................. $307,756  $181,452
                                                             ========  ========

Note D--Securities Available for Sale

   The following is a summary of securities available for sale:

                                                  Gross      Gross
                                      Amortized Unrealized Unrealized   Fair
                                        Cost      Gains      Losses    Value
                                      --------- ---------- ---------- --------
                                                   (in thousands)
December 31, 2000
U.S. government and agency
 securities.......................... $114,988    $  584    $ (2,279) $113,293
Mortgage-backed securities...........  169,856       458      (1,811)  168,503
Corporate securities.................  169,859     1,412      (1,928)  169,343
Municipal securities.................  173,989     1,977      (1,464)  174,502
                                      --------    ------    --------  --------
  Total debt securities..............  628,692     4,431      (7,482)  625,641
Equity securities....................   23,285       896        (397)   23,784
                                      --------    ------    --------  --------
                                      $651,977    $5,327    $ (7,879) $649,425
                                      ========    ======    ========  ========
December 31, 1999
U.S. government and agency
 securities.......................... $ 71,526    $   49    $ (3,388) $ 68,187
Mortgage-backed securities...........  167,356       --       (7,830)  159,526
Corporate securities.................   70,926       --       (1,123)   69,803
Municipal securities.................  157,246       109      (7,472)  149,883
                                      --------    ------    --------  --------
  Total debt securities..............  467,054       158     (19,813)  447,399
Equity securities....................   10,802       --          --     10,802
                                      --------    ------    --------  --------
                                      $477,856    $  158    $(19,813) $458,201
                                      ========    ======    ========  ========

   The scheduled maturities of debt securities at December 31, 2000 were as follows:

                                                             Amortized   Fair
                                                               Cost     Value
                                                             --------- --------
                                                               (in thousands)
   Due in one year or less.................................. $ 36,688  $ 36,573
   Due in one to five years.................................   97,777    97,262
   Due in five to ten years.................................  117,286   117,269
   Due after ten years......................................  376,941   374,537
                                                             --------  --------
                                                             $628,692  $625,641
                                                             ========  ========

                       CONCORD EFS, INC. AND SUBSIDIARIES

   Expected maturities on mortgage-backed securities may differ from contractual maturities because the issuers of the securities may have the right to prepay obligations without prepayment penalties. Securities carried at approximately $110.4 million at December 31, 2000 were pledged as collateral for the Federal Home Loan Bank advances.

Note E--Loans, Net

   Loans, net, consisted of the following at December 31:

                                                               2000      1999
                                                             --------  --------
                                                              (in thousands)
   Mortgage (1-4 family).................................... $ 57,501  $ 25,069
   Small business administration............................   12,102       --
   Construction and development.............................    7,376     3,594
   Commercial...............................................    2,154     2,597
   Consumer.................................................      496       114
                                                             --------  --------
                                                               79,629    31,374
   Allowance for loan losses................................     (975)     (452)
                                                             --------  --------
   Loans, net............................................... $ 78,654  $ 30,922
                                                             ========  ========

Note F--Property and Equipment, Net

   Property and equipment, net, consisted of the following at December 31:

                                                             2000       1999
                                                           ---------  ---------
                                                             (in thousands)
   Land................................................... $   1,050    $ 1,050
   Building & improvements................................    16,050     15,862
   Computer facilities and equipment......................   328,748    289,551
   Furniture and equipment................................    70,545     72,466
   Leasehold improvements.................................    17,807     15,810
                                                           ---------  ---------
                                                             434,200    394,739
   Accumulated depreciation...............................  (219,538)  (208,172)
                                                           ---------  ---------
   Property and equipment, net............................ $ 214,662  $ 186,567
                                                           =========  =========

   Depreciation expense was $61.4 million, $54.2 million, and $48.1 million for the years ended December 31, 2000, 1999, and 1998, respectively.

Note G--Goodwill, Net

   Goodwill, net, consisted of the following at December 31:

                                                             2000       1999
                                                           ---------  ---------
                                                             (in thousands)
   Goodwill............................................... $ 203,439  $ 197,562
   Accumulated amortization...............................   (53,390)   (43,151)
                                                           ---------  ---------
   Goodwill, net.......................................... $ 150,049  $ 154,411
                                                           =========  =========

   Amortization expense related to goodwill was $9.5 million, $9.3 million, and $9.5 million for the years ended December 31, 2000, 1999, and 1998, respectively.

                       CONCORD EFS, INC. AND SUBSIDIARIES

Note H--Other Intangible Assets, Net

   Other intangible assets, net, consisted of the following at December 31:

                                                               2000      1999
                                                             --------  --------
                                                              (in thousands)
   Purchased merchant contracts............................. $ 90,883  $ 60,413
   Customer lists...........................................   33,644    31,144
                                                             --------  --------
                                                              124,527    91,557
   Accumulated amortization.................................  (48,883)  (34,371)
                                                             --------  --------
   Other intangible assets, net............................. $ 75,644  $ 57,186
                                                             ========  ========

   Total amortization expense related to other intangible assets was $14.9 million, $9.8 million, and $8.8 million for the years ended December 31, 2000, 1999, and 1998, respectively.

   Amortization expense on purchased merchant contracts is recognized on a straight-line basis over an estimated useful life of six years. Amortization expense associated with purchased merchant contracts was $12.7 million, $7.7 million, and $6.1 million for the years ended December 31, 2000, 1999, and 1998, respectively.

   Customer lists consist of contract rights including agreements not to compete and other values assigned to the assets. Amortization expense associated with these assets was approximately $2.2 million, $2.1 million, and $2.7 million for the years ended December 31, 2000, 1999, and 1998, respectively.

Note I--Commitments and Contingencies

   Concord licenses a portion of its computer software under various noncancelable agreements, which expire on various dates through 2002. Software license expense under these agreements totaled approximately $4.6 million, $4.2 million, and $3.3 million during 2000, 1999, and 1998 respectively.

   Concord rents office facilities and equipment under non-cancelable operating leases expiring at various dates through 2011. Rental expense for operating leases amounted to approximately $8.0 million, $8.8 million, and $7.5 million for the years ended December 31, 2000, 1999, and 1998, respectively.

   On May 22, 1998 Concord entered into a $15.0 million operating lease agreement replacing the remainder of the original subrental agreement on offices in Wilmington, Delaware. The terms for the operating lease provide for an initial seven-year term through 2005 with an option to renew for two additional five-year terms.

   Future minimum lease payments for operating leases and software license agreements with initial or remaining terms in excess of one year at December 31, 2000 are as follows:

                                                              Software Operating
                                                              Licenses  Leases
                                                              -------- ---------
                                                                (in thousands)
   2001......................................................  $1,236   $ 8,906
   2002......................................................     852     9,368
   2003......................................................     675     7,155
   2004......................................................     675     4,454
   2005......................................................     761     3,604
   Thereafter................................................     338    14,097
                                                               ------   -------
   Total future payments.....................................  $4,537   $47,584
                                                               ======   =======

                       CONCORD EFS, INC. AND SUBSIDIARIES

   Concord has available $55.0 million in unsecured lines of credit with other financial institutions, which expire on various dates throughout 2005. No amounts were outstanding on these lines at December 31, 2000 or 1999.

   Concord is a party to various claims and litigation in the normal course of business. None of these claims is expected to have a material effect on Concord's consolidated financial position or results of operations.

Note J--Long-Term Debt

   Long-term debt consisted of the following at December 31, 2000 and 1999:

                                                                2000     1999
                                                              --------  -------
                                                               (in thousands)
   Federal Home Loan Bank (FHLB) advances.................... $ 99,000  $75,000
   Notes payable.............................................   14,268   17,625
                                                              --------  -------
   Total long-term debt......................................  113,268   92,625
   Current portion of notes payable..........................   (3,357)  (3,357)
                                                              --------  -------
     Total long-term debt, less current portion.............. $109,911  $89,268
                                                              ========  =======

   FHLB advances were at fixed rates ranging from 4.75% to 6.40% at December 31, 2000 with a final maturity date in 2008. Concord had approximately $23.7 million available on unused lines of credit with the FHLB at December 31, 2000.

   Notes payable were at a variable rate of LIBOR plus 0.50%, 7.085% at December 31, 2000, maturing on March 15, 2003. Notes payable were collateralized by a security interest in all former HTI member contracts. The original balance of notes payable was $23.5 million which was repayable in monthly installments with a final principal payment on March 15, 2003.

   Concord repaid an unsecured note to a former stockholder during 1999 in the amount of $125.0 million. The interest rate on the debt was 6.40%.

   Future maturities of FHLB advances and notes payable are as follows:

                                                                  FHLB    Notes
                                                                Advances Payable
                                                                -------- -------
                                                                 (in thousands)
   Year ending December 31:
     2001...................................................... $   --   $ 3,357
     2002......................................................     --     3,357
     2003......................................................  10,000    7,554
     2004......................................................     --       --
     2005......................................................     --       --
     Thereafter................................................  89,000      --
                                                                -------  -------
       Total future payments................................... $99,000  $14,268
                                                                =======  =======

Note K--Employee Benefit Plans

   Effective March 1, 1998 Concord established the Concord EFS Retirement Savings Plan (the Concord Plan). Employees who have reached the age of 21 and completed one year of service with Concord are eligible to participate in the Concord Plan. The Concord Plan provides for voluntary tax-deferred contributions by

                       CONCORD EFS, INC. AND SUBSIDIARIES
eligible employees and discretionary contributions by Concord. Total expenses related to the Concord Plan were approximately $2.7 million, $2.0 million, and $0.1 million for the years ended December 31, 2000, 1999, and 1998, respectively.

   The Electronic Payment Services, Inc. Retirement Savings Plan (the EPS Plan) covered substantially all employees of EPS. Prior to February 26, 1999, when the EPS Plan was terminated, each qualified employee received a discretionary company profit-sharing contribution at December 31 of the plan year. In addition, the EPS Plan included voluntary tax-deferred employee contributions and discretionary contributions by EPS. Total expenses related to the EPS Plan were approximately $0.5 million and $3.7 million for the years ended December 31, 1999 and 1998, respectively.

   STAR maintains a defined contribution plan (the STAR Plan). Employees of STAR are eligible to become participants in the STAR Plan upon completion of three months employment and upon attaining the age of 21 1/2. Participation in the STAR plan is voluntary. Total expenses related to the STAR Plan were $3.5 million, $3.0 million, and $1.6 million for the years ended December 31, 2000, 1999, and 1998, respectively. The STAR Plan will be terminated as of December 31, 2001 and all participants will become participants in the Concord Plan.

   STAR maintains a deferred compensation trust to provide supplemental retirement benefits to the former President and Chief Executive Officer of HTI. The balance of this retirement account, plus accrued interest, totaled approximately $1.5 million as of December 31, 2000 and 1999 and was included with other assets and other liabilities in the consolidated financial statements.

Note L--Income Taxes

   Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of Concord's deferred tax liabilities and assets at December 31 are as follows:

                                                                2000    1999
                                                               ------- -------
                                                               (in thousands)
   Deferred tax liabilities:
     Capitalization of internal use software.................. $17,359 $17,060
     Restructuring charges....................................     179  (6,180)
     Depreciation.............................................  10,761   4,000
     Intangible amortization..................................   1,019   3,581
     Purchased merchant contracts.............................   1,436     387
     Other....................................................   1,117  (3,717)
                                                               ------- -------
       Total deferred tax liabilities.........................  31,871  15,131
                                                               ------- -------
   Deferred tax assets:
     Net unrealized loss on securities available for sale.....     837   7,123
     Nondeductible reserves...................................     --    1,802
     Bad debt allowance.......................................   2,132     730
     Inventories..............................................     123      44
     Restructuring charges....................................   1,470     --
     Depreciation.............................................     370     166
     Other....................................................   1,800      23
                                                               ------- -------
       Total deferred tax assets..............................   6,732   9,888
                                                               ------- -------
       Net deferred tax liability............................. $25,139 $ 5,243
                                                               ======= =======

                       CONCORD EFS, INC. AND SUBSIDIARIES

   The components of the provision (benefit) for income taxes for the three years ended December 31 are as follows:

                                                        2000    1999     1998
                                                      -------- -------  -------
                                                           (in thousands)
   Current
     Federal......................................... $102,942 $73,428  $59,529
     State...........................................    3,668  10,094    5,235
                                                      -------- -------  -------
                                                       106,610  83,522   64,764
                                                      -------- -------  -------
   Deferred
     Federal.........................................   11,816  (1,930)    (100)
     State...........................................    1,794   1,314    1,045
                                                      -------- -------  -------
                                                        13,610    (616)     945
                                                      -------- -------  -------
                                                      $120,220 $82,906  $65,709
                                                      ======== =======  =======

   The reconciliation of income taxes computed at the U.S. federal statutory tax rate of 35% to income tax expense for the three years ended December 31 is as follows:

                                                       2000     1999     1998
                                                     --------  -------  -------
                                                          (in thousands)
   Tax at statutory rate............................ $115,760  $74,294  $60,306
   State income taxes, net of federal benefit.......    3,551    5,092    3,699
   Acquisition costs................................      753    2,292      --
   Nondeductible amortization of goodwill...........    2,549    2,523    2,537
   Tax-exempt interest income.......................   (2,560)  (2,319)  (1,175)
   Other, net.......................................      167    1,024      342
                                                     --------  -------  -------
                                                     $120,220  $82,906  $65,709
                                                     ========  =======  =======

   Income tax benefits resulting from the disqualifying dispositions of certain employee incentive stock option shares were credited to additional paid-in capital because no compensation expense was charged to income for financial reporting purposes related to the exercise of such options.

Note M--Stockholders' Equity

   In June 1999 Concord completed an offering of 10.1 million shares of its common stock, and within the same offering, an additional 44.5 million shares of common stock were sold by the previous owners of EPS for a total of 54.6 million shares of common stock. Net of the underwriting discount and other expenses of the offering, Concord received $207.8 million for the 10.1 million shares of common stock issued. The previous owners of EPS had received unregistered common stock of Concord in connection with the February 26, 1999 acquisition. Concord did not receive any proceeds from the sale of shares by the previous owners of EPS.

                       CONCORD EFS, INC. AND SUBSIDIARIES

Note N--Earnings Per Share

   The following table sets forth the computation of basic and diluted earnings per share:

                                                       Year ended December 31
                                                     --------------------------
                                                       2000     1999     1998
                                                     -------- -------- --------
                                                     (in thousands, except per
                                                            share data)
   Numerator:
     Net income..................................... $209,926 $129,241 $106,595
                                                     ======== ======== ========
   Denominator:
     Denominator for basic earnings per share,
      weighted-average shares.......................  239,179  231,843  224,235
     Effect of dilutive employee stock options......    8,818    8,024    7,161
                                                     -------- -------- --------
     Denominator for diluted earnings per share-
      adjusted weighted-average shares and assumed
      conversions...................................  247,997  239,867  231,396
                                                     ======== ======== ========
   Basic earnings per share......................... $   0.88 $   0.56 $   0.48
                                                     ======== ======== ========
   Diluted earnings per share....................... $   0.85 $   0.54 $   0.46
                                                     ======== ======== ========

   Earnings per share and related share data have been restated to reflect all stock splits.

Note O--Incentive Stock Option Plans

   The Concord EFS, Inc. 1993 Incentive Stock Option Plan, as amended (the Concord Plan) allows for the grant of up to 37.5 million shares of common stock for the benefit of Concord's key employees. Options are granted at 100% of the market value on the date of the grant (110% in the case of a holder of more than 10% of the outstanding shares) and generally become exercisable within four years of the date of the grant. Options generally expire 10 years from the grant date. At December 31, 2000, 8.2 million shares were available to be granted.

   Information pertaining to the Concord Plan is summarized below, in thousands, except price per share:

                                    Number of  Weighted   Weighted
                                     Shares     Average    Average
                                      Under    Exercise   Aggregate   Options
                                     Option   Price/Share   Price   Exercisable
                                    --------- ----------- --------- -----------
Outstanding at January 1, 1998.....  12,188     $ 7.11    $ 86,696     4,886
                                                          ========     =====
  Granted..........................   6,404      11.14
  Exercised........................  (1,324)      4.91
  Terminated.......................     (51)      9.73
                                     ------
Outstanding at December 31, 1998...  17,217       8.77    $151,041     7,825
                                                          ========     =====
  Granted..........................   6,672      21.63
  Exercised........................  (3,857)      5.87
  Terminated.......................    (618)     20.66
                                     ------
Outstanding at December 31, 1999...  19,414      13.43    $260,818     7,720
                                                          ========     =====
  Granted..........................   6,553      18.55
  Exercised........................  (2,793)      9.75
  Terminated.......................    (247)     18.90
                                     ------
Outstanding at December 31, 2000...  22,927     $15.29    $350,476     9,576
                                     ======               ========     =====

                       CONCORD EFS, INC. AND SUBSIDIARIES

   The weighted average fair value of options granted during 2000, 1999, and 1998 was $8.28, $9.29, and $4.10, respectively.

   Additional information regarding options outstanding as of December 31, 2000 is summarized below:

                                             Weighted
                                              Average                Weighted
                                             Remaining                Average
                                 Weighted   Contractual  Number of   Exercise
    Option            Options     Average     Life of     Options    Price of
     Exercise       Outstanding  Exercise   Options in  Exercisable   Options
   Price Range      (thousands) Price/Share    Years    (thousands) Exercisable
   -----------      ----------- ----------- ----------- ----------- -----------
   $ 2.28- 8.67....    2,672      $ 5.35       4.43        2,672      $ 5.35
   $10.06-12.78....    9,111       11.69       6.85        5,823       11.34
   $15.50-21.00....    6,850       19.01       8.82          502       20.74
   $21.08-29.94....    4,294       23.17       8.48          579       22.38
                      ------                               -----
   $ 2.28-29.94....   22,927      $15.29       7.46        9,576      $10.83
                      ======                               =====

   Prior to its merger with Concord, EPS adopted the Electronic Payment Services, Inc. 1995 Stock Option Plan, as amended (the EPS Plan). In connection with the merger of EPS with Concord, all outstanding options in the EPS Plan were accelerated and vested in February 1999. The total amount of option shares (after conversion to Concord EFS, Inc. shares) at December 31, 1998 was approximately 3.4 million, at a weighted average exercise price of $5.65. All outstanding options in the EPS Plan were exercised by the expiration date of November 23, 1999.

   Prior to its merger with Concord, STAR adopted the Star Systems, Inc. 2000 Equity Incentive Plan (the STAR Plan). In connection with the merger of STAR with Concord, all outstanding options in the STAR Plan were vested and became exercisable. None of the options were issuable upon exercise until February 2001, when the shares subject to issuance under these options were registered. The total amount of option shares (after conversion to Concord EFS, Inc. shares) at December 31, 2000 was approximately 0.8 million, at a weighted average exercise price of $10.21.

   As discussed below, Concord has elected to follow APB No. 25 and related interpretations in accounting for its employee stock options because the alternative fair value accounting provided for under SFAS No. 123, "Accounting for Stock Based Compensation," requires use of option valuation models that were not developed for use in valuing employee stock options. Under APB No. 25, no compensation expense is recognized because the exercise price of Concord's employee stock options equals the market price of the underlying stock on the date of grant.

   Pro forma information regarding net income and earnings per share is required by SFAS No. 123, and has been determined as if Concord had accounted for its employee stock options under the fair value method of that statement. The fair value for these options was estimated at the date of grant using a Black-Scholes option pricing model with the following weighted average assumptions for 2000, 1999, and 1998, respectively: risk-free interest rates of 5.0%, 5.0%, and 6.0%, and volatility factors of the expected market price of Concord's common stock of .512, .582, and .358. Assumptions that remained constant for all years were dividend yields of 0% and a weighted average expected life of the options of three years.

   The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because Concord's employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, it is

                       CONCORD EFS, INC. AND SUBSIDIARIES
management's opinion that the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options. For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options' vesting period. Concord's pro forma information is as follows for the years ended December 31 (in thousands, except for earnings per share):

                                                        2000     1999    1998
                                                      -------- -------- -------
   Pro forma net income.............................. $184,922 $113,639 $97,895
   Pro forma basic earnings per share................ $   0.77 $   0.49 $  0.44
   Pro forma diluted earnings per share.............. $   0.75 $   0.47 $  0.42

   Pro forma disclosures are not likely to be representative of reported pro forma net income and earnings per share in future years as additional options may be granted in future years and the vesting of options already granted will impact the pro forma disclosures.

Note P--Employment Agreements

   In February 1998 Concord entered into incentive agreements with its CEO and President, each for a term of five years expiring February 2003. Each agreement sets out the executive's annual base salary, provides an incentive compensation program with a bonus potential of 50% of annual base salary, provides for grants of regular stock options of up to 562,500 shares a year based on performance, and provides for grants of special stock options contingent upon, or providing accelerated vesting upon, the average market price of Concord stock reaching and maintaining certain levels. The agreements contain certain non-compete provisions and change in control provisions regarding the acceleration of outstanding stock options and the payment of bonuses.

Note Q--Operations by Business Segment

   Concord has two reportable segments: Payment Services and Network Services.

   Concord's revenue from Payment Services results from processing payment transactions made by credit cards (such as VISA, MasterCard, Discover, American Express, and Diner's Club), and debit cards (such as STAR, Pulse, and NYCE). Payment Services also includes providing payment cards that enable drivers of trucking companies to purchase fuel and obtain cash advances at truck stops.

   Network Services revenue consists of processing fees for driving and monitoring ATMs, processing fees for managing debit card records, access and switching fees for network access, and fees and other surcharges charged for proprietary ATMs.

   Concord evaluates performance and allocates resources based on profit or loss from operations. Items classified as "Other" include amounts not identifiable with the two reported segments described above. The accounting policies of the reportable segments are the same as those described in Note A-- Significant Accounting Policies.

   Assets are allocated between Payment Services and Network Services based upon Concord's evaluation of the revenue earned by the particular assets. Assets classified as "Other" include assets not identifiable with the two reported segments.

   Concord's reportable segments are business units that are managed separately because they offer distinct products for different end users. No single customer of Concord accounts for a material portion of Concord's

                       CONCORD EFS, INC. AND SUBSIDIARIES
revenue. Business segment information for the years ended December 31, 2000, 1999, and 1998 is presented below in thousands:


                                  Payment    Network
                                 Services   Services     Other       Total
                                 ---------  ---------  ---------  -----------
2000
Revenue......................... $ 883,890  $ 523,250  $     --   $ 1,407,140
Cost of operations..............  (705,057)  (304,897)       --    (1,009,954)
Selling, general &
 administrative expenses........       --         --     (91,995)     (91,995)
Acquisition & restructuring
 charges........................      (776)   (10,915)       --       (11,691)
Taxes & interest, net...........       --         --     (82,977)     (82,977)
Minority interest in
 subsidiary.....................       --         --        (597)        (597)
                                 ---------  ---------  ---------  -----------
Net income (loss)............... $ 178,057  $ 207,438   (175,569)     209,926
                                 =========  =========  =========  ===========
Assets by segment............... $ 887,067  $ 378,859  $ 495,739  $ 1,761,665
                                 =========  =========  =========  ===========
1999
Revenue......................... $ 645,474  $ 414,536  $     --   $ 1,060,010
Cost of operations..............  (487,547)  (247,920)       --      (735,467)
Selling, general &
 administrative expenses........       --         --     (92,334)     (92,334)
Acquisition & restructuring
 charges........................    (6,436)   (19,253)   (10,500)     (36,189)
Taxes & interest, net...........       --         --     (66,655)     (66,655)
Minority interest in
 subsidiary.....................       --         --        (124)        (124)
                                 ---------  ---------  ---------  -----------
Net income (loss)...............   151,491    147,363   (169,613)     129,241
                                 =========  =========  =========  ===========
Assets by segment............... $ 620,750  $ 363,536  $ 321,209  $ 1,305,495
                                 =========  =========  =========  ===========
1998
Revenue......................... $ 478,917  $ 333,907  $     --   $   812,824
Cost of operations..............  (357,634)  (194,835)       --      (552,469)
Selling, general &
 administrative expenses........       --         --     (90,936)     (90,936)
Equity in earnings of
 subsidiary.....................       --         --         281          281
Taxes & interest, net...........       --         --     (63,105)     (63,105)
                                 ---------  ---------  ---------  -----------
Net income (loss)............... $ 121,283  $ 139,072  $(153,760) $   106,595
                                 =========  =========  =========  ===========
Assets by segment............... $ 440,700  $ 349,993  $ 178,052  $   968,745
                                 =========  =========  =========  ===========

Note R--Debt and Dividend Restrictions

   In accordance with federal banking laws, certain restrictions exist regarding the ability of Concord's financial institution subsidiaries to transfer funds to Concord in the form of cash dividends, loans or advances. The approval of certain regulatory authorities is required to pay dividends in excess of earnings retained in the current year plus retained net earnings for the preceding two years. As of December 31, 2000, approximately $213.3 million and $8.1 million of undistributed earnings of EFS National Bank (EFSNB) and EFS Federal Savings Bank (EFSFSB), respectively, included in consolidated retained earnings, were available for distribution to Concord as dividends without prior regulatory approval. Under Federal Reserve regulations, these subsidiaries are also limited as to the amount they may loan to affiliates, including Concord, unless such loans are collateralized by specific obligations. At December 31, 2000, the maximum amount available for transfer in the form of loans to Concord from EFSNB and EFSFSB, respectively, approximated 2.30% and 0.43% of Concord's consolidated net assets.

                       CONCORD EFS, INC. AND SUBSIDIARIES

Note S--Disclosures About Fair Value of Financial Instruments

   The following methods and assumptions were used to estimate the fair value of each class of financial instruments. These fair values are provided for disclosure purposes only, and do not necessarily indicate the amount Concord would pay or receive in a market transaction with an unrelated third party.

   Cash and Cash Equivalents: The carrying amounts reported in the balance sheet for cash and cash equivalents approximate those assets' fair values.

   Securities Available for Sale: Fair values for securities are based on quoted market prices, where available. If quoted market prices are not available, fair values are based on quoted market prices of comparable instruments.

   Loans: Fair values of all categories of loans are estimated by discounting their expected future cash flows using interest rates currently being offered for loans with similar terms, reduced by an estimate of credit losses inherent in the portfolio.

   Deposits: Fair values of fixed-rate, fixed-maturity deposits are estimated using a discounted cash flow calculation that applies interest rates currently being offered on similar deposits to a schedule of aggregated expected monthly maturities on time deposits. The fair values disclosed for deposits other than fixed-rate, fixed-maturity deposits approximate their respective carrying values at the reporting date.

   Short-Term Borrowings: The interest rates on short-term borrowings are variable rates; accordingly, fair value approximates the outstanding balance.

   FHLB Advances: The fair values of FHLB advances are estimated using discounted cash flow analyses based on Concord's current incremental borrowing rates for similar types of borrowing arrangements.

   Notes Payable: The carrying amount of notes payable to banks approximates fair value based on interest rates that are currently available to the Company for issuance of debt with similar terms and remaining maturities.

                       CONCORD EFS, INC. AND SUBSIDIARIES

   The following table summarizes the carrying amount compared to the fair value of financial instruments according to the methods and assumptions listed above:

                                                               Carrying   Fair
                                                                Amount   Value
                                                               -------- --------
                                                                (in thousands)
   December 31, 2000
   Financial assets:
     Cash and cash equivalents................................ $231,762 $231,762
     Securities available for sale............................  649,425  649,425
     Loans....................................................   78,654   73,864
   Financial liabilities:
     Deposits.................................................  125,834  126,122
     FHLB advances............................................   99,000   96,809
     Notes payable............................................   14,268   14,300
   December 31, 1999
   Financial assets:
     Cash and cash equivalents................................ $173,099 $173,099
     Securities available for sale............................  458,201  458,201
     Loans....................................................   30,922   30,124
   Financial liabilities:
     Deposits.................................................  100,475  100,557
     FHLB advances............................................   75,000   72,099
     Notes payable............................................   17,625   17,672

Note T--Quarterly Financial Results (Unaudited)

   The following table provides an unaudited summary of quarterly results for the calendar years 2000 and 1999. The quarterly information reported previously on Form 10-Q for these quarters has been restated to reflect mergers accounted for as pooling of interests.

                                               1st      2nd      3rd      4th
                                             Quarter  Quarter  Quarter  Quarter
                                             -------- -------- -------- --------
                                               (in thousands, except per share
                                                            data)
   2000
   Revenue.................................. $302,917 $338,848 $363,908 $401,467
   Operating income.........................   57,789   74,032   70,045   91,634
   Net income...............................   41,512   52,282   50,246   65,886
   Per share:
     Basic earnings......................... $   0.17 $   0.22 $   0.21 $   0.27
     Diluted earnings....................... $   0.17 $   0.21 $   0.20 $   0.26
   1999
   Revenue.................................. $221,565 $251,053 $274,149 $313,243
   Operating income.........................   12,589   53,143   63,228   67,060
   Net income...............................    3,332   34,946   43,476   47,487
   Per share:
     Basic earnings......................... $   0.01 $   0.15 $   0.18 $   0.20
     Diluted earnings....................... $   0.01 $   0.15 $   0.18 $   0.19

                       CONCORD EFS, INC. AND SUBSIDIARIES

                         REPORT OF INDEPENDENT AUDITORS

Board of Directors and Stockholders of Concord EFS, Inc.

   We have audited the accompanying consolidated balance sheets of Concord EFS, Inc. and subsidiaries as of December 31, 2000 and 1999, and the related consolidated statements of income, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 2000. These consolidated financial statements are the responsibility of the management of Concord EFS, Inc. Our responsibility is to express an opinion on these financial statements based on our audits. We did not audit the financial statements of Star Systems, Inc., a wholly-owned subsidiary, which reflect total assets constituting 11.8% and 14.8% at December 31, 2000 and 1999, respectively, of the related consolidated financial statements totals, and which reflect net income constituting approximately 10.7%, 14.9%, and 14.6% of the related consolidated financial statements totals for the years ended December 31, 2000, 1999, and 1998, respectively. Those statements were audited by other auditors whose reports have been furnished to us, and our opinion, insofar as it relates to data included for Star Systems, Inc., is based solely on the reports of the other auditors.

   We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits and the reports of the other auditors provide a reasonable basis for our opinion.

   In our opinion, based on our audits and the reports of the other auditors, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Concord EFS, Inc. and subsidiaries at December 31, 2000 and 1999, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 2000, in conformity with accounting principles generally accepted in the United States.

                                          /s/ Ernst & Young LLP

Memphis, Tennessee
April 4, 2001

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Stockholders of Star Systems, Inc.:

We have audited the consolidated balance sheets of Star Systems, Inc. and subsidiaries (the Company) as of December 31, 2000 and 1999, and the related consolidated statements of income, stockholders' equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements (not presented separately herein) referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2000 and 1999, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

/s/ Deloitte & Touche LLP
Certified Public Accountants

Orlando, Florida
March 2, 2001

                         INDEPENDENT ACCOUNTANTS REPORT

Stockholders of HONOR Technologies, Inc.:

   In our opinion, the consolidated statements of income, of changes in stockholders' equity and of cash flows (not presented separately herein) present fairly, in all material respects, the results of operations and cash flows of HONOR Technologies, Inc. and its subsidiaries (the Company) for the year ended December 31, 1998 in conformity with generally accepted accounting principles. Those financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on those financial statements based our audit. We conducted our audit of those statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for the opinion expressed above.

                                          /s/ PricewaterhouseCoopers LLP

Orlando, Florida
April 23, 1999

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors of Star System, Inc.:

   We have audited the statements of income, changes in members' equity, and cash flows for the year ended December 31, 1998 of Star System, Inc. (a California nonprofit mutual benefit corporation). These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

   We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

   In our opinion, the financial statements referred to above (not presented separately herein) present fairly, in all material respects, the results of operations and cash flows of Star System, Inc. for the year ended December 31, 1998, in conformity with generally accepted accounting principles.

                                          /s/ Arthur Andersen LLP

San Diego, California
April 12, 1999

                       CONCORD EFS, INC. AND SUBSIDIARIES

                     Condensed Consolidated Balance Sheets

                                (Unaudited)


                                                           March 31  December 31
                                                             2001       2000
                                                          ---------- -----------
                                                              (in thousands)
                         ASSETS
Current assets
  Cash and cash equivalents.............................. $  224,379 $  231,762
  Securities available for sale..........................    706,733    649,425
  Accounts receivable, net...............................    238,248    307,756
  Inventories............................................     17,218     15,087
  Prepaid expenses and other current assets..............     24,171     22,125
  Deferred income taxes..................................      4,013      6,732
                                                          ---------- ----------
    Total current assets.................................  1,214,762  1,232,887
Loans, net...............................................     84,329     78,654
Property and equipment, net..............................    219,625    214,662
Goodwill, net............................................    147,525    150,049
Other intangible assets, net.............................     78,449     75,644
Other assets.............................................      8,623      9,769
                                                          ---------- ----------
    Total assets......................................... $1,753,313 $1,761,665
                                                          ========== ==========
          LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
  Accounts payable and other liabilities................. $  217,421 $  296,980
  Deposits...............................................    124,725    125,834
  Accrued liabilities....................................     40,314     48,307
  Accrued restructuring charges..........................     91,531      3,410
  Income taxes payable...................................     11,388        --
  Current maturities of long-term debt...................        --       3,357
                                                          ---------- ----------
    Total current liabilities............................    485,379    477,888
Long-term debt...........................................    111,562    109,911
Deferred income taxes....................................     12,785     31,871
Other liabilities........................................      6,604      6,412
                                                          ---------- ----------
    Total liabilities....................................    616,330    626,082
                                                          ---------- ----------
Commitments and contingent liabilities...................        --         --
Minority interest in subsidiary..........................      3,225      3,052
                                                          ---------- ----------
Stockholders' equity
  Common stock...........................................     80,758     80,485
  Other stockholders' equity.............................  1,053,000  1,052,046
                                                          ---------- ----------
    Total stockholders' equity...........................  1,133,758  1,132,531
                                                          ---------- ----------
    Total liabilities and stockholders' equity........... $1,753,313 $1,761,665
                                                          ========== ==========

           See Notes to Condensed Consolidated Financial Statements.

                       CONCORD EFS, INC. AND SUBSIDIARIES

                  Condensed Consolidated Statements of Income

                                (Unaudited)


                                                               Three months
                                                              ended March 31
                                                             ------------------
                                                               2001      2000
                                                             --------  --------
                                                              (in thousands,
                                                             except per share
                                                                   data)
Revenue..................................................... $375,638  $302,917
Cost of operations..........................................  270,268   222,515
Selling, general and administrative expenses................   23,812    21,837
Acquisition and restructuring charges.......................  125,362       776
                                                             --------  --------
    Operating Income (Loss).................................  (43,804)   57,789
Other income (expense):
Interest income.............................................   15,482     9,893
Interest expense............................................   (3,123)   (2,416)
                                                             --------  --------
    Income (Loss) Before Taxes and Minority Interest........  (31,445)   65,266
Income taxes (benefit)......................................   (5,626)   23,608
                                                             --------  --------
    Income (Loss) Before Minority Interest..................  (25,819)   41,658
Minority interest in net income of subsidiary...............      173       146
                                                             --------  --------
    Net Income (Loss)....................................... $(25,992) $ 41,512
                                                             ========  ========
Pro forma provision for income taxes........................      --        260
                                                             --------  --------
    Pro forma Net Income (Loss)............................. $(25,992) $ 41,252
                                                             ========  ========
Per Share Data:
  Basic and proforma basic earnings (loss) per share........ $  (0.11) $   0.17
                                                             ========  ========
  Diluted and proforma diluted earnings (loss) per share.... $  (0.11) $   0.17
                                                             ========  ========
Average shares outstanding:
  Basic shares..............................................  241,664   238,636
                                                             ========  ========
  Diluted shares............................................  241,664   244,748
                                                             ========  ========


           See Notes to Condensed Consolidated Financial Statements.

                       CONCORD EFS, INC. AND SUBSIDIARIES

                Condensed Consolidated Statements of Cash Flows

                                (Unaudited)


                              Three months ended
                                   March 31
                              -------------------
                                2001       2000
                              ---------  --------
                                (in thousands)
Operating activities
  Net cash provided by
   operating activities.....  $  69,563  $ 58,576
Investing activities
  Acquisition of securities
   available for sale.......   (172,411)  (69,538)
  Proceeds from sales of
   securities available for
   sale.....................    110,784    29,325
  Proceeds from maturity of
   securities available for
   sale.....................     15,532     9,763
  Purchases of loans........     (9,417)  (15,072)
  Acquisition of property
   and equipment............    (23,843)  (19,035)
  Purchased merchant
   contracts................     (7,490)   (6,661)
  Other investing activity..      1,629    (4,298)
                              ---------  --------
    Net cash used in
     investing activities...    (85,216)  (75,516)
Financing activities
  Net increase (decrease) in
   deposits.................     (1,109)    1,472
  Repayment under credit
   agreement (net)..........    (14,706)      --
  Proceeds from notes
   payable..................     13,000     6,000
  Payments on notes
   payable..................        --     (7,808)
  Proceeds from exercise of
   stock options............     11,085       420
  Activity by pooled
   subsidiaries.............        --     (2,905)
                              ---------  --------
Net cash provided by
 financing activities.......      8,270    (2,821)
                              ---------  --------
Net decrease in cash and
 cash equivalents...........     (7,383)  (19,761)
Cash and cash equivalents at
 beginning of year..........    231,762   173,099
                              ---------  --------
Cash and cash equivalents at
 end of Quarter.............  $ 224,379  $153,338
                              =========  ========


           See Notes to Condensed Consolidated Financial Statements.

                       CONCORD EFS, INC. AND SUBSIDIARIES

              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

                                (UNAUDITED)

                                 March 31, 2001

Note A--Basis of Presentation

   The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Form 10-Q and
Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management all adjustments, consisting of normal recurring accruals, considered necessary for a fair presentation have been included. Operating results for the three month period ended March 31, 2001 are not necessarily indicative of the results that may be expected for the year ended December 31, 2001. For further information, refer to the consolidated financial statements and footnotes thereto included in the Concord EFS, Inc. and Subsidiaries (Concord) current report on Form 8-K/A filed April 16, 2001 for the year ended December 31, 2000.

   Nature of Operations: Concord is a vertically-integrated electronic transaction processor. Concord acquires, routes, authorizes, captures, and settles all types of non-cash payment transactions for retailers and financial institutions nationwide. Concord's primary activities consist of (1) Payment Services, which provides payment processing services for credit card, debit card, and electronic benefits transfer card transactions for retailers; and (2) Network Services, which provides network and ATM processing services for financial institutions.

   Principles of Consolidation: The condensed consolidated financial statements include the accounts of Concord and its subsidiaries after elimination of all material intercompany balances and transactions.

   Business Combinations: The condensed consolidated financial statements have been restated for all transactions accounted for as poolings of interests to combine the financial position, results of operations, and cash flows of the respective companies for all periods presented. Transactions accounted for under the purchase method of accounting reflect the net assets of the acquired company at fair value on the date of acquisition, and the excess of the purchase price over fair value of the assets is recorded as goodwill. The results of operations of the purchased company are included since the date of acquisition.

   Reclassification: Certain 2000 amounts have been reclassified to conform to the 2001 presentation.

                       CONCORD EFS, INC. AND SUBSIDIARIES

                                (UNAUDITED)

                                 March 31, 2001

Note B--Business Combinations

   On February 1, 2001, Concord acquired STAR, a debit network. The acquisition was accounted for as a pooling of interests transaction in which Concord issued approximately 24.0 million shares of its common stock.

   On August 21, 2000 Concord acquired Cash Station, Inc., a debit network. The acquisition was accounted for as a pooling of interests transaction in which Concord issued 2.5 million shares of its common stock.

   On January 31, 2000 Concord acquired National Payment Systems Inc. d/b/a Card Payment Systems, a reseller of payment processing services. The acquisition was accounted for as a pooling of interests transaction in which Concord issued 6.2 million shares of its common stock.

   The following table presents selected financial information split among Concord, Card Payment Systems, Cash Station, and STAR:

                                                              Three months
                                                                  ended
                                                                March 31
                                                            ------------------
                                                              2001      2000
                                                            --------  --------
                                                             (in thousands,
                                                            except per share
                                                                  data)
      Revenue:
        Concord...........................................  $360,766  $253,721
        Card Payment Systems (1)..........................       --      4,047
        Cash Station (2)..................................       --      4,676
        STAR (3)..........................................    15,396    42,144
        Intercompany eliminations (4).....................      (524)   (1,671)
                                                            --------  --------
        Combined revenue..................................  $375,638  $302,917
                                                            ========  ========
      Pro forma net income (loss):
        Concord...........................................   (28,920)   36,939
        Card Payment Systems (1)..........................       --        650
        Cash Station (2)..................................       --        329
        STAR (3)..........................................     2,928     3,594
        Pro forma provision for Card Payment Systems
         income taxes (5).................................       --       (260)
                                                            --------  --------
        Combined net income (loss)........................  $(25,992) $ 41,252
                                                            ========  ========
      Pro forma basic earnings (loss) per share combined..  $  (0.11) $   0.17
                                                            ========  ========
      Pro forma diluted earnings (loss) per share
       combined...........................................  $  (0.11) $   0.17
                                                            ========  ========

--------
(1) The 2000 amounts reflect the results of Card Payment Systems operations from January 1, 2000 through January 31, 2000 (unaudited). Results of operations from the effective merger date of February 1, 2000 are included in Concord amounts.
(2) The 2000 amounts reflect the results of Cash Station operations from January 1, 2000 through March 31, 2000 (unaudited). Results of operations from the effective merger date of July 1, 2000 are included in Concord amounts.
(3) The 2001 amounts reflect the results of STAR operations from January 1, 2001 through January 31, 2001. Results of operations from February 1 to March 31, 2001 are included in Concord amounts.

                       CONCORD EFS, INC. AND SUBSIDIARIES

                                (UNAUDITED)

                                 March 31, 2001

Note B--Business Combinations, continued

(4) All material activity between Concord and STAR has been eliminated.
(5) The results of operations include pro forma income taxes that would have been required if Card Payment Systems had been a taxable corporation. The former owners of Card Payment Systems were responsible for income taxes for the periods prior to the merger.

   Concord owns a majority interest in Primary Payment Systems, Inc., a risk management service, as a result of Concord's acquisitions of STAR and Cash Station. Primary Payment Systems is immaterial to Concord's financial statements.

   On February 7, 2000 Concord acquired Virtual Cyber Systems, Inc., an Internet software development company. The acquisition of Virtual Cyber Systems, for which Concord paid approximately $2.0 million, was accounted for as a purchase transaction and was immaterial to Concord's financial statements.

   Acquisition and restructuring charges were $125.4 million for the three months ended March 31, 2001. The expenses and charges are a result of a company-wide consolidation plan to address areas of operating redundancies created by our recent acquisitions. The plan includes consolidation of data centers and other facilities to eliminate redundancies, the reassignment or termination of certain employees timed to coincide with the integration of redundant processing platforms and the functional integration of the STAR organization into Concord. The charges include $63.9 million for combining various processing platforms, $16.0 million for the consolidation of duplicate products and internal systems, $15.6 million for accounting, legal and advisory fees, and $19.1 million for the termination of certain data center services contracts. In connection with the consolidation plan, Concord expects to eliminate approximately 250 positions, 73 of which have been eliminated as of March 31, 2001. The individual components of the expenses and charges are listed below. As of March 31, 2001, $89.3 million of these expenses were accrued but unpaid.

   As of March 31, 2001, expenses of $2.2 million, primarily related to Cash Station network deconversion costs, were accrued but unpaid.

   The following table details the activity in the restructuring charge accrual by category, in millions:

                                                       2001
                                                     Expenses
                                   Cash or  Balance  & Charges          Balance
Description                        Non-cash 12/31/00  Accrued  Activity 3/31/01
-----------                        -------- -------- --------- -------- -------
2000:
  Compensation and severance...... Cash       $1.0     $ --     $ 0.8    $ 0.2
  Network de-conversion costs..... Cash        2.4       --       0.4      2.0
2001:
  Office closings and operational
   deconversions.................. Cash        --       63.9      3.1     60.8
  Duplicate or abandoned products
   & systems...................... Cash        --        4.4      0.7      3.7
  Duplicate or abandoned products
   & systems...................... Non-cash    --       11.6      5.9      5.7
  Advisory, legal, & accounting... Cash        --       15.6     15.0      0.6
  Contract terminations........... Cash        --       19.1      8.7     10.4
  Compensation and severance...... Cash        --        9.8      2.0      7.8
  Other........................... Non-cash    --        1.0      0.7      0.3
                                              ----    ------    -----    -----
                                              $3.4    $125.4    $37.3    $91.5
                                              ====    ======    =====    =====

                       CONCORD EFS, INC. AND SUBSIDIARIES

                                (UNAUDITED)

                                 March 31, 2001

Note C--Comprehensive Income (Loss)

   Total comprehensive income (loss) was ($18,886) and $41,666, in thousands, for the three months ended, March 31, 2001 and 2000, respectively. Comprehensive income includes net income and the change in the unrealized gain or loss on securities available for sale arising during the period.

Note D--Earnings Per Share

   The following table sets forth the computation of basic and diluted earnings per share:

                                                                Three months
                                                               ended March 31
                                                              -----------------
                                                                2001     2000
                                                              --------  -------
                                                               (in thousands,
                                                              except per share
                                                                   data)
Numerator:
  Net income (loss).......................................... $(25,992) $41,512
                                                              ========  =======
Denominator:
  Denominator for basic earnings per share, weighted-average shares....................................................  241,664  238,636
  Effect of dilutive employee stock options..................      --     6,112
                                                              --------  -------
  Denominator for diluted earnings per share-adjusted
   weighted-average shares and assumed conversions...........  241,664  244,748
                                                              ========  =======
Basic (loss) earnings per share.............................. $  (0.11) $  0.17
                                                              ========  =======
Diluted (loss) earnings per share............................ $  (0.11) $  0.17
                                                              ========  =======

   Excluding acquisition costs and restructuring charges and related taxes, diluted earnings per share for the three month period ended March 31, 2001 and 2000 were $0.24 and $0.17, respectively.

   Earnings per share and related per share data have been restated to reflect all stock splits.

Note E--Operations by Business Segment

   Payment Services provides the systems and processing that allow retail clients to accept virtually any type of cashless payment, including all card types--credit, debit, electronic benefits transfer (EBT), fleet, prepaid and automated clearing house (ACH)--and a variety of check-based options. Payment Services also includes providing payment cards that enable drivers of trucking companies to purchase fuel and obtain cash advances at truck stops.

   Network Services includes terminal driving and monitoring for ATMs, transaction routing and authorization via credit and debit network gateways, and real-time card management and authorization for online debit and signature debit cards. We also operate the switch that connects a coast to coast network of ATMs and POS locations that accept debit cards issued by our member financial institutions. Our network access services include transaction switching and settlement.

                       CONCORD EFS, INC. AND SUBSIDIARIES

                                (UNAUDITED)

                                 March 31, 2001

Note E--Operations by Business Segment, continued

   Industry segment information, in thousands, for the three months ended March 31, 2001 and 2000 is presented below.

                                      Payment    Network
                                     Services   Services    Other      Total
                                     ---------  ---------  --------  ---------
2001
  Revenue........................... $ 227,860  $ 147,778  $    --   $ 375,638
  Cost of operations................  (185,839)   (84,429)      --    (270,268)
  Selling, general & administrative
   expenses.........................       --         --    (23,812)   (23,812)
  Acquisition & restructuring
   charges..........................   (21,787)  (103,575)      --    (125,362)
  Taxes & interest, net.............       --         --     17,985     17,985
  Minority interest in subsidiary...       --         --       (173)      (173)
                                     ---------  ---------  --------  ---------
Net income (loss)................... $  20,234  $ (40,226) $ (6,000) $ (25,992)
                                     =========  =========  ========  =========
2000
  Revenue........................... $ 190,397  $ 112,520  $    --   $ 302,917
  Cost of operations................  (150,821)   (71,694)      --    (222,515)
  Selling, general & administrative
   expenses.........................       --         --    (21,837)   (21,837)
  Acquisition & restructuring
   charges..........................      (776)       --        --        (776)
  Taxes & interest, net.............       --         --    (16,131)   (16,131)
  Minority interest in subsidiary...       --         --       (146)      (146)
                                     ---------  ---------  --------  ---------
Net income (loss)................... $  38,800  $  40,826  $(38,114) $  41,512
                                     =========  =========  ========  =========

Note F--Subsequent Event

   In April 2001 Concord increased its ownership position in Primary Payment Systems to 85% through the purchase of newly issued shares, which largely funded Primary Payment Systems' acquisition of Wally Industries, Inc. (doing business as WJM Technologies). The incremental investment was not material to Concord's financial statements.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                             19,031,849 Shares

                               Concord EFS, Inc.

                                  Common Stock


                                   --------
                                   PROSPECTUS
                                       , 2001
                                   --------

                              Salomon Smith Barney

                              Goldman, Sachs & Co.

                            William Blair & Company

                         Banc of America Securities LLC

                            Bear, Stearns & Co. Inc.

                              Merrill Lynch & Co.

                         Morgan Keegan & Company, Inc.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.


   SEC registration fee.......................................... $  260,915.30
   The Nasdaq National Market fee................................     17,500.00
   National Association of Securities Dealers fee................     30,500.00
   Legal fees and expenses.......................................    425,000.00
   Accounting fees and expenses..................................    150,000.00
   Printing and engraving expenses...............................    300,000.00
   Miscellaneous.................................................    116,084.70
                                                                  -------------
     Total....................................................... $1,300,000.00
                                                                  =============

--------

  *Except for the SEC registration fee, the Nasdaq National Market fee and the National Association of Securities Dealers fee, all of the foregoing fees and expenses are estimates. All of the above expenses will be borne by Concord.


Item 15. Indemnification of Officers and Directors.

   Section 145 of the Delaware General Corporation Law (DGCL) empowers a Delaware corporation to indemnify any person who is, or is threatened to be made, a party to any threatened, pending or completed legal action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that the person is or was an officer or director of such corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding, provided that the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the corporation's best interests, and, for any criminal action or proceeding, had no reasonable cause to believe the person's conduct was unlawful. A Delaware corporation may indemnify officers and directors in an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation in the performance of his or her duty. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify the director or officer against the expenses which the officer or director actually and reasonably incurred.

   In accordance with the DGCL, Concord's Restated Certificate of Incorporation, as amended, contains a provision to limit the personal liability of Concord's directors for breach of their fiduciary duty. This provision eliminates each director's liability to Concord or its stockholders for monetary damages except to the extent provided by the DGCL (1) for any breach of the director's duty of loyalty to Concord or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) under section 174 of the DGCL providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions or (4) for any transactions from which the director derived an improper personal benefit. The effect of this provision is to eliminate the personal liability of directors for monetary damages for actions involving a breach of their fiduciary duty of care, including any such actions involving gross negligence.

   Concord's Restated Certificate of Incorporation, as amended, and Bylaws provide for indemnification of Concord's officers and directors to the fullest extent permitted by applicable law. In addition, Concord maintains insurance policies which provide coverage for its officers and directors in certain situations where Concord cannot directly indemnify such officers or directors.

Item 16. Exhibits.


 Exhibit
 Number  Description of Exhibit
 ------- ----------------------
  1.1**  Form of Underwriting Agreement.

  4.1* Restated Certificate of Incorporation of the registrant is incorporated herein by reference to Exhibit 4.1 to the registrant's registration statement on Form S-8 (File No. 333-74215), filed on March 10, 1999.

  4.2* Certificate of Amendment to the Restated Certificate of Incorporation of the registrant is incorporated herein by reference to Exhibit 3.3 to Amendment No. 2 to the registrant's registration statement on Form
         S-3 (File No. 333-77829), filed on June 14, 1999.

  4.3*   By-Laws of the registrant are incorporated herein by reference to
         Exhibit 4.2 to the registrant's registration statement on Form S-8
         (File No. 333-74215), filed on March 10, 1999.

  4.4** Restated Certificate of Incorporation of the registrant (reflecting amendment approved by stockholders on May 24, 2001).

  5.1*   Opinion of Marcia E. Heister, General Counsel.

 23.1* Consent of Marcia E. Heister, General Counsel (included in Exhibit 5.1 hereto).

 23.2** Consent of Ernst & Young LLP (Concord EFS, Inc. years ended 1998, 1999 and 2000).

 23.3** Consent of Deloitte & Touche LLP (Star Systems, Inc. years ended 1999 and 2000).

 23.4** Consent of PricewaterhouseCoopers LLP (HONOR Technologies, Inc. year ended 1998).

 23.5**  Consent of Arthur Andersen LLP (Star System, Inc. year ended 1998).

 24.1*   Powers of Attorney.

--------

* Previously filed.


**Filed herewith.


Item 17. Undertakings.

   (a) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

   (b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

   (c) The undersigned registrant hereby undertakes that:

     (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this registration statement as of the time it was declared effective.

     (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this amendment to registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Memphis, State of Tennessee, on June 1, 2001.

                                          Concord EFS, Inc.

                                                   /s/ Dan M. Palmer
                                          By: _________________________________
                                                       Dan M. Palmer
                                                  Chairman of the Board of
                                                         Directors
                                                and Chief Executive Officer

   Pursuant to the requirements of the Securities Act, this amendment to registration statement has been signed by the following persons in the capacities and on the dates indicated:



              Signature                          Title                   Date
              ---------                          -----                   ----

         /s/ Dan M. Palmer             Chairman of the Board,        June 1, 2001
By: __________________________________  Chief Executive Officer,
            Dan M. Palmer               Director (Principal
                                        Executive Officer)

       /s/ Edward T. Haslam            Chief Financial Officer       June 1, 2001
By: __________________________________  (Principal Financial and
           Edward T. Haslam             Accounting Officer)

      /s/ Edward A. Labry III          President and Director        June 1, 2001
By: __________________________________
         Edward A. Labry III

                  *                    Director
By: __________________________________
         Douglas C. Altenbern

                  *                    Director
By: __________________________________
        J. Richard Buchignani

                  *                    Director
By: __________________________________
          Ronald V. Congemi

                  *                    Director
By: __________________________________
          Richard M. Harter

                  *                    Director
By: __________________________________
          Richard P. Kiphart

                  *                    Director
By: __________________________________
           Jerry D. Mooney

                  *                    Director
By:  ___________________________
         Paul L. Whittington


       /s/ Edward T. Haslam                                        June 1, 2001
*By: ___________________________


           Edward T. Haslam


           Attorney-in-fact

                                 EXHIBIT INDEX
                           TO REGISTRATION STATEMENT
                                  ON FORM S-3

                               CONCORD EFS, INC.


 Exhibit
 Number  Description of Exhibit
 ------- ----------------------
  1.1**  Form of Underwriting Agreement.

  4.1* Restated Certificate of Incorporation of the registrant is incorporated herein by reference to Exhibit 4.1 to the registrant's registration statement on Form S-8 (File No. 333-74215), filed on March 10, 1999.

  4.2* Certificate of Amendment to the Restated Certificate of Incorporation of the registrant is incorporated herein by reference to Exhibit 3.3 to Amendment No. 2 to the registrant's registration statement on Form
         S-3 (File No. 333-77829), filed on June 14, 1999.

  4.3*   By-Laws of the registrant are incorporated herein by reference to
         Exhibit 4.2 to the registrant's registration statement on Form S-8
         (File No. 333-74215), filed on March 10, 1999.

  4.4** Restated Certificate of Incorporation of the registrant (reflecting amendment approved by stockholders on May 24, 2001).

  5.1*   Opinion of Marcia E. Heister, General Counsel.

 23.1* Consent of Marcia E. Heister, General Counsel (included in Exhibit 5.1 hereto).

 23.2** Consent of Ernst & Young LLP (Concord EFS, Inc. years ended 1998, 1999 and 2000).

 23.3** Consent of Deloitte & Touche LLP (Star Systems, Inc. years ended 1999 and 2000).

 23.4** Consent of PricewaterhouseCoopers LLP (HONOR Technologies, Inc. year ended 1998).

 23.5**  Consent of Arthur Andersen LLP (Star System, Inc. year ended 1998).

 24.1*   Powers of Attorney.

--------

* Previously filed.


**Filed herewith.